UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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People’s United Financial, Inc.

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March 7, 2014

Dear Shareholder:

On behalf of the board of directors of People’s United Financial, Inc., I cordially invite you to attend our 2014 annual meeting of shareholders at 850 Main Street, Bridgeport, Connecticut on Thursday, April 17, 2014 at 10:00 a.m. The accompanying proxy statement details the actions on which you are asked to vote at the annual meeting. Please read it carefully.

Whether or not you choose to join us at the annual meeting, I urge you to complete, sign and date the proxy card and return it promptly in the postage-paid envelope to ensure that your shares are represented. You may also cast your vote by telephone or electronically, instead of by mail. If you have any questions about your proxy card, voting procedures or other matters set forth in the proxy statement, please feel free to call our Investor Relations department at 203-338-7228.

On behalf of our board of directors, our management team and all of our employees, I want to thank you for your investment in People’s United Financial and the continued opportunity to work for you.

Sincerely,

John P. Barnes

President and Chief Executive Officer

People’s United Financial, Inc. • 850 Main Street, P.O. Box 1580 • Bridgeport, Connecticut 06601-1580 • 203-338-7171

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 17, 2014

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of People’s United Financial, Inc. (“People’s United”) will be held on Thursday, April 17, 2014, at 10:00 a.m. local time at 850 Main Street, Bridgeport, Connecticut, for the following purposes:

1. To elect eight directors who, with the three directors whose terms of office do not expire at the annual meeting, will constitute the full board of directors of People’s United;

2. To cast a non-binding advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement;

3. To consider and vote upon a proposal to adopt the People’s United 2014 Long-Term Incentive Plan;

4. To consider and vote upon a proposal to amend the People’s United Directors’ Equity Compensation Plan;

5. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014; and

6. To act on any other proposal that may properly come before the annual meeting or any adjournment or postponement thereof.

We have fixed the close of business on February 19, 2014 as the record date for determination of shareholders entitled to notice of and to vote at the 2014 annual meeting or at any adjournment or postponement thereof. Record holders of People’s United common stock as of the record date are entitled to vote at the annual meeting.

A list of the holders of People’s United common stock entitled to vote at the annual meeting will be available for inspection on request by any People’s United shareholder for any purpose germane to the annual meeting at our headquarters, located at 850 Main Street, Bridgeport, Connecticut 06604, during normal business hours beginning no later than ten days prior to the date of the annual meeting and continuing through the date of the annual meeting.

WE URGE YOU TO COMPLETE AND RETURN PROMPTLY THE ACCOMPANYING PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. YOU MAY CAST YOUR VOTE BY TELEPHONE OR ELECTRONICALLY INSTEAD IF YOU SO CHOOSE. IF YOU WERE A SHAREHOLDER OF RECORD ON THE RECORD DATE AND ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY OR TELEPHONE OR ELECTRONIC VOTE AND VOTE IN PERSON.

By Order of the Board of Directors

Robert E. Trautmann, Secretary

Bridgeport, Connecticut

March 7, 2014

People’s United Financial, Inc. • 850 Main Street, P.O. Box 1580 • Bridgeport, Connecticut 06601-1580 • 203-338-7171

PROXY STATEMENT

General

We are furnishing this proxy statement to our shareholders in connection with the solicitation of proxies by our board of directors for use at the 2014 annual meeting of shareholders to be held on Thursday, April 17, 2014 at 10:00 a.m. local time at 850 Main Street, Bridgeport, Connecticut. At the 2014 annual meeting, holders of our common stock, $0.01 par value per share, will be asked to elect eight directors; to cast a non-binding advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement; to consider and vote upon a proposal to adopt the People’s United 2014 Long-Term Incentive Plan; to consider and vote upon a proposal to amend the People’s United Directors’ Equity Compensation Plan; to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014; and to act on any other proposal that may properly come before the annual meeting or any adjournment or postponement thereof.

We are furnishing this proxy statement and the enclosed form of proxy to our shareholders beginning on or about March 7, 2014.

Proxies

The accompanying form of proxy is for use at the 2014 annual meeting if you will be unable to attend in person or wish to have your shares voted by proxy even if you do attend the meeting. Instead of completing the accompanying form of proxy, you may cast a vote by telephone or electronically, by following the telephone or Internet voting instructions printed on the proxy card. You can revoke a vote cast by written proxy or by proxy authorized by telephone or electronically, at any time before the proxy is exercised, by submitting to our corporate secretary a written notice of revocation or a properly executed proxy bearing a later date, by casting a subsequent vote by telephone or electronically, or by attending the meeting and voting in person. However, attendance at the annual meeting will not in and of itself constitute revocation of a proxy or other previously cast vote. You should address any written notices of revocation and other communications with respect to the revocation of proxies to: People’s United Financial, Inc., 850 Main Street, Bridgeport, Connecticut 06604, Attention: Corporate Secretary. In addition, if your shares of common stock are not registered in your name, you will need additional documentation from the record holder(s) of such shares to vote in person at the annual meeting.

All shares of common stock represented by properly executed or telephonically or electronically authorized proxies received pursuant to this solicitation, and not subsequently revoked, will be voted at the annual meeting in the manner specified by the shareholder submitting the proxy. If no specification is made, the proxies will be voted “for” the election of each of the nominees for director identified in this proxy statement; “for” the advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement; “for” the proposal to adopt the 2014 Long-Term Incentive Plan; “for” the proposal to amend the Directors’ Equity Compensation Plan; “for” ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014; and in the discretion of the proxy holders, as to any other matter that may properly come before the annual meeting.

We will bear the entire cost of soliciting proxies. In addition to the solicitation of proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of our stock and secure their voting instructions, if necessary. We will reimburse those record holders for their reasonable expenses in doing so. We may also use our regular employees, who will not be specially compensated, to solicit proxies from shareholders, either personally or by telephone, facsimile, other electronic means, or special or express delivery letter.

Record Date and Voting Rights

The board of directors has fixed February 19, 2014 as the record date for determining our shareholders entitled to notice of and to vote at the 2014 annual meeting. Only holders of record of shares of common stock at the close of business on that date are entitled to notice of and to vote at the annual meeting. On the record date, there were approximately 19,700 holders of record of our common stock and 310,232,232 shares of our common stock outstanding.

Shares representing a majority of the votes entitled to be cast at the annual meeting must be present in person or by proxy at the annual meeting in order for a quorum to be present. Shares of common stock present but not voting, and shares for which proxies have been received but with respect to which holders of such shares have abstained, will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business at the annual meeting. Shares represented by proxies returned by a broker holding such shares in nominee or “street” name will be counted for purposes of determining whether a quorum exists, even if those shares are not voted on matters where discretionary voting by the broker is not allowed (known as broker non-votes).

Each share of common stock entitles a holder of record on the record date to one vote on each matter to be presented at the annual meeting, and all such shares vote together as a single class. The voting requirements for each matter presented are as follows:

•	For a nominee to be elected as a director, more votes must be cast “for” that nominee than are withheld from that nominee.

•

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting is necessary for advisory approval of the compensation of our named executive officers as disclosed in this proxy statement. Your vote on this item is advisory and will not be binding. However, the Compensation, Nominating and Governance Committee expects to take the outcome of the vote into account in connection with future executive compensation decisions.

•

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting is necessary to approve adoption of the 2014 Long-Term Incentive Plan, to approve the amendments to the Directors’ Equity Compensation Plan, and to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014.

Abstentions from voting and broker non-votes will not be deemed to have been cast either “for” or “against” approval of the matters to be considered and voted upon at the annual meeting. Abstentions and broker non-votes will have no effect on the outcome of voting for the election of directors, and will have the effect of a vote “against” the advisory vote regarding approval of the compensation of our named executive officers disclosed in this proxy statement, “against” approval of the adoption of the 2014 Long-Term Incentive Plan, “against” approval of the amendments to the Directors’ Equity Compensation Plan, and “against” ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of February 19, 2014 with respect to beneficial ownership of our common stock by any person or group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 who is known by us to be the beneficial owner of more than five percent of the common stock.

Name and Address of Beneficial Owners	Number of Shares; Nature of Beneficial Ownership(1)		Percent of Common Stock Owned(2)
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	21,298,295	(3)	6.9%

State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	35,882,109	(4)	11.6%

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	21,140,914	(5)	6.8%

(1)	Based on information in the most recent Schedule 13D or 13G filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, unless otherwise indicated.
(2)	Shares reported as owned as of date indicated on the Schedule as filed, expressed as a percentage of shares outstanding as of February 19, 2014.
(3)	BlackRock, Inc. reports having sole voting power with respect to 18,029,119 of these shares, and sole dispositive power with respect to all of these shares.
(4)	State Street Corporation reports having shared voting and dispositive power with respect to all of these shares.
(5)	The Vanguard Group, Inc. reports having sole voting power with respect to 527,451 of these shares, sole dispositive power with respect to 20,660,526 of these shares, and shared dispositive power with respect to 480,388 of these shares.

We do not know of any other person who is the beneficial owner of more than 5% of our common stock as of the specified date.

Security Ownership of Management

The following table sets forth, as of February 19, 2014, the beneficial ownership of common stock by each director, each nominee for election as a director, each named executive officer (as defined below) who is not also a director, and by all directors and executive officers as a group. Except as indicated in the notes following the table, each person has sole voting and investment power with respect to the shares listed as being beneficially owned by such person.

	Common Stock
	Amount and Nature of Beneficial Ownership	Percent of Class
Directors and Nominees
John P. Barnes	1,074,048	*
Collin P. Baron	408,817	*
Kevin T. Bottomley	140,761	*
George P. Carter	455,136	*
John K. Dwight(a)	225,369	*
Jerry Franklin	285,943	*
Janet M. Hansen	338,231	*
Richard M. Hoyt	388,856	*
Nancy McAllister	—	*
Mark W. Richards(a)	280,800	*
Kirk W. Walters	804,877	*

Named Executive Officers(b)
Robert R. D’Amore	1,367,164	*
Lee C. Powlus	233,135	*
Jeffrey J. Tengel	302,707	*
All Directors, Nominees and Executive Officers as a Group (18 persons)	7,272,320	2.3%

*	Denotes beneficial ownership of less than one-half of one percent of the outstanding shares of common stock.
(a)	Does not include additional shares owned by a non-qualified benefit trust for the benefit of Messrs. Dwight (98,555 shares) and Richards (154,257 shares) with respect to which the named directors have neither investment nor voting authority.
(b)	The named executive officers consist of (1) the Chief Executive Officer (Mr. Barnes) and the Chief Financial Officer (Mr. Walters), and (2) the three most highly compensated executive officers of the Company other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers at year-end.

Stock ownership totals include shares of common stock that are: vested but remain subject to transfer restrictions (Column A); subject to forfeiture if certain conditions are not satisfied (Column B); held indirectly through benefit plans (Column C); or subject to acquisition whether upon the exercise of stock options or otherwise within 60 days from February 19, 2014 (Column D), as follows:

	A	B	C	D
Directors:
John P. Barnes	—	154,194	6,021	702,064
Collin P. Baron	7,401	7,362	—	194,415
Kevin T. Bottomley	—	7,362	—	—
George P. Carter	7,401	13,362	—	236,679
John K. Dwight	7,401	7,362	—	106,928
Jerry Franklin	7,401	7,362	—	194,415
Janet M. Hansen	7,401	7,362	—	194,415
Richard M. Hoyt	7,401	7,362	—	194,415
Nancy McAllister	—	—	—	—
Mark W. Richards	7,401	7,362	—	106,928
Kirk W. Walters	—	106,735	6,155	512,410

Named Executive Officers:
Robert R. D’Amore	—	51,970	59,516	865,471
Lee C. Powlus	—	44,551	3,006	165,047
Jeffrey J. Tengel	—	67,778	1,010	208,642
All Directors, Nominees and Executive Officers as a Group (18 persons)	51,807	574,637	93,404	4,343,185

A small number of shares are held indirectly in benefit plans but remain subject to forfeiture if certain conditions are not satisfied. These shares are included in Column C but not in Column B. The number of shares reported in this manner is 238 shares for Mr. Tengel and 812 shares for all directors, nominees and executive officers as a group.

ITEM I. ELECTION OF DIRECTORS

Our certificate of incorporation provides for the annual election of directors for one-year terms expiring at the next annual meeting. However, prior to 2013 the certificate of incorporation provided for a classified board and the election of directors for three-year terms. The three directors who were elected at the 2012 annual meeting will continue to hold their offices until their terms expire in 2015 and are not standing for re-election at the 2014 annual meeting.

Our certificate of incorporation provides that there will be between five and fifteen members of the board of directors, as fixed by resolution of the board. The board of directors has resolved that there will be eleven members of the board following the 2014 annual meeting. Therefore, at the annual meeting, eight directors will be elected to serve for one-year terms. The terms of John P. Barnes, Collin P. Baron, Kevin T. Bottomley, John K. Dwight, Janet M. Hansen, Richard M. Hoyt, Nancy McAllister and Mark W. Richards expire at the 2014 annual meeting, and each has been nominated for re-election. Each nominee has consented to being named in this proxy statement and to serve as a director if elected. Directors elected at the annual meeting will serve until their respective successors have been elected and qualified. The persons named in the proxy intend to vote shares under the authority granted by the proxy for the election of all nominees named below. If any of the nominees should be unable to serve, the persons named in the proxy will use their discretion in voting the shares represented by such proxies.

Certain information concerning the nominees and the directors continuing in office, including ages as of March 1, 2014 and the business experience of each during the past five years, is set forth below. Information regarding each director’s length of service as a director includes such person’s term of service as a director of People’s United Bank (which we refer to as the Bank), if he or she was elected prior to 2007.

The board of directors recommends that shareholders vote “for” the election of each of the nominees listed below.

NOMINEES TO THE BOARD OF DIRECTORS

John P. Barnes, age 58, was named President and Chief Executive Officer of People’s United on July 22, 2010. Mr. Barnes had been serving as interim President and Chief Executive Officer since April 25, 2010. Prior to that date, Mr. Barnes had served as Senior Executive Vice President and Chief Administrative Officer for People’s United following the acquisition of Chittenden Corporation in early 2008. Mr. Barnes served as an Executive Vice President of Chittenden since 1997. He became a member of our board in 2010 and is a member of the Enterprise Risk and the Treasury and Finance Committees and a member of the Bank’s Loan Review and Trust Committees.

Mr. Barnes has worked in the financial services industry since 1983, when he joined Chittenden after five years with the FDIC in Boston. He became Senior Vice President and Chief Credit Policy Officer in 1988. In 1990 he was named to head the Credit Policy and Administration division. In 2002, he was appointed Executive Vice President in charge of the newly formed Chittenden Services Group, which included Information Technology, Operations, Mortgage Banking, Cash Management and other centralized services for the corporation. Mr. Barnes is a graduate of Northeastern University and received his MBA from the University of Vermont.

The board believes that Mr. Barnes, as our chief executive officer, has a critical role to play as a representative of management on the board. For this reason, the board expects that for as long as Mr. Barnes serves as our chief executive officer, the board will recommend him for election to our board of directors. Mr. Barnes also serves as the chairman of The People’s United Community Foundation.

Collin P. Baron, age 66, is a member of the law firm of Pullman & Comley, LLC, a full-service law firm with offices in major Connecticut cities and in White Plains, N.Y. He has been affiliated with the firm since 1973. Mr. Baron became a director in 2001. He serves as a member of the Enterprise Risk Committee and chairs the Treasury and Finance Committee. He also serves as a member of the Bank’s Loan Review Committee.

A graduate of the University of Virginia and the George Washington University National Law Center, Mr. Baron has more than 40 years of experience in corporate, health care and banking law. He is a member of the Connecticut Health Lawyers Association and American Health Lawyers Association. He is a member of the Banking Law Committee of the American Bar Association. He has also been an active member of the greater Bridgeport business, legal and philanthropic community.

In evaluating Mr. Baron’s qualifications for board service, the board determined that Mr. Baron’s expertise in corporate and banking law, coupled with his past experience as a member of the Bank’s and our board of directors and thus his familiarity with our operations, qualify him to serve on our board and enhance the overall mix of skills among board members.

The board also considered the fact that Mr. Baron is a principal at a law firm that does business with the Bank and determined that this relationship does not compromise Mr. Baron’s ability to serve effectively as a director of the Company. In February of this year, the board determined that Mr. Baron met the criteria for independence under applicable NASDAQ listing standards.

Kevin T. Bottomley, age 61, served as President and Chief Executive Officer of Danvers Bancorp, Inc. and its principal subsidiary, Danversbank, from 1996 until the merger of Danvers with People’s United in July 2011. Mr. Bottomley became a member of our board on July 1, 2011 when the merger became effective. He is a member of the Treasury and Finance Committee and of the Bank’s Loan Review and Trust Committees. Mr. Bottomley also serves as chairman of the board of directors of The Danversbank Charitable Foundation, Inc.

Mr. Bottomley has extensive experience in the financial services industry. In addition to his executive positions with Danvers, Mr. Bottomley had served as Chairman of the Danvers board of directors since 2003. Prior to joining Danvers, he was the Chief Lending Officer and Executive Vice President at Boston Private Bank & Trust Company. Mr. Bottomley began his career at Bankers Trust in 1976 in the Asia Pacific Division in the Reverse Multinational Group and in its London Branch. Mr. Bottomley earned his undergraduate degree from Harvard College in 1974 and his MBA from the University of Virginia in 1976.

Mr. Bottomley’s qualifications to serve on the board include his demonstrated experience in executive leadership, strategic planning and governance of a public company. As a resident of northeastern Massachusetts, Mr. Bottomley adds geographic diversity to the board, and is a valuable source of insight and knowledge regarding the banking market in this portion of our market area, including the greater Boston region.

John K. Dwight, age 69, became a member of the board of directors on January 1, 2008 following completion of the merger of Chittenden Corporation into People’s United. Mr. Dwight had served as a director of Chittenden since 1999. He is the founder and Chairman of Dwight Asset Management Company, a registered investment advisor managing over $60 billion in fixed income assets for insurance companies, stable value funds, and other institutional clients. Mr. Dwight is a former director of Old Mutual Asset Management US Holdings, Inc., a founding member of the Stable Value Investment Association and the Vermont Security Analysts Chapter. In addition, Mr. Dwight is a trustee of St. Lawrence University and the Shelburne Museum.

Mr. Dwight has more than 20 years’ experience as a director of a publicly-held bank holding company, having served as a director and member of the audit committee of Eastern Bancorp, Inc. (parent of Vermont Federal Bank), a director of Vermont Financial Services Corporation (parent of Vermont National Bank), and a director of Chittenden (parent of multiple banks).

In evaluating Mr. Dwight’s qualifications as a director, the board considered the contribution that his extensive expertise in the area of asset management and his considerable financial acumen has made to his board service. The board determined that he brings to his role as director a strong proficiency in the area of analyzing and evaluating both company financial statements and complex financial instruments, which enhances his service not only as a member of the board but also as a member of its Enterprise Risk and its Treasury and Finance Committees and as chair of the Bank’s Trust Committee.

The board also determined that the diversity of perspective of the board as a whole benefits from Mr. Dwight’s status as a resident of Vermont and a very active member of the greater Burlington, Vermont community. We have extensive operations in Vermont by virtue of our 2008 acquisition of Chittenden.

Janet M. Hansen, age 71, was employed as Executive Vice President of Aquarion Company, a diversified water management company, from 1995 until her retirement in March 2005. Mrs. Hansen served as Aquarion’s Treasurer and Chief Financial Officer from 1992 through 1999. Aquarion was, until its acquisition by Kelda Group, plc in 2000, a publicly-held company listed on the New York Stock Exchange. Mrs. Hansen was President and Chief Executive Officer of Aquarion’s principal operating subsidiary, Aquarion Water Company, from 2000 to 2003. She served in a variety of other financial positions during her 29 year tenure with Aquarion in addition to the positions specifically noted above.

Mrs. Hansen became a member of the board of directors in February 2004. She is Chairwoman of the Enterprise Risk Committee and a member of the Audit and Treasury and Finance Committees. She also serves on the board of directors of the University of Connecticut Foundation. Ms. Hansen served on the board of directors of Pennichuck Corporation (a publicly-owned holding company for a group of water utilities and related businesses) until the sale of that company in late January 2012. Mrs. Hansen is a graduate of Salem State College and has an MBA in Finance from the University of Connecticut. She is also a graduate of the Advanced Management Program and the International Senior Management Program at Harvard University.

In determining Mrs. Hansen’s qualifications for the position of director, and her contributions to the board’s overall mix of skills and attributes, the board noted that Mrs. Hansen’s financial background and her past experience as Treasurer and Chief Financial Officer of a publicly-held company and as director and member of the audit committee of Pennichuck Corporation enhance her contribution to the board’s Audit and Treasury and Finance Committees.

In her various roles at Aquarion, Mrs. Hansen had extensive experience with the preparation and evaluation of financial statements. She has a detailed understanding of generally accepted accounting principles, internal controls, and financial reporting procedures. She is also intimately familiar with the role of a public company audit committee, having not only worked closely with Aquarion’s audit committee, but also having served on our Audit Committee and the audit committees of Pennichuck Corporation and Gateway Bank (acquired in 1994 by a subsidiary of a predecessor to Bank of America Corporation). For these reasons, the board has identified Mrs. Hansen as an audit committee financial expert. Mrs. Hansen is also active in the Greater Bridgeport community, serving as a member of the audit committees of the University of Connecticut Foundation and Bridgeport Hospital.

Richard M. Hoyt, age 71, is affiliated with two privately held Connecticut-based companies. He is President and Chief Executive Officer of Chapin & Bangs Co., a steel service and processing center based in Bridgeport, Connecticut, and is Chairman and Chief Executive Officer of Lindquist Steels, Inc., a distributor of tool steel based in Stratford, Connecticut with operations in Columbia, South Carolina and Knoxville, Tennessee. He has occupied each of these positions for more than five years. In his role as chief executive officer of these companies, Mr. Hoyt has overall responsibility for all aspects of their business, including their financial condition and performance. Mr. Hoyt also serves as a director of Bridgeport Hospital and previously served as a director of the Yale New Haven Health System. Mr. Hoyt, a graduate of Yale University, was first elected as a director in 2002. Mr. Hoyt is a member of the Audit and Enterprise Risk Committees, and serves as chair of the Compensation, Nominating and Governance Committee.

In assessing Mr. Hoyt’s qualifications for board service and the contributions he brings to the board’s total mix of skills and attributes, the board gave favorable weight to Mr. Hoyt’s perspective as a small business owner and his extensive involvement in the greater Bridgeport community, noting that Mr. Hoyt serves on the audit and finance committees of Bridgeport Hospital and on the audit, finance and investment committees of the Yale New Haven Health System. In addition, the board gave positive consideration to Mr. Hoyt’s past experience as a director of Connecticut Energy Corporation (former parent of the Southern Connecticut Gas Company) from 1992 until its acquisition by Energy East Corporation in 2002 and to his past service as a member of our board and of the Audit and Compensation, Nominating and Governance Committees.

Nancy McAllister, age 54, became a member of the board of directors in September 2013. She is a member of the Treasury and Finance Committee and the Bank’s Loan Review Committee. Ms. McAllister also serves as a member of the board of directors of PennyMac Mortgage Investment Trust, a specialty finance company that invests primarily in residential mortgage loans and mortgage-related assets.

Until May 2011, Ms. McAllister was Americas Co-Head, Financial Institutions Group, Investment Banking, at Credit Suisse Securities (USA) LLC, a diversified financial services firm. Her group covered banks, insurance companies, specialty finance, asset management and financial technology institutions. From 1991 to September 2008, Ms. McAllister was employed by Lehman Brothers, Inc., where she held a variety of executive positions, including managing director and co-head of the depository institutions and debt capital markets groups. Ms. McAllister holds a BA from the University of Virginia.

In evaluating Ms. McAllister’s qualifications as a director, the board noted that she is a seasoned business executive with deep knowledge of the capital markets and significant experience in financial services, including investment banking. In addition, Ms. McAllister is a resident of New York and is familiar with the New York market, an area of increasing importance to our business.

Mark W. Richards, age 68, became a member of the board of directors effective January 1, 2008 immediately following completion of the merger of Chittenden into People’s United. Mr. Richards had served as a director of Chittenden from 1999 until its merger with People’s United. He is President of The Richards Group in Brattleboro, Vermont, an independent, full-service insurance and financial services firm specializing in providing risk management, employee benefits and investment advisory services to individuals, families, and businesses primarily in Vermont and New Hampshire. Until 2008, Mr. Richards was also vice president and the majority owner of Lyon Travel Agency, a privately-owned, nationally-recognized provider of travel management services. Mr. Richards is a member of the Audit and the Compensation, Nominating and Governance Committees. He also serves as a member of the Bank’s Trust and Loan Review Committees.

Mr. Richards is a graduate of Williams College, and served as an officer in the U.S. Navy for three years.

The board has determined that by virtue of his background in insurance-related financial services, Mr. Richards provides the board with an important perspective, especially with respect to the Bank’s wealth management division, which includes an insurance brokerage subsidiary. The board also considered that Mr. Richards has more than 20 years’ experience as a director of a public company and director of a financial services organization, having formerly served as a director of Vermont Financial Services Corporation (parent of Vermont National Bank) from 1988 to 1999, and Chittenden (parent of multiple banks) from 1999 until Chittenden’s merger into People’s United effective January 1, 2008. In addition, the board considered Mr. Richards’ more recent experience as a member of the Enterprise Risk Committee.

Mr. Richards is a resident of southern Vermont and an active member of the greater Vermont/New Hampshire community. Mr. Richards brings an element of geographic diversity to his service on the board and is able to provide insight and counsel to the entire board with respect to this portion of the Bank’s market area.

INFORMATION CONCERNING DIRECTORS CONTINUING IN OFFICE

Each of the individuals listed below was elected to the board at the 2012 annual meeting for a three-year term expiring at the 2015 annual meeting.

George P. Carter, age 77, is the President of Connecticut Foods, Inc. Mr. Carter was first elected to the board in 1976. He serves as our non-executive chairman, and also serves as chairman of the Audit Committee and as a member of the Compensation, Nominating and Governance and the Enterprise Risk Committees, and the Bank’s Loan Review Committee.

Mr. Carter has significant experience as a member of both the board of directors and the audit committee of a financial services company, having served as a member of the Bank’s board of directors since 1976 and as a member of its Audit Committee since 1981. He became Chairman of the Bank’s Audit Committee in 1987 and chairman of the Audit Committee of People’s United at the time of its formation in 2007. Mr. Carter is a graduate of Michigan State University, with a BS in business and has been a business owner since 1969. He is active in community and philanthropic affairs and serves as a member of the board of directors of The People’s United Community Foundation and of Bridgeport Hospital.

In considering Mr. Carter’s contributions to the board and his skills and qualifications for board service, the board noted that over his more than 35 years of board service Mr. Carter has developed a level of expertise in banking matters and an in-depth familiarity with People’s United and our various businesses that enhance his contributions to the board. The board also cited the benefit to the board’s deliberative process provided by Mr. Carter’s long-term perspective, noting that Mr. Carter has been a member of the board throughout a number of business cycles.

Jerry Franklin, age 66, is the President and Chief Executive Officer of Connecticut Public Broadcasting Inc., a position he has held since 1985. Mr. Franklin was elected to the board of directors in 1997 and is a member of the Audit and Enterprise Risk Committees. Mr. Franklin also serves as chairman of the Bank’s Loan Review Committee.

Mr. Franklin has spent his entire professional career in the communications field. Following his honorable discharge from the U.S. Air Force in 1970, Mr. Franklin received a bachelor of science in political science and journalism from Georgia Southern University and a master of arts in telecommunications management from Indiana University. Mr. Franklin’s position with Connecticut Public Broadcasting involves overall responsibility for all aspects of that corporation’s business, including its financial condition and performance. Specifically, Mr. Franklin has responsibility for oversight of that company’s financial management, investment policies, and budget.

The board has concluded that the board as a whole benefits from the perspective provided by Mr. Franklin by virtue of his professional background and his experience as chief executive officer of a non-profit organization. In addition, the board considered the contributions Mr. Franklin has made to the board by virtue of his experience as a director of the Bank (and a current member of its Loan Review Committee) and later People’s United, a member of the Audit Committee and a former member of the Compensation, Nominating and Governance Committee.

Kirk W. Walters, age 58, joined People’s United on March 16, 2011 as a Senior Executive Vice President and Chief Financial Officer. He was also appointed as a member of the board of directors on that date. Mr. Walters had most recently served as Senior Executive Vice President and a member of the board of directors of Santander Holdings USA, Inc., the parent company of Sovereign Bank. He joined Sovereign in February 2008 as Executive Vice President and Chief Financial Officer and served as interim President and Chief Executive Officer from October 2008 until Banco Santander acquired the bank in February 2009. Prior to joining Sovereign, Mr. Walters was Executive Vice President and Chief Financial Officer of Chittenden Corporation from 1996 to 2008. Mr. Walters is a member of the Enterprise Risk Committee and the Bank’s Loan Review and Trust Committees.

Mr. Walters, who holds an undergraduate degree in accounting from the University of Southern California, has worked in the banking industry for more than 25 years, much of it in the Northeast. This experience and his position as our chief financial officer are significant factors in the board’s evaluation of Mr. Walters’ qualifications for service as a director.

Except as set forth above, during the past five years no director or nominee has had a principal occupation or employment with us or any of our subsidiaries or other affiliates. No director or nominee is related by blood, marriage or adoption to any of our executive officers or any executive officer of our subsidiaries or other affiliates.

With the exception of Messrs. Barnes, Bottomley and Walters, each person nominated for reelection as a director at the 2014 annual meeting and each of the directors continuing in office is “independent” for purposes of the applicable listing standards of The Nasdaq Stock Market.

Meetings of the Board of Directors and its Committees

During 2013, our board of directors held 12 meetings. No director attended fewer than 75% of the aggregate of (a) the total number of meetings of the board held while he or she was a director and (b) the total number of meetings held by all committees of the board on which he or she served.

The board of directors encourages all directors to attend the annual meeting of shareholders. All ten of the individuals serving as directors at the time of the 2013 annual meeting of shareholders attended that meeting.

Board of Directors Committees

Our board of directors has four standing committees: the Audit Committee; the Compensation, Nominating and Governance Committee; the Enterprise Risk Committee; and the Treasury and Finance Committee. The charter of each of these committees is posted on our website (www.peoples.com) under the heading “Investor Relations—Corporate Governance—Board and Committee Structure.”

Audit Committee. The Audit Committee met 11 times during 2013. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Each member of the Audit Committee is “independent,” as that term is defined in Rule 5605(a)(2) of the listing standards of The Nasdaq Stock Market. Each member of the Audit Committee also satisfies the more stringent definition of independence required for members of audit committees generally, as set forth in Rule 5605(c)(2)(A) of the listing standards of The Nasdaq Stock Market. The members of the Audit Committee are George P. Carter (Chairman), Jerry Franklin, Janet M. Hansen, Richard M. Hoyt and Mark W. Richards. The Audit Committee is responsible for monitoring our accounting practices and internal controls, including the supervision of an annual audit of our financial statements by independent registered public accountants.

Our board of directors has adopted a written charter for the Audit Committee, including provisions recognizing the specific audit committee responsibilities imposed by the Sarbanes-Oxley Act of 2002, Securities and Exchange Commission rules implementing that Act, and the listing standards of The Nasdaq Stock Market. A copy of the charter is available on our website at www.peoples.com.

The board of directors has determined that Janet M. Hansen, a member of the Audit Committee, qualifies as an “audit committee financial expert” within the meaning of applicable Securities and Exchange Commission regulations.

Compensation, Nominating and Governance Committee. The Compensation, Nominating and Governance Committee, which is comprised of Richard M. Hoyt (Chairman), George P. Carter, and Mark W. Richards, met 11 times during 2013. Each member of this committee is “independent,” as that term is defined in Rule 5605(a)(2) of the listing standards of The Nasdaq Stock Market. Each member of the Compensation, Nominating and Governance Committee also satisfies the more stringent standards for members of compensation committees generally, as set forth in Rule 5605(d)(2)(A) of the listing standards of The Nasdaq Stock Market. The Compensation, Nominating and Governance Committee is responsible for making policy decisions concerning our compensation and benefit programs, and conducts periodic performance reviews of our senior and executive officers. The Compensation, Nominating and Governance Committee also recommends nominees for election as directors to the full board of directors. A current copy of the Compensation, Nominating and Governance Committee charter is available on our website at www.peoples.com.

The Compensation, Nominating and Governance Committee engages an independent compensation consultant to assist it in the annual compensation process. The consultant is retained by and reports to the Compensation, Nominating and Governance Committee. The consultant provides expertise and information about competitive trends in the employment marketplace, including established and emerging compensation practices at other companies. The consultant also provides survey data, and assists in assembling relevant comparison groups for various purposes and establishing benchmarks for particular components of core compensation from the survey and comparison group data. The Committee engaged the firm of Towers Watson to serve as its independent compensation consultant during 2013.

Management may engage one or more consultants to provide additional information, advice, and professional services related to other aspects of the compensation and benefits function. These consultants work primarily with management but may also communicate directly with the Compensation, Nominating and Governance Committee. The consultant engaged to assist the Compensation, Nominating and Governance Committee in the annual compensation process may also be engaged to perform some of these additional services. We paid Towers Watson less than $10,000 for services other than those relating executive and director compensation in 2013.

The Compensation, Nominating and Governance Committee has adopted a policy requiring that the terms of engagement of the compensation consultant be set forth in an annual engagement agreement, with such agreement to set forth the scope of work to be undertaken in connection with matters relating to executive compensation. The engagement agreement also requires the compensation consultant to provide periodic reports to the Committee of any work performed by the consultant for us or any of our affiliates, other than work relating to executive compensation. The purpose of this policy is to ensure that the Committee maintains an appropriate level of control over the compensation consultant and its activities on our behalf. Towers Watson’s work on our behalf and on behalf of the Committee has not raised any conflicts of interest.

Enterprise Risk Committee. The Enterprise Risk Committee met 11 times during 2013. The Committee is comprised of Janet M. Hansen (Chairwoman), John P. Barnes, Collin P. Baron, George P. Carter, John K. Dwight, Jerry Franklin, Richard M. Hoyt and Kirk W. Walters. The Enterprise Risk Committee assists the board of directors in its oversight of management’s implementation of our enterprise-wide risk management process, makes recommendations to the board concerning risk tolerance, and assesses our corporate strategy in light of our risk tolerance.

Treasury and Finance Committee. The Treasury and Finance Committee met six times during 2013. The Committee is comprised of Collin P. Baron (Chairman), John P. Barnes, Kevin T. Bottomley, John K. Dwight, Janet M. Hansen, and Nancy McAllister. The Treasury and Finance Committee assists the board of directors in its oversight of our asset-liability management goals and strategy.

Board Leadership Structure; Board’s Role in Risk Oversight

Leadership Structure. The board separated the position of Chief Executive Officer from that of chairman in 2008 during a time of unexpected leadership transition. The board believes that good corporate governance requires having an independent director assume a formal board leadership role. Our bylaws now require that the non-executive chairman of the board be an independent director, as that term is defined pursuant to the listing requirements established by The Nasdaq Stock Market, Section 10A of the Securities Exchange Act of 1934, and, because the chairman occupies the same position on the board of directors of the Bank, the rules and regulations of the Federal Deposit Insurance Corporation relating to the independence of directors.

George P. Carter has served as non-executive chairman of the board since 2008. In this role, Mr. Carter’s responsibilities include chairing meetings of the board of directors; approving board agendas and meeting schedules and ensuring appropriate information flow; acting as liaison between the non-management members of the board and management; meeting periodically with the Chief Executive Officer for informal discussion concerning major issues involving our business and operations; and providing input to the Compensation, Nominating and Governance Committee concerning the performance of the Chief Executive Officer.

Board’s Role in Risk Oversight. Given the importance of the Bank’s operations and the possible impact on us of risks associated with Bank activities, we and the Bank have adopted an integrated risk management oversight structure designed to ensure that all significant risks are actively monitored by the board or a board-level committee. All members of our board of directors are also members of the board of directors of the Bank.

Role of the Enterprise Risk Committee. The Enterprise Risk Committee of the board has been established to assist the board in fulfilling its responsibility to oversee our enterprise risk management (ERM) framework and associated policies and practices. The Enterprise Risk Committee has been assigned authority to oversee management’s implementation of our risk management process; to make recommendations to the full board concerning risk appetite; and to assess our corporate strategy in light of our risk appetite. The Enterprise Risk Committee’s role is to oversee and monitor management’s implementation of our risk-management process; management is responsible for establishing and maintaining an effective risk management framework.

The Enterprise Risk Committee coordinates its oversight of enterprise risk with the Bank’s Loan Review Committee (which oversees certain aspects of credit and concentration risk); the Treasury and Finance Committee (which oversees aspects of liquidity and interest rate risk); the Bank’s Trust Committee (which oversees fiduciary risk); and the Compensation, Nominating and Governance Committee (which oversees incentive compensation risk). Additional information regarding the involvement of board committees other than the Enterprise Risk Committee is provided below. Ultimate responsibility for oversight of risk throughout the entire enterprise rests with the Enterprise Risk Committee.

The primary responsibilities of the Enterprise Risk Committee include: (i) approving and overseeing our ERM policy; (ii) ongoing monitoring of information demonstrating our administration of established ERM policy; (iii) evaluating the adequacy and effectiveness of our ERM framework; (iv) monitoring the activities of the Chief Risk Officer and the Executive Risk Oversight Committee (EROC), a management-level committee comprised of senior executives including the Chief Executive Officer and Chief Financial Officer; and (v) reviewing information provided by management and the Compensation, Nominating and Governance Committee concerning the integration of risk management and control objectives into management goals and our compensation structure.

The Enterprise Risk Committee also has responsibility to review management’s assessments concerning specific risks, including: credit risk; market/interest rate risk; liquidity risk; incentive compensation risk; reputation risk; strategic risk; operational risk; compliance and regulatory risk; risk related to mergers and acquisitions, including risks associated with the due diligence process and integration risk; fiduciary risk and technology risk. The Enterprise Risk Committee will also receive additional updates and progress reports concerning the management of risks that contain elements that, in the opinion of management and/or the Committee, warrant an additional level of management reporting and oversight. The Enterprise Risk Committee has responsibility for oversight of our operational risks. These include risks arising from fraud, error, or the inability to deliver products or services and manage information. It also monitors risk mitigation processes related to information and physical security, business continuity and compliance.

Our Chief Risk Officer is the head of the Risk Management Division and is the individual designated by the board to administer our ERM program. Primary responsibilities of the Chief Risk Officer include: (i) formulation of our risk appetite statement and framework; (ii) establishment of appropriate processes to ensure that deviations from risk appetite triggers and limits are identified, reported to executive management and the Enterprise Risk Committee, and corrective action is taken in a timely manner; (iii) development and implementation of our ERM program framework; (iv) establishment, implementation and administration of certain risk management policies; and (v) ensuring appropriate communication of and training with respect to risk management-related topics. The Chief Risk Officer monitors compliance with the triggers and limits established in the risk appetite statement on an ongoing basis, reporting quarterly to EROC and the Enterprise Risk Committee concerning compliance with these parameters. In the event a risk appetite trigger or limit is breached (even if the breach is subsequently corrected), or it is apparent that the trigger or limit level is being approached, the Chief Risk Officer reports the matter to EROC and the Enterprise Risk Committee at the next scheduled meeting of each group (or sooner, if deemed appropriate by the Chief Risk Officer) and, working with the applicable business unit, develops an action plan to address the matter. The action plan is presented for approval by EROC and the Enterprise Risk Committee at the next scheduled meeting of the applicable committee.

We maintain policies and procedures for the reporting by employees of risk-related issues, violations or breaches to a senior member of the Risk Management Division, and for the escalation of such matters to the Chief Risk Officer. Under our Code of Conduct, any employee who in good faith reports an issue is entitled to protection against retaliation for reporting the issue.

In addition to the Enterprise Risk Committee’s general risk oversight role, responsibility for detailed oversight of specific types of risks has been delegated to various board committees, as follows:

Internal Control Risk. In addition to its oversight of all aspects of our annual independent audit and the preparation of our financial statements, the Audit Committee has been assigned responsibility for oversight of risks associated with internal controls, legal risks, compliance with applicable laws and regulations, ensuring the establishment and implementation of codes of conduct and overseeing response to reports of examination.

Market/Interest Rate/Liquidity Risks. The Treasury and Finance Committee has been charged with overseeing management of our interest rate, liquidity, currency and similar market risks. In fulfilling its responsibilities the Committee oversees the implementation of our asset- liability management policies and activities undertaken in connection with such policies. The Treasury and Finance Committee monitors our liquidity positions and liquidity risk management activities, interest rate risk management process and overall interest rate risk profile, the sensitivity of earnings under varying interest rate scenarios and considers the risks associated with potential changes in market interest rates. The Treasury and Finance Committee also monitors economic and interest rate trends with a view toward limiting any potential adverse impact on our earnings.

The Treasury and Finance Committee oversees our investment activities to ensure compliance with both regulatory requirements and applicable policy. It reviews significant financial risk exposures in its investment and derivatives portfolios, and the steps management is taking to monitor and control such exposures. It also monitors management of our treasury functions by the Treasury group, including: management of our securities portfolio; short-term investments and securities purchased under agreements to resell; wholesale borrowings; and in general our overall funds management processes. The Treasury group acts as the centralized funding center for all business segments, which includes managing interest rate risk through the use of derivative financial instruments.

Credit Risk. The Bank’s Loan Review Committee oversees and monitors risk related to the Bank’s lending activities. Among other things, it reviews and approves lending strategies and policies; approves asset quality standards with respect to all lending areas, including standards for loan concentrations and liquidity; and monitors concentrations of credit by product, industry and geographic area. The Committee approves appropriate general underwriting policies with respect to all lending areas and monitors adherence to such policies; and approves credit policies. The Committee also monitors asset quality trends, reviews classified loans, charge-offs and delinquencies and approves strategies and policies regarding the acquisition, management and disposition of foreclosed property.

Risks Associated with Compensation Programs. The Compensation, Nominating and Governance Committee has responsibility for oversight of our various compensation programs. As part of its duties, the Compensation, Nominating and Governance Committee is responsible for evaluating whether any of these programs contain features that promote excessive risk-taking by employees, either individually or as a group. In addition, the Enterprise Risk Committee will review management’s assessment of risks posed by incentive compensation programs.

Communications with the Board

Shareholders who wish to communicate with the board of directors or with individual members of the board may address correspondence to the board or to a director, c/o Corporate Secretary, People’s United Financial, Inc., 850 Main Street, Bridgeport, CT 06604. The corporate secretary will review all correspondence addressed to the board or to a director, and will handle each item in accordance with procedures that have been approved by the independent directors.

The policies described in this section do not apply to shareholder proposals made pursuant to Securities and Exchange Commission Rule 14a-8, or to communications relating to those shareholder proposals.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership of the common stock with the Securities and Exchange Commission.

One report for Mr. Bottomley, showing ownership changes resulting from the transfer of assets from an employee stock ownership plan to an IRA, was filed late during 2013. Based solely on a review of the reporting forms we received, and written representations that no other reports were required, we believe that during 2013, all other reports that were required to be filed under Section 16(a) were filed on a timely basis.

Compensation Committee Interlocks and Insider Participation

The Compensation, Nominating and Governance Committee of our board of directors is composed solely of individuals who are neither officers nor employees of People’s United, or any of our direct or indirect subsidiaries. The current members of the Compensation, Nominating and Governance Committee are Richard M. Hoyt (Chairman), George P. Carter, and Mark W. Richards. During the fiscal year ended December 31, 2013, there were no interlocks, as defined under the rules and regulations of the Securities and Exchange Commission, between members of the Compensation, Nominating and Governance Committee or our executive officers and entities with which such persons are affiliated.

Director Nominations

Our certificate of incorporation and bylaws provide that nominations of candidates for election as directors may be made only by the board of directors or by a registered shareholder.

Shareholders of record may nominate candidates by following the nomination provisions specified in our certificate of incorporation. Shareholders may submit nominations in writing to People’s United Financial, Inc., 850 Main Street, Bridgeport, Connecticut 06604, Attention: Corporate Secretary, no later than 120 days in advance of the next annual meeting at which directors will be elected or, if directors are to be elected at a special meeting of shareholders held for that purpose, no later than the close of business on the seventh day following the earlier of (i) the date on which notice of the special meeting was first given to shareholders, or (ii) the date on which a public announcement of that meeting was first made. Each shareholder nomination must include: the name and address of the shareholder(s) of record who intends to appear in person or by proxy to make the nomination; the name and address of each person being nominated; a description of all arrangements or understandings between the shareholder(s) submitting the nomination and the nominee(s) and any other person(s) (including the name of such person(s)) concerning the nomination(s) to be made by the shareholder(s); such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and the consent of each prospective nominee to serve as a director if elected.

Role of Compensation, Nominating and Governance Committee. The Compensation, Nominating and Governance Committee identifies possible candidates for board service and is charged with responsibility for evaluating proposed nominations, including those proposed by shareholders. The Committee selects those nominees who will be presented for election by the shareholders, or appointment by the board of directors in the case of vacancies arising between annual meetings.

Identification of Proposed Nominees. Prospective candidates for election to the board of directors can be identified in several ways. First, any current member of the board whose term is expiring, who is not disqualified from serving an additional term by reason of age pursuant to our bylaws, and who has indicated his or her willingness to stand for re-election is automatically considered to have been proposed as a possible candidate.

Second, prospective candidates for board service may be identified by members of the Committee through informal recommendations from other members of the board or other parties. Although the Committee has not previously done so, it may in the future decide to retain the services of a search firm to assist it in identifying appropriate candidates for board service.

Finally, we have in the past and may in the future appoint one or more members of the board of an acquired institution to our board.

Evaluation of Proposed Nominees. In evaluating the qualifications of proposed candidates for nomination for election to the board, including candidates recommended by shareholders, the Compensation, Nominating and Governance Committee will consider the following factors:

With respect to nominations made by a shareholder, the Committee will consider whether the nomination complies with the requirements of Section 5.06 of our certificate of incorporation.

The Committee has also established minimum qualifications for board service, which are applied to all potential candidates, including current board members proposed for re-election. The Compensation, Nominating and Governance Committee will not nominate any person for election to the board of directors if, in the opinion of the Committee:

•	actual or apparent conflicts of interest exist that would substantially interfere with the ability of such person to fulfill his or her duties as a director;

•	the person would not, or could not, effectively represent the best interests of People’s United and all of its shareholders;

•	board service would be prohibited under any applicable law or regulation, including, but not limited to, federal banking regulations prohibiting interlocking directorships; or

•	the nomination did not comply with the requirements of Section 5.06 of our certificate of incorporation.

In addition to the minimum qualifications outlined above, in evaluating proposed nominees, the Committee will consider the following factors:

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whether, in the opinion of the Committee, the nominee exhibits personal qualities, including personal and professional integrity, judgment and collegiality, that will ensure that the nominee will work effectively with the rest of the board in serving the long-term best interests of People’s United and its shareholders;

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the skills, personal attributes and professional qualifications of the nominee, in light of the total mix of skills, personal attributes and professional qualifications found within the board as a whole;

•	the extent to which the nominee would enhance the diversity of perspective and life experience among members of the board;

•	whether, in the opinion of the Committee, the nominee has demonstrated a commitment to the betterment of the communities that we serve; and

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whether the nominee would be considered “independent” for purpose of service on the board or any of its committees. Lack of independence will not, by itself, render a candidate unqualified for board service; however, it is the board’s intention that a substantial majority of board members shall at all times qualify as “independent” under the listing standards of The Nasdaq Stock Market and any other applicable laws or regulations.

Within this general framework, the weight given by the Committee and by each Committee member to any particular factor may differ, depending on whether the proposed nominee is a current member of the board who is being considered for re-election, has been identified as a possible candidate through informal recommendations from other board members or other parties or is being appointed to the board in the context of an acquisition. For example, the evaluation process for a current board member being considered for re-election will focus on the individual’s personal qualities and skills, as reflected in his or her actual performance as a director. The Committee’s evaluation of a candidate proposed to be newly-elected to the board might give greater weight to the individual’s professional qualifications in light of the mix of professional qualifications found within the board as a whole.

The Committee would expect to follow a somewhat different process for evaluating the qualifications of a candidate who is a current board member proposed for re-election or is proposed for appointment to the board in the context of an acquisition, compared to the process it would follow in the case of a newly-identified candidates. In the case of current board members proposed for re-election, a more in-depth evaluation would have been performed at the time the individual was first proposed for election. Additionally, the Committee has personal knowledge of the individual’s strengths and weaknesses as a board member, and does not need to solicit information from third parties or conduct interviews.

The evaluation process for directors appointed to the board in the context of an acquisition would also be simpler than the process for evaluating candidates recommended by other board members or shareholders, because we may be contractually obligated to select a candidate from among the members of the board of the entity being acquired. In this instance, the evaluation process consists of reviewing information about the professional and business experience of board members who have expressed an interest in the position. Potential candidates will also meet with the Chairman of the board (who is also a member of the Compensation, Nominating and Governance Committee) and the Chief Executive Officer. The Committee then makes its selection based on feedback provided by the Chairman and Chief Executive Officer, and its evaluation of the candidates’ qualifications and personal qualities, based on the factors outlined above.

The Committee seeks candidates who will bring a diversity of perspective and life experience to their board service, and it does not restrict its definition of diversity to any particular personal attribute, such as race or gender. The Committee has taken this approach because it recognizes that there are a myriad of personal characteristics, including not only race and gender but also attributes such as physical disability, national origin, geographic location, socio-economic background, professional experience, religious affiliation and prior military service, that may contribute to an individual’s diversity of perspective. Because the Committee’s definition of diversity is broadly defined, it does not have a policy requiring consideration of any particular personal attribute or attributes in evaluating the qualifications of potential candidates.

Audit Committee Report

The Audit Committee has: (1) reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2013 with management of People’s United; (2) discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees); (3) received the written disclosures and the letter from KPMG LLP required by applicable professional standards concerning auditor independence; and (4) discussed with KPMG LLP its independence.

Based on the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the board of directors that the audited consolidated financial statements of People’s United as of and for the fiscal year ended December 31, 2013 be included in our Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Audit Committee

George P. Carter, Chairman

Jerry Franklin

Janet M. Hansen

Richard M. Hoyt

Mark W. Richards

Compensation Committee Report

The Compensation, Nominating and Governance Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Securities and Exchange Commission Regulation S-K with management. Based upon such review and discussion, the Compensation, Nominating and Governance Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation, Nominating and Governance Committee

Richard M. Hoyt, Chairman

George P. Carter

Mark W. Richards

Compensation Discussion and Analysis

This section includes information about our executive compensation practices, and includes information about compensation paid to our executives by our subsidiaries and affiliates. This discussion is focused specifically on the compensation of the executive officers named in the Summary Compensation Table which appears later in this section. These executives are referred to in this discussion as the named executive officers.

Executive Summary. In 2013, we continued to realize the benefits of strategic investments in people, products and services, as well as the expanded geographic footprint developed over the past three years. Financial highlights for 2013 included:

•	Increase in earnings per share to $0.74 from $0.72 for 2012.

•	Increase in operating earnings per share to $0.77 from $0.72 for 2012.

•	Continued strong loan and deposit growth year-over-year.

¡	Loans grew by 12% to $24.4 billion.

¡	Deposits increased by 4.6% to $22.6 billion.

•	Continued improvements in asset quality.

¡	For the originated loan portfolio, non-performing loans as a percentage of total originated loans improved to 0.95% at December 31, 2013 from 1.30% at December 31, 2012.

¡

Non-performing assets (excluding non-performing acquired loans) as a percentage of originated loans, other real estate owned and repossessed assets improved to 1.08% at December 31, 2013 from 1.48% at December 31, 2012.

¡	Non-performing loans in the acquired portfolio declined to $142.5 million at December 31, 2013 from $181.6 million at December 31, 2012.

•	Provision for loan losses declined by 11%, from $49.2 million in 2012 to $43.7 million in 2013.

•	Operating expenses held relatively flat at $826 million compared to $818 million in 2012.

•	Returned more than $660 million to our shareholders in the form of dividends and share repurchases during 2013.

You can find an explanation of how earnings per share differs from operating earnings per share and how we calculate operating earnings under the heading “Non-GAAP Financial Measures and Reconciliation to GAAP” in our annual report on Form 10-K for the year ended December 31, 2013. More information on the distinction between our originated and acquired loan portfolios can be found under the heading “Asset Quality” in the same report.

Our compensation program is based on pay for performance principles and designed to reward the named executive officers based on their level of management responsibility, the ability to direct employees toward the achievement of corporate goals and individual contribution and performance.

Despite the tough economic environment and continued historically low interest rates, we performed well during 2013. Both company-wide results and individual performance impact compensation for the executives. The majority of our executives’ compensation mix is variable or “at risk.” The variable components of compensation are linked to our performance against pre-established metrics and share price movement. Our variable compensation plans encourage executives to consider the impact their decisions have on both the short and long-range time horizons. Our executives’ compensation is closely aligned with our performance, and our incentive compensation payouts for 2013 reflected our performance over the past year (for annual cash incentives) and the past three years (for long-term cash-based incentives):

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For the 2013 annual incentive, the Company established a goal based on operating earnings per share to determine the level of funding available for the payout of awards made pursuant to the short-term incentive plan. After the overall funding was determined, each individual executive’s payout was finalized to reflect performance against his or her individual goals. Based on our financial performance in 2013, the funding level was at 92% of target levels, and the Chief Executive Officer and the other named executive officers received annual incentive payouts ranging from 92% to 100% of target within a total opportunity range of 0 – 200%.

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The long term cash based incentive payout for the 2011-2013 performance period was based on our total shareholder return relative to that of a designated peer group over that time span. Performance on that measure was at the 53rd percentile of peers, resulting in long term cash-based incentive payouts at 106% of target for the performance period ended on December 31, 2013.

Overview. The Compensation, Nominating and Governance Committee of our Board of Directors is responsible for overseeing and making recommendations to the independent members of the Board of Directors with respect to the compensation of the named executive officers, including the Chief Executive Officer. As part of these duties, the Committee conducts an annual performance review of the Chief Executive Officer and, in consultation with the Chief Executive Officer, reviews the performance of each other named executive officer. The independent members of the Board of Directors have ultimate authority to approve the compensation of all named executive officers, including the Chief Executive Officer.

The Compensation, Nominating and Governance Committee also reviews, oversees and approves the management and implementation of our human resources policies and its principal employee benefit plans. The Committee may undertake other duties that are related to the human resources function. The Committee has a formal charter which describes the Committee’s scope of authority and its duties. The Committee’s charter is available on our website at www.peoples.com.

The Compensation, Nominating and Governance Committee consists of three directors, all of whom are “independent” within the meaning of Rule 5605(a)(2) of The Nasdaq Stock Market and also satisfy the standards prescribed by Rule 5605(d)(2)(A) of The Nasdaq Stock Market. The Board of Directors evaluates the independence of Compensation, Nominating and Governance Committee members annually. This evaluation, and the determination that each member of the Committee is independent and satisfies the standards prescribed by Rule 5605(d)(2)(A) of The Nasdaq Stock Market, was most recently made in February 2014.

Executive Participation in Committee Discussions. The executive officers who participate in the Compensation, Nominating and Governance Committee’s compensation-setting process are the Chief Executive Officer and the Chief Human Resources Officer. The Chief Financial Officer may participate to a limited extent in connection with the establishment of financially-driven performance goals. The Chief Risk Officer participates in at least one meeting annually to discuss the assessment of risk in the design and execution of the compensation programs. Executive participation is meant to provide the Compensation, Nominating and Governance Committee with input regarding our compensation philosophy, process and decisions. In addition to providing factual information such as company-wide performance on relevant measures, these executives articulate management’s views on current compensation programs and processes, recommend relevant performance measures to be used for future awards, and otherwise supply information to assist the Compensation, Nominating and Governance Committee. The Chief Executive Officer also provides information about individual performance assessments for the other named executive officers, and expresses to the Compensation, Nominating and Governance Committee his view on the appropriate levels of compensation for the other named executive officers for the ensuing year.

Executives participate in Committee discussions purely in an informational and advisory capacity, but have no vote in the Committee’s decision-making process. The Chief Executive Officer does not attend those portions of Compensation, Nominating and Governance Committee meetings during which his performance is evaluated (except to present his self-evaluation to the Committee) or his compensation is being determined. No executive officer other than the Chief Executive Officer and, on occasion, the Chief Human Resources Officer attends those portions of Compensation, Nominating and Governance Committee meetings during which the performance of the other named executive officers is evaluated or during which their compensation is being determined.

Compensation Objectives. The goals of our executive compensation programs are to attract, motivate, retain, and pay key executives (including the named executive officers) for performance. The methods used to achieve these goals are strongly influenced by the compensation and employment practices of our competitors within the financial services industry, and elsewhere in the marketplace, for executive talent. Other considerations include each named executive officer’s individual performance as well as the encouragement of behaviors directed towards attainment of corporate goals, not all of which are financial in nature or capable of being quantified.

The compensation program is designed to reward the named executive officers based on their level of assigned management responsibilities, individual performance levels, and individual value in the job marketplace. “At-risk” components of compensation reward the named executive officers, including the Chief Executive Officer, based primarily on company-wide performance while also considering their performance against individually-set performance objectives. The Chief Executive Officer’s individual performance objectives are set by the Committee. For the other named executive officers, individual performance objectives are set by the Chief Executive Officer and are reviewed and approved by the Compensation, Nominating and Governance Committee. Equity-based components of compensation provide an incentive for executive behaviors that are aligned with the interests of shareholders. The retirement component of the compensation program rewards the named executive officers for their long-term contributions to the organization.

Components of Compensation. We use many different building blocks as part of our overall executive compensation program. Some are paid in cash, while others are based on our common stock. The principal components of executive compensation packages consist of: base salary; annual cash bonus (also called the Short-Term Incentive Plan (STIP) Bonus); and long-term incentives.

Long-term incentives are awarded under the People’s United Financial 2008 Long-Term Incentive Plan, or LTIP; the People’s United Financial 2007 Recognition and Retention Plan, or RRP; and the People’s United Financial 2007 Stock Option Plan, or SOP.

Awards under the LTIP are made in the form of stock options and restricted stock grants. Awards under the RRP are made in the form of restricted stock grants, and awards under the SOP are made in the form of stock options. Stock options and restricted stock grants vest incrementally over time, and in the case of stock options have value only if the market price of our common stock increases after the awards are made.

Named executive officers receive a variety of fringe benefits as compensation. Some of these are available to a broad range of employees. Others are limited to senior and executive officers. Fringe benefits for the named executive officers include: medical, dental and vision coverage (shared cost); pre-tax health and dependent care spending accounts; group life insurance coverage; short- and long-term disability insurance coverage; and an automobile allowance and reimbursement of operating expenses. We bear the expense of club memberships for named executive officers, if the membership is used primarily for business-related purposes. Certain executives who do not reside permanently in the Bridgeport, Connecticut area are provided with local housing at our expense.

Retirement benefits represent an important source of compensation to the named executive officers. As with fringe benefits, some forms of retirement benefits are available to a broad range of employees, while others are limited to senior and executive officers who meet specified eligibility criteria. Retirement benefits are provided through the People’s United Bank 401(k) Employee Savings Plan; the People’s United Financial Employee Stock Ownership Plan, or ESOP; and the People’s United Bank Non-Qualified Savings and Retirement Plan. The 401(k) Plan and the ESOP are tax-qualified plans available to all qualifying employees.

Additional information about the LTIP can be found later in this section under the heading “—Long-Term Incentive Plan”; for the RRP under the heading “—2007 Recognition and Retention Plan”; for the SOP under the heading “—2007 Stock Option Plan”; and for the 401(k) Employee Savings Plan, the ESOP, and the Non-Qualified Savings and Retirement Plan, in the discussion following the table headed “Pension Benefits.”

Mr. D’Amore is entitled to benefits under the People’s United Bank Employees’ Retirement Plan, the People’s United Bank Cap Excess Plan, and the People’s United Bank Enhanced Senior Pension Plan. Benefits under these plans were frozen as of December 31, 2011. Mr. Barnes and Mr. Powlus are entitled to benefits under the Chittenden Corporation Pension Account Plan. Benefits under this plan were frozen as of December 31, 2005. Additional information about these plans can be found in the discussion following the table headed “Pension Benefits.”

Say on Pay. At the 2013 annual meeting, our shareholders approved the compensation of our named executive officers as presented in the proxy statement for that meeting, with approximately 96% of the votes cast in favor of approval. The Board of Directors elected to make no changes to our executive pay practices based on the outcome of that vote.

Assembling the Components. The Compensation, Nominating and Governance Committee analyzes the level and relative mix of each of the principal components of the compensation packages for named executive officers on an annual basis. The Chief Executive Officer also makes recommendations to the Committee relating to compensation to be paid to the named executive officers other than himself. Based on this analysis and (where appropriate) the Chief Executive Officer’s recommendations, the Compensation, Nominating and Governance Committee makes annual recommendations to the independent members of the Board of Directors about each named executive officer’s compensation package to the extent derived from base salary, STIP Bonus and long-term incentives provided pursuant to the LTIP, RRP and SOP. We call this portion of executive compensation core compensation.

Decisions about core compensation are made without reference to other elements of compensation (i.e., fringe benefits, retirement benefits, and non-core incentive awards). Fringe benefits and retirement benefits are not specifically tailored for the named executive officers, and are provided under programs that provide similar benefits to non-executive employees.

The Compensation, Nominating and Governance Committee reviews the other components of executive compensation (fringe benefits and retirement benefits), but does not necessarily consider changes to those components on an annual basis. Changes to the level or types of benefits within these categories, including considerations relating to the addition or elimination of benefits and plan design changes, are made by the Committee on an aggregate basis with respect to the group of employees entitled to those benefits, and not with reference to a particular named executive officer’s compensation package. Decisions about these components of compensation are made without reference to the named executive officers’ core compensation packages, as they involve issues of more general application and often include consideration of trends in the industry or in the employment marketplace.

The Committee seeks to create what it believes is the best mix of the principal components of core compensation in delivering the named executive officers’ core compensation. These components are evaluated in relation to benchmark data derived from information reported in publicly-available proxy statements or from market survey data. The companies which are the source of the benchmark data may be different for the Chief Executive Officer and for the other named executive officers, due to differences in the availability of reliable data for comparable executive positions below the Chief Executive Officer level. As discussed below under the heading “—Committee Actions Affecting 2013 Compensation,” the Committee uses the benchmark data as a primary reference point when setting the Chief Executive Officer’s target compensation, and as a reference point when setting the target compensation for the other named executive officers. Except in unusual circumstances, executive officer compensation is expected to fall within the parameters established by the benchmark data.

For each named executive officer, a significant percentage of core compensation is at-risk, meaning it will generally be earned or increase in value when the named executive officer or we are successful in ways that are aligned with and support shareholder interests. At-risk elements of compensation may have no value or may be worth less than the target value if applicable performance goals are not fully attained or the price of the common stock declines or remains flat after the date the at-risk compensation is awarded. At-risk compensation includes all components of core compensation other than base salary.

Assembly of the core compensation package for each named executive officer begins with the establishment of target ranges for the separate elements making up each named executive officer’s core compensation package. The Compensation, Nominating and Governance Committee establishes these target ranges in consultation with the Chief Executive Officer and the independent compensation consultant. The target range for each element of core compensation for each named executive officer is generally between the 50th and 75th percentile of the benchmark data. Deviations from the target ranges may be made to account for a particular executive’s experience, complexity of responsibility, value to the organization, and expertise in his or her field of responsibility. A number of these factors are subjective in nature.

Once the ranges have been established, the Compensation, Nominating and Governance Committee determines the base salary component for each named executive officer, including the Chief Executive Officer. In doing so, the Committee reviews base salary information compiled by the compensation consultant from the sources described above, then formulates a recommendation for the base salary component of each named executive officer’s compensation in relation to that information. The target base salary for the Chief Executive Officer is determined using the percentile target range established for the elements of his core compensation. The target base salary for each other named executive officer is based on target ranges for each element of core compensation. The target base salary for each named executive officer may then be adjusted on an individual basis to reflect one or more of the factors noted in the preceding paragraph.

The Compensation, Nominating and Governance Committee follows a similar process for each other element of core compensation using the target ranges established for the elements of core compensation.

The target amount of the STIP Bonus award is expressed as a percentage of the executive’s base salary for the ensuing year. The assumed value of stock options for purposes of assembling the compensation package is determined using the Black-Scholes option pricing model, and the assumed value of restricted stock grants is the fair value of the common stock, in each case determined as of a date reasonably close to the date the grants are to be made. The target value of equity-based forms of compensation is split equally between stock options and restricted stock grants. The Committee may decide to depart from the target levels established for the STIP Bonus or equity compensation awards, for the same reasons as discussed with respect to base salary.

The annual process of assembling target compensation packages for the named executive officers is forward-looking in nature. Actual performance over the applicable measurement period may exceed or fall short of the targets, and the common stock may be worth more or less in the future compared to valuations used in formulating equity-based awards. This means that when at-risk compensation is actually received by a named executive officer, it may be worth more or less to the executive than was expected at the time the award was initially made. This applies to forms of at-risk compensation paid out in cash or realized from the exercise of stock options or sale of shares of restricted stock after vesting.

The value (or lack of value) realized by named executive officers from at-risk awards granted in prior years is not taken into account by the Compensation, Nominating and Governance Committee in the process of setting compensation for the current year. The Committee believes that doing so would be inconsistent with the underlying reasons for the use of at-risk compensation. If current year awards were increased to make up for below-target performance in prior years or decreased to account for above-target performance in prior years, the link between performance and reward would be diluted or eliminated. Named executive officers would have little incentive to improve performance if it meant decreased target awards in the future, or if the negative consequences for poor performance would be cushioned by increases in the target value of future awards. In addition, the value realized by a named executive officer from equity-based awards granted in prior periods depends in large measure on when the executive decides to realize that value by exercising options or by selling vested shares of restricted stock. The Committee does not believe it would be appropriate to adjust future grants in light of these types of individual decisions.

The objective of the annual compensation-setting process is to establish the appropriate level and mix of compensation for each named executive officer, in reference to the factors discussed above. Therefore, the Committee believes that the accounting treatment of any given element of core compensation, while relevant, is not a fundamental consideration in the compensation-setting process.

For the same reasons, the Compensation, Nominating and Governance Committee considers, but does not give undue weight to, the tax treatment of each component of compensation. Under Section 162(m) of the Internal Revenue Code, annual compensation paid to a named executive officer is not deductible if it exceeds $1 million unless it qualifies as “performance-based compensation” as defined in the tax code and related tax regulations. Base salary and compensation derived from restricted stock awards are not forms of performance-based compensation. Many fringe benefits also do not qualify as performance-based compensation. Stock options are treated as a form of performance-based compensation because their value is entirely dependent on the performance of the common stock in the market after the date the option is granted. Short-term bonus awards may qualify as forms of performance-based compensation under the income tax regulations.

The Compensation, Nominating and Governance Committee understands that we will not be able to deduct a certain portion of the compensation paid to the named executive officers if it does not qualify as performance-based compensation for tax purposes and exceeds the Section 162(m) limit. The Committee further understands that the absence of this deduction will increase the effective cost of such compensation. The Committee believes this represents an additional cost of doing business that should be borne by the organization as a result of non-tax decisions regarding the appropriate level and mix of compensation for each named executive officer.

The Committee will continue to monitor and review our compensation policies in light of evolving corporate governance standards and the results of periodic “say on pay” votes by shareholders. It will consider revisions to compensation policies when, in the Committee’s judgment, doing so would be consistent with the achievement of long-term success and the enhancement of shareholder value.

Linking Company Performance to Incentive Plan Funding. Each year, the Compensation, Nominating and Governance Committee establishes one or more prospective company-wide performance targets for use in making funding determinations that affect payment of STIP Bonuses. Actual performance is evaluated against the target performance measures after the close of the performance period to which the measures apply. The results of that comparison are used to calculate the level of funding available to pay STIP Bonuses awarded for the applicable performance period.

The target performance measures for the STIP are objective measures that reflect our operating results for the year for which the target is established. The Committee has historically sought to ensure that attainment of the target performance measure is challenging yet achievable. When establishing a performance target in relation to results of operations, the Committee seeks to establish a target based on operating results derived from sources that are reasonably predictable and stable. Therefore, the Committee often specifies a target operating measure (such as earnings per share, or EPS) that is based on results from continuing operations. After the conclusion of the fiscal year, the Chief Executive Officer may suggest that the Committee consider additional adjustments to the target operational measures which are designed to eliminate the effects of extraordinary or unusual events. Some events for which these kinds of adjustments are made do recur from time to time, but are nevertheless considered to be extraneous to the conduct of normal day-to-day banking business. The Committee is not required to adopt the Chief Executive Officer’s recommendations. For any given year, the Compensation, Nominating and Governance Committee may decide to establish performance measures in addition to or in place of operationally-based measures. For 2013, the Committee established a STIP performance target based on EPS. The EPS performance measure established by the Committee differs from EPS as reported under U.S. generally accepted accounting principles because it excludes the effects of certain non-routine items. For 2013, this measure was identical to “operating EPS” as reported by us from time to time during 2013 and in January 2014.

For purposes of determining the level of funding available to pay STIP Bonuses, actual performance for the relevant year is compared to the target performance measure(s) without reference to any external factors. If actual performance falls below the targeted level but at or above a minimum threshold level set by the Committee, funding for payment of STIP Bonuses on a reduced basis may be available.

Timing of Equity Grants. Stock option grants and restricted stock grants are effective as of the grant date, and options are priced at fair market value on the date of grant. The grant date is the date the equity awards are approved for issuance by the independent members of the Board of Directors, acting on recommendations made to them by the Compensation, Nominating and Governance Committee. We define “fair market value” as the average of the high and low price of the common stock on the grant date or, if the grant date is not a day when the stock market is open, on the most recent day for which trading data is reported by the market. Equity grants are only made to named executive officers during the normal annual compensation-setting cycle except under circumstances discussed under the heading “—Exceptions to Usual Procedures.”

Stock Ownership Guidelines. We have adopted guidelines establishing expected levels of stock ownership by the named executive officers. In general, the Chief Executive Officer is expected to own shares valued at five times his base salary, while the other named executive officers are expected to own shares valued at three times base salary. These guidelines were adopted in September 2008 and updated in October 2010, with compliance to be achieved within a five-year phase-in period from the later of the date the guidelines were first adopted or the date of an executive’s promotion or hire.

Exceptions to Usual Procedures. The Compensation, Nominating and Governance Committee may from time to time recommend to the independent members of the Board of Directors that they approve the payment of special cash compensation or the grant of special equity-based awards to one or more named executive officers in addition to payments and grants approved during the normal annual compensation-setting cycle. The Committee might make such a recommendation if it believes it would be appropriate to reward one or more named executive officers in recognition of contributions to a particular project, or in response to competitive and other factors that were not addressed during the normal annual compensation-setting cycle. On occasion, special payments are contingent on some period of future service by the named executive officer. All equity grants are subject to future vesting contingencies, which may be different than the vesting periods that apply to grants made during the normal annual compensation-setting cycle.

The Committee will generally make off-cycle compensation decisions and recommendations whenever a current employee is promoted to executive officer status, or a new executive officer is hired. The Committee may depart from the compensation guidelines it would normally follow for executives in the case of outside hires.

Rating Past Performance; Payout Decisions. The Committee is responsible for reviewing our actual performance against performance targets established in prior periods. The evaluation of performance in relation to those targets is essential to determining the extent to which cash bonuses are paid to named executive officers. For more information about these performance targets and how they are used, see “—Linking Company Performance to Incentive Plan Funding” above.

The amount actually paid out to each named executive officer (including the Chief Executive Officer) pursuant to a STIP Bonus award depends on two factors: the extent to which the overall STIP Bonus pool is funded for the year; and the named executive officer’s overall performance rating with respect to his or her individual performance measures and leadership competencies. The Chief Executive Officer evaluates the performance and leadership behaviors of all named executive officers other than himself, and makes recommendations to the Compensation, Nominating and Governance Committee based on those evaluations. The Committee evaluates the performance and leadership behaviors of the Chief Executive Officer.

As discussed earlier, the Committee often specifies one or more target performance measures intended to fairly represent the results of continuing operations during the ensuing year. Events may occur during the course of the year which cause management to conclude that one or more of these measures as initially established does not in fact achieve its intended goal. In that case, the Chief Executive Officer may ask the Compensation, Nominating and Governance Committee to exercise discretion in deciding whether or to what degree the applicable performance measure has been attained or exceeded. The Committee may, but is not required to, exercise that discretion.

The extent to which the overall STIP Bonus pool for all eligible employees (including named executive officers) is funded is determined by our performance measured against the target performance metrics specified by the Compensation, Nominating and Governance Committee. The bonus pool is not funded unless at least a designated minimum percentage (as determined by the Committee) of the target performance measures are attained for the year. Maximum funding of the bonus pool will occur if actual performance equals or exceeds a designated percentage (as determined by the Committee) of the target performance measures.

Once the funding level has been determined, the Committee then decides whether to apply an overall funding adjustment factor. Application of this factor may result in an adjustment to the overall funding pool. The Compensation, Nominating and Governance Committee will consider applying an overall funding adjustment factor when the actual financial performance for the preceding year was extraordinarily different from expected performance, and when the Committee believes that actual performance was not primarily attributable to any particular operating unit or units within the organization.

Each named executive officer is also evaluated on several performance objectives that are set at the beginning of the year, and may be revised during the course of the year to account for unanticipated events. These performance measures relate to the strategic business objectives of the organization for the year. Each named executive officer has a unique set of individual performance measures. The degree to which a named executive officer satisfies these individualized measures as well as competencies and overall performance rating is taken into account in determining the amount to be paid out to that executive as a STIP Bonus. No named executive officer can receive a STIP Bonus payout in excess of 200% of the target short-term cash bonus amount.

Committee Actions Affecting 2013 Compensation. The Compensation, Nominating and Governance Committee took a variety of actions during 2013 that affected executive compensation for the year. These actions are described in greater detail below under the headings “Annual Compensation-Setting Process – Chief Executive Officer;” “Annual Compensation-Setting Process – Other Named Executive Officers;” “Establishing Performance Targets;” and “Rating Past Performance.” Early in 2014, the Compensation, Nominating and Governance Committee evaluated the performance of People’s United against the target performance measures established in early 2013 and took other actions relating to calculation of actual payments and accruals for the STIP Bonus based on 2013 performance. The Committee also evaluated the company’s three-year total shareholder return against that of the peer group in authorizing payments for long-term cash bonuses awarded in 2011 for the three-year performance period ended December 31, 2013. We no longer include cash based awards as part of executives’ long-term incentive compensation packages. Actions taken by the Committee in 2013 with reference to performance measures established for 2012 are not included in the following discussion.

Annual Compensation-Setting Process—Chief Executive Officer

In February 2013, the Committee recommended, and the independent members of the Board of Directors approved, the various components of the Chief Executive Officer’s annual compensation package. Details regarding base salary, stock options, and restricted stock grants are included in the detailed compensation tables elsewhere in this proxy statement. Information about the STIP Bonus target amount established by the Committee for the Chief Executive Officer are included in this discussion. For 2013, the Committee selected the following companies for use in benchmarking the Chief Executive Officer’s compensation package:

Associated Banc-Corp.	BancorpSouth, Inc.
City National Corp.	Comerica Inc.
Commerce Bancshares Inc.	Cullen/Frost Bankers, Inc.
East West Bancorp	FirstMerit Corporation
First Niagara Financial Group, Inc.	Fulton Financial Corp.
Huntington Bancshares Inc.	M&T Bank Corp.
New York Community Bancorp, Inc.	Susquehanna Bancshares, Inc.
Signature Bank	Synovus Financial Corp.
Valley National Bancorp	Wintrust Financial Corp.
Webster Financial Corp.	Zions Bancorporation

The companies in this group are all in the financial services industry. All companies listed in the peer group had a market capitalization between $1 billion and $11 billion at the time the companies were selected. Other factors used in selecting these companies were asset size and loan portfolio size. Compensation information for companies included in the peer group was obtained by reviewing publicly available proxy statements and other relevant filings made with securities regulatory authorities.

For 2013, the Committee established the target value of Mr. Barnes’ core compensation package at approximately $3.36 million. This placed Mr. Barnes in the 52nd percentile for core compensation paid to chief executive officers of the companies included in the peer group. This target was established based on our recent financial performance, Mr. Barnes’ estimated value in the marketplace, and the Committee’s view of the Chief Executive Officer’s critical role in our future success.

After establishing the target value for Mr. Barnes’ overall core compensation package, the Committee made detailed determinations for each element of that package in order to arrive at the desired overall result:

Base Salary: The Committee set Mr. Barnes’ base salary at $975,000 representing a 2.6% increase from his base salary in 2012. Mr. Barnes’ base salary represented approximately 29% of the target value of his core compensation package, consistent with the Committee’s philosophy of emphasizing the at-risk components of core compensation for executive officers.

STIP Bonus: Mr. Barnes’ STIP Bonus target for 2013 was established at 100% of his base salary for 2013, representing approximately 29% of the target value of his core compensation. The actual amount to be paid out to Mr. Barnes will be determined based on our financial performance for the year. The amount paid out will not exceed 200% of the target amount. See “Rating Past Performance” below for a discussion of the amount paid out to Mr. Barnes pursuant to this award.

The Committee established Mr. Barnes’ STIP Bonus target at this level in part based on market practice and trends, and in part to achieve the desired mix between base compensation and at-risk compensation.

Long-Term Incentives: To arrive at the desired total target value of Mr. Barnes’ core compensation package for 2013, and in light of the levels of base salary and STIP Bonus award already determined, the Committee established the target value of the long-term incentive portion of Mr. Barnes’ compensation package for 2013 at approximately $1.4 million, representing approximately 42% of the target value of his core compensation. The target value of the long-term incentive portion of Mr. Barnes’ compensation package is made up of the target value of the value of stock options using the Black-Scholes option pricing model, and the assumed value of restricted stock grants. Option values and assumed restricted stock grant values were based on the stock price as of a date reasonably close to the actual grant date.

The target value of Mr. Barnes’ long-term incentive compensation package is entirely attributable to equity-based forms of compensation. The Committee considered this to be an appropriate means of aligning Mr. Barnes’ compensation with the long-term interests of shareholders.

The Committee recommended the award to Mr. Barnes of options to purchase 306,006 shares of common stock. Additional information about these options is contained in the Summary Compensation Table and the table headed “Grants of Plan-Based Awards” and accompanying discussion, all of which appear below. The actual value realized upon the exercise of these options will depend on the market value of our stock at the time of exercise. The target value of these stock options represented approximately 50% of Mr. Barnes’ long-term compensation for 2013.

The Compensation, Nominating and Governance Committee also recommended the award to Mr. Barnes of 54,669 shares of common stock, subject to vesting restrictions. Additional information about these restricted shares is contained in the Summary Compensation Table and the table headed “Grants of Plan-Based Awards” and accompanying discussion, all of which appear below. The target value of these shares represented approximately 50% of Mr. Barnes’ long-term compensation for 2013.

All Compensation, Nominating and Governance Committee actions taken with respect to the compensation packages for Mr. Barnes were presented as recommendations for approval by the independent members of the Board of Directors. All of the Committee’s recommendations regarding the compensation packages for Mr. Barnes were approved by the independent members of the Board of Directors.

Annual Compensation-Setting Process—Other Named Executive Officers. In February 2013, the Compensation, Nominating and Governance Committee recommended, and the independent members of the Board of Directors approved, the various components of the annual compensation packages for Messrs. D’Amore, Powlus, Tengel and Walters. Details regarding base salary, stock options, and restricted stock grants made to all of the named executive officers are included in the detailed compensation tables elsewhere in this proxy statement. Information about the STIP Bonus target amounts established by the Committee for Messrs. D’Amore, Powlus, Tengel and Walters is included in this discussion.

The Committee began the compensation-setting process for the four named executive officers by referring to internally developed broad guidelines which specify target dollar ranges for executive compensation. These guidelines are based in large part on competitive trends in the employment marketplace, including established and emerging compensation practices at other companies. The Committee initially established the overall level of core compensation for each of these named executive officers within the guideline ranges after considering our recent performance and the contribution of each named executive officer to those results, the value of each executive’s job in the marketplace, and the criticality of each named executive officer to our future success in attaining our business goals. The Committee next evaluated these preliminary compensation decisions in comparison to the compensation of executives having comparable responsibilities at companies in a peer group designated by the Committee. This peer group was different from the peer group used to establish the Chief Executive Officer’s compensation, due to the limited amount of data available for comparable executive positions in the first peer group.

For 2013, the companies making up the peer group used as a comparison reference for the compensation packages for the other named executive officers were:

Associated Banc-Corp	City National Corp.
Comerica Inc.	Commerce Bancshares Inc.
Cullen/Frost Bankers Inc.	East West Bancorp, Inc.
First Niagara Financial Group Inc.	Fulton Financial Corp.
Huntington Bancshares Inc.	M&T Bank Corp.
Synovus Financial Corp.	Webster Financial Corp.
Zions Bancorporation

The companies in this group all participate in relevant executive compensation surveys sponsored by the Committee’s independent compensation consultant. Each of these companies is also included in the peer group used as a comparison reference for the Chief Executive Officer’s compensation.

The Committee compared its preliminary compensation decisions for the four named executive officers with the peer group data to ensure that those preliminary decisions did not deviate significantly from market practice. The target value of the four named executive officers’ core compensation packages, as established by the Committee for 2013 following the steps outlined above and based on equity valuation assumptions as of a date reasonably close to the Committee’s action, each fell within or slightly above the third quartile for core compensation paid to executive officers performing similar duties with the companies included in the peer group. The decision to provide certain named executive officers with core compensation packages having target values in excess of the 75th percentile for peers was considered appropriate in view of the value of the officers’ services to the Company and in view of the officers’ experience, complexity of responsibility, and expertise in their respective fields of responsibility.

After establishing the target value for each named executive officer’s overall core compensation package, the Committee made detailed determinations for each element of that package in order to arrive at the desired overall result:

Base Salary: The Committee first set the 2013 base salary for each named executive officer within target dollar ranges contemplated by the internal guidelines. Base salaries were as follows: Mr. D’Amore, $450,611; Mr. Powlus, $425,646; Mr. Tengel, $450,611; and Mr. Walters, $637,704. Salary increases for the four named executive officers represented a combination of normal annual increases of approximately 2.0% compared to base salaries for 2012. At these levels, base salaries represented approximately one-third of the target value of each named executive officer’s core compensation package.

STIP Bonus: The 2013 STIP Bonus targets for these four named executive officers were established as a percentage of base salary for 2013. Mr. Walters’ target STIP Bonus for 2013 was 90% of base salary, and the target STIP Bonus for each other named executive officer was 80% of base salary. The actual amount to be paid out to each named executive officer will be determined in part based on our financial performance for the year and in part based on the other factors discussed under the heading “—Rating Past Performance; Payout Decisions.” The amount paid out will not exceed 200% of the target amount. See “Rating Past Performance” below for a discussion of the amounts paid out to the named executive officers pursuant to these awards.

The Committee established the named executive officers’ STIP Bonus targets at these levels in part based on market practice and trends, and in part to achieve the desired mix between base compensation and at-risk compensation.

Long-Term Incentives: To arrive at the desired total target value of the four named executive officers’ core compensation packages for 2013, and in light of the levels of base salary and STIP Bonus awards already determined, the Committee established the target value of the long-term incentive portion of each named executive officers’ core compensation packages for 2013 at 120% of base salary for Messrs. D’Amore, Tengel and Walters, and at 110% of base salary for Mr. Powlus. The target value of the long-term portion of each named executive officer’s compensation package reflects the target value of the stock options using the Black-Scholes option pricing model, and the assumed value of restricted stock grants. Option values and assumed restricted stock grant values were based on the stock price as of a date reasonably close to the actual grant date.

The target value of the four named executive officers’ long-term compensation packages is entirely attributable to equity-based forms of compensation. The Committee considered this to be an appropriate means of aligning executive compensation with the long-term interests of shareholders.

The Compensation, Nominating and Governance Committee recommended the award of options to purchase shares of common stock to the four named executive officers as follows:

	Optioned Shares	Target Value
Mr. D’Amore	117,042	$270,366
Mr. Powlus	101,344	$234,105
Mr. Tengel	117,042	$270,366
Mr. Walters	165,637	$382,622

Additional information about these options is contained in the Summary Compensation Table and the table headed “Grants of Plan-Based Awards” and accompanying discussion, all of which appear below. These options will have no value unless the market value of our common stock is higher than the exercise price of the options. The actual value realized by each named executive officer upon his exercise of these options will depend on the market value of our stock at the time of exercise. The target value of these stock options represented approximately 50% of each named executive officer’s long-term compensation for 2013.

The Compensation, Nominating and Governance Committee also recommended the award of shares of common stock, subject to vesting restrictions, to the four named executive officers as follows:

	Restricted Shares	Target Value
Mr. D’Amore	20,910	$270,366
Mr. Powlus	18,106	$234,105
Mr. Tengel	20,910	$270,366
Mr. Walters	29,592	$382,622

Additional information about these restricted shares is contained in the table headed “Grant of Plan-Based Awards” below. The actual value realized by each named executive officer from these shares will depend on the market value of our stock at the time he chooses to sell such shares. The target value of these shares represented approximately 50% of each named executive officer’s long-term compensation for 2013.

All Compensation, Nominating and Governance Committee actions taken with respect to the four named executive officers were presented as recommendations for approval by the independent members of the Board of Directors. The Chief Executive Officer participated in the development of these recommendations but did not vote on the adoption of these recommendations by the Committee. All of the Committee’s recommendations regarding the compensation of the four named executive officers were approved by the independent members of the Board of Directors in February 2013.

Establishing Performance Targets. In February 2013, the Committee established the performance targets for purposes of determining actual payouts for the 2013 STIP Bonus. The Committee specified a performance target equal to budgeted EPS from continuing operations for the year, or $0.81. The EPS measure established by the Committee differs from EPS as reported under U.S generally accepted accounting principles because it excludes the effects of certain non-routine items.

Management advised the Committee that it considered this target to be challenging in light of a variety of factors, including: continuing weakness in the credit markets; the Company’s conscious decision to favor preservation of capital over investment yield; the continuing low interest rate environment; and the general competitive environment for 2013. The Committee thus viewed the performance targets to be challenging yet achievable goals based on this information.

Rating Past Performance.

In January 2014, the Compensation, Nominating and Governance Committee evaluated our actual performance during 2013 against the STIP performance target established in February 2013 and the performance target established in February 2011 for cash-based long-term incentive awards made at that time. For 2013, EPS from continuing operations was $0.77 representing approximately 95% of the performance target established by the Committee at the beginning of 2013. Based on these results, management recommended, and the Committee approved, funding for the overall STIP Bonus pool at 92% of target, consistent with the funding metrics approved at the beginning of 2013 without any funding adjustments.

In determining the 2013 STIP Bonus payouts for the other named executive officers, the Compensation, Nominating and Governance Committee considered the Chief Executive Officer’s evaluation of each named executive officer’s performance against the individual set of previously-established key performance measures and leadership competencies for each officer. The types of personal objectives established for each named executive officer depend on their respective areas of responsibility. Objectives for executive officers in charge of a business line are focused on attainment of specified revenue, profitability and cost-containment goals. Objectives for executive officers in charge of staff functions include cost containment measures and also focus on process improvement and business integration goals. The level of accomplishment is weighed across all goals to arrive at an overall rating of performance for incentive compensation purposes. Incentive compensation payout ratios for a named executive officer may range from zero to 200% of the target payout for that officer, depending on the level of funding available for the overall incentive compensation pool (determined solely by reference to the Company’s performance with respect to the established EPS performance measure) and the overall performance rating for the individual officer. The personal objectives and/or key performance measures established for our named executive officers in 2013 were as follows:

Named Executive Officer	Key Performance Measures
Mr. Barnes	Earnings per share; revenue growth; expense control; asset quality; risk management; and project-related goals (e.g., process improvement and business integration)

Mr. D’Amore	Revenue growth; loan growth; expense control; deposit growth; and asset quality

Mr. Powlus	Expense control; fee revenue; and project-related goals (e.g., process improvement and business integration)

Mr. Tengel	Revenue growth; loan growth; expense control; deposit growth; and asset quality

Mr. Walters	Earnings per share; revenue growth; expense control; risk management; and project-related goals (e.g., process improvement and business integration)

The Committee evaluated the performance of each of the named executive officers relative to their respective performance measures. Based on those evaluations, the Committee determined that each of the named executive officers met or exceeded expectations with respect to their individual goals. The Committee also considered the leadership behaviors exhibited by each of the named executive officers during the year. As a result of the Committee’s evaluation and its recommendations to the full Board, the Board authorized STIP Bonus payouts to the named executive officers ranging from 92% to 100% of target within the overall opportunity range of zero to 200%.

Based on each individual’s level of achievement and the level of funding available in the STIP Bonus pool, the Committee recommended, and the independent members of the Board of Directors approved, payouts of STIP Bonuses for each named executive officer, as follows:

	Payout Amount	Payout as Percentage of STIP Bonus Target
Mr. Barnes	$975,000	100%
Mr. D’Amore	$331,649	92%
Mr. Powlus	$323,491	95%
Mr. Tengel	$331,649	92%
Mr. Walters	$528,019	92%

Additional information about STIP Bonus awards is contained in the table headed “Grant of Plan-Based Awards” below. STIP Bonus payouts for 2013 and cash-based long-term incentive payouts for the three-year performance period ended December 31, 2013 are included in the column headed “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table below, and in the explanatory text following that table.

The Compensation, Nominating and Governance Committee evaluated our total shareholder return, or TSR, relative to the group of peer companies for the purpose of determining cash-based long-term incentive payouts for the 2011-2013 performance cycle based on the criteria established for these awards at the time they were made. Our TSR for the three-year period ended December 31, 2013 was 25.1%, which ranked in the 53rd percentile of the designated peer group. As a result, the long-term incentive awards granted in 2011 were paid out at 106% of target for the three-year performance period ended December 31, 2013. These payouts were based solely on our total shareholder return for that period and were not affected by individual performance.

Compensation Policies and Practices in Relation to Risk Management

We have considered the extent to which our compensation policies and practices influence the behaviors of our executives and other employees with respect to taking business risks that could affect us. We believe that our compensation policies and practices are not reasonably likely to have a material adverse effect on us, either individually or in the aggregate. Executive management, including our Chief Risk Officer, will conduct an annual risk assessment of these policies and practices and will advise the Compensation, Nominating and Governance Committee of their findings and recommendations (if any) for changes to these policies and practices.

Summary Compensation Table

The following table sets forth a summary for the last fiscal year of the cash and non-cash compensation paid or awarded to our principal executive officer and principal financial officer, and our three most highly compensated executive officers other than the principal executive officer and principal financial officer who were serving as executive officers at the end of the 2013 fiscal year (the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John P. Barnes	2013	$969,712	$—	$712,173	$682,393	$1,273,125	$22,905	$210,645	$3,870,954
President and Chief Executive Officer	2012	940,385	—	1,237,900	299,612	950,000	35,847	240,684	3,704,427
	2011	890,384	—	577,707	287,766	1,726,130	28,081	239.983	3,750,051

Robert R. D’Amore	2013	$448,742	$—	$275,332	$261,004	$468,707	$10,069	$187,637	$1,651,490
Sr. Executive Vice President (Retail and Business Banking)	2012	439,703	—	272,376	133,754	318,078	351,795	186,408	1,702,114
	2011	429,323	—	267,807	132,296	610,224	791,905	159,196	2,390,750

Lee C. Powlus(1)	2013	$423,881	$—	$239,048	$225,997	$423,724	$7,985	$152,859	$1,473,494
Sr. Executive Vice President (Chief Administrative Officer)	2012	412,050	—	236,349	115,816	300,456	10,759	178,926	1,254,356

Jeffrey J. Tengel	2013	$448,742	$—	$275,332	$261,004	$456,597	$1,425	$85,631	$1,528,730
Sr. Executive Vice President (Commercial Banking)	2012	435,664	—	272,376	133,754	318,078	1,306	72,557	1,233,735
	2011	408,654	—	313,968	155,494	525,075	764	79,016	1,482,971

Kirk W. Walters	2013	$635,059	$—	$387,677	$369,371	$718,819	$1,830	$195,977	$2,308,733
Sr. Executive Vice President (Chief Financial Officer)	2012	620,354	—	383,886	189,288	506,412	1,230	189,689	1,890,859
	2011	468,461	—	1,562,117	997,238	810,000	353	257,050	4,095,218

(1)	Was not a named executive officer prior to 2012.

Amounts shown in the “Stock Awards” column reflect the value of the awards on the date granted. Stock awards are generally valued at the average of the high and low stock price on the grant date. The value attributed to stock allocated pursuant to the Employee Stock Ownership Plan, which we call the ESOP, is based on the closing price of our common stock on the date the allocation was made. For more information on stock awards made to the named executive officers during 2013, see the table in this section entitled “Grants of Plan-Based Awards.”

Amounts shown in the “Option Awards” column reflect the value of the awards on the date granted. Stock options are valued using the Black-Scholes option pricing model. For 2013, the assumptions shown in the following table were used for the purpose of valuing options granted on the indicated dates. Options granted on February 21, 2013 were granted pursuant to the Long-Term Incentive Plan (LTIP).

Option Grant Date	Option Value	Black-Scholes Assumptions
		Exercise Price	Dividend Yield	Expected Volatility Rate	Risk-free Interest Rate	Expected Term (Years)
February 21, 2013	$2.23	$12.94	5.02%	33.26%	0.89%	5.00

The exercise price shown in the above table is equal to the fair value of the underlying stock on the grant date. For more information on option grants made to the named executive officers during 2013, see the table entitled “Grants of Plan-Based Awards.”

The amounts shown in the “Non-Equity Incentive Plan Compensation” column for 2013 reflect short-term incentive bonus payments made to the named executive officers in 2014 with respect to performance in 2013, and amounts paid to the named executive officers in 2014 as long-term incentive bonuses based on our performance during the 2011-2013 performance cycle. Details of these amounts are as follows:

	Short-Term Incentive Bonus	Long-Term Incentive Bonus
John P. Barnes	$975,000	$298,125
Robert R. D’Amore	$331,649	$137,058
Lee C. Powlus	$323,491	$100,233
Jeffrey J. Tengel	$331,649	$124,948
Kirk W. Walters	$528,019	$190,800

Amounts shown in the column headed “Change in Pension Value and Nonqualified Deferred Compensation Earnings” are for the twelve months ended December 31, 2013 which is the pension plan measurement date we use for financial reporting purposes. Details of these amounts are as follows:

	Change in Pension Value(a)	Nonqualified Deferred Compensation Earnings(b)
John P. Barnes	$2,000	$20,905
Robert R. D’Amore	$—	$10,069
Lee C. Powlus	$400	$7,585
Jeffrey J. Tengel	$—	$1,425
Kirk W. Walters	$—	$1,830

(a)	The actuarial present value of Mr. D’Amore’s pension benefit declined by $227,800 during 2013. This decline, which is not reflected in this table or in the Summary Compensation Table, is attributable to an increase in the discount rate used to calculate the present value of this benefit. Mr. Tengel and Mr. Walters do not participate in any of our defined benefit plans.
(b)	Represents above-market earnings on compensation deferred by the named executive officer under the Non-Qualified Savings and Retirement Plan and, in the case of Messrs. Barnes and Powlus, previously deferred under the Chittenden Corporation Supplemental Executive Savings Plan. Information about these earnings and how they are calculated is shown in the table headed “Non-Qualified Deferred Compensation” and accompanying text.

Amounts shown as “All Other Compensation” are attributable to perquisites and other personal benefits, and to other items of compensation that are not reported elsewhere in the Summary Compensation Table. Perquisites and other personal benefits consist of: a company-supplied automobile or automobile allowance; tax preparation and financial planning services; for Messrs. D’Amore, Powlus and Walters, the cost of providing local housing in the Bridgeport area; for Mr. D’Amore, the cost of a club membership which was used primarily for business purposes; and for Messrs. Barnes, Powlus and Walters, the use of a company-owned airplane to the extent such use was not considered under applicable regulations to be integrally and directly related to the performance of his duties ($56,248, $47,695 and $55,283, respectively).

In determining the value attributed to the use of the company-owned airplane, only direct flights between Bridgeport, Connecticut and Burlington, Vermont (or nearby airports if necessary due to weather conditions or other considerations) were considered. The per-flight cost of each trip on which Mr. Barnes, Mr. Powlus or Mr. Walters was a passenger was divided by the number of our employees on the same flight for purposes of determining the amount attributable to each of them for such trips. Fixed costs (such as the monthly third-party management fee) associated with the airplane were excluded in making this calculation.

Additional items shown as “All Other Compensation” for 2013 include: employer matching contributions and credits to the 401(k) Employee Savings Plan and the Non-Qualified Savings and Retirement Plan (Mr. Barnes, $76,588; Mr. D’Amore, $30,473; Mr. Powlus, $28,773; Mr. Tengel, $30,473; and Mr. Walters, $45,659); employer retirement contributions and credits to the 401(k) Employee Savings Plan and the Non-Qualified Savings and Retirement Plan (Mr. Barnes, $57,591; Mr. D’Amore, $23,005; Mr. Powlus, $21,730; Mr. Tengel, $23,005; and Mr. Walters, $34,244); life insurance premiums ($2,010 for Mr. D’Amore, $565 for each other named executive officer); the employer-paid portion of medical and/or dental insurance premiums ($4,798 for Mr. D’Amore; $15,085 for each other named executive officer); for Mr. D’Amore, an increase of $77,333 during 2013 in the amount potentially payable to him in the future under the Split-Dollar Cash Value Restoration Plan; and for Messrs. D’Amore, Powlus and Walters, tax gross-up payments of $11,170, $9,859 and $11,850, respectively, with respect to the local housing expenses paid on their behalf.

The employer retirement credits made to the Non-Qualified Savings and Retirement Plan were made in 2014 with respect to services rendered during 2013 and, accordingly, are not reflected in the table entitled “Non-Qualified Deferred Compensation” appearing elsewhere in this section.

Grant of Plan-Based Awards. The following table sets forth information concerning grants of plan-based awards made in 2013 to the named executive officers under the Short-Term Incentive Plan, the Long-Term Incentive Plan and the Employee Stock Ownership Plan. No grants were made during 2013 to any of the named executive officers under the 2007 Recognition and Retention Plan or the 2007 Stock Option Plan.

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards; Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(3)	Closing Market Price on Grant Date ($)(3)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
John P. Barnes	Jan. 26, 2012(4)				5			$12.51	$67
	Feb. 21, 2013(5)	$487,500	$975,000	$1,950,000
	Feb. 21, 2013(6)				54,669			12.90	707,417
	Feb. 21, 2013(6)					306,006	$12.94	12.90	682,393
	Dec. 31, 2013(7)				310			15.12	4,690
Robert R. D’Amore	Jan. 26, 2012(4)				5			$12.51	$67
	Feb. 21, 2013(5)	$180,244	$360,488	$720,977
	Feb. 21, 2013(6)				20,910			12.90	270,575
	Feb. 21, 2013(6)					117,042	$12.94	12.90	261,004
	Dec. 31, 2013(7)				310			15.12	4,690
Lee C. Powlus	Jan. 26, 2012(4)				5			$12.51	$67
	Feb. 21, 2013(5)	$170,258	$340,517	$681,034
	Feb. 21, 2013(6)				18,106			12.90	234,292
	Feb. 21, 2013(6)					101,344	$12.94	12.90	225,997
	Dec. 31, 2013(7)				310			15.12	4,690
Jeffrey J. Tengel	Jan. 26, 2012(4)				5			$12.51	$67
	Feb. 21, 2013(5)	$180,244	$360,488	$720,977
	Feb. 21, 2013(6)				20,910			12.90	270,575
	Feb. 21, 2013(6)					117,042	$12.94	12.90	261,004
	Dec. 31, 2013(7)				310			15.12	4,690
Kirk W. Walters	Jan. 26, 2012(4)				5			$12.51	$67
	Feb. 21, 2013(5)	$286,967	$573,934	$1,147,867
	Feb. 21, 2013(6)				29,592			12.90	382,920
	Feb. 21, 2013(6)					165,637	$12.94	12.90	369,371
	Dec. 31, 2013(7)				310			15.12	4,690

(1)	For equity grants other than those made pursuant to the ESOP, this is the date grants were approved by the independent members of the board of directors. Share allocations made pursuant to the ESOP are made on the date shares are released by the ESOP trustee from the ESOP’s loan repayment account in accordance with the terms of the plan, or as soon as administratively practicable following the date the Administrative Committee authorizes the reallocation of unvested shares forfeited by terminated plan participants to the accounts of then-current participants in the plan.
(2)	The threshold payment for a STIP Bonus is shown as 50% of the target amount. Zero payouts are also possible. The maximum payout with respect to a STIP Bonus award is 200% of the target amount.
(3)	Exercise price is equal to “fair market value” which is defined in the Long-Term Incentive Plan as the average of the high and low stock price on the grant date. This will usually differ from the closing price on the grant date. The fair value of shares allocated to each executive pursuant to the ESOP is based on the closing price on the date the allocation is made.
(4)	Reallocation of pro rata portion of unvested shares forfeited by terminated ESOP participants.
(5)	STIP Bonus award for 2013, payable in 2014.
(6)	Granted pursuant to Long-Term Incentive Plan.
(7)	Allocated pursuant to ESOP.

The columns disclosing estimated future payouts under equity incentive compensation plans have been omitted from the table because no named executive officer earned any compensation during 2013 of a type required to be disclosed in those columns.

All stock and option awards shown in this table were made pursuant to the 2008 Long-Term Incentive Plan and the ESOP, as noted. The LTIP defines “fair market value” as the average of the high and low trading price of the common stock on The Nasdaq Stock Market on the date of grant or, if no trades take place on that date, the most recent day for which trading data is available.

Cash dividends paid with respect to shares of restricted stock granted pursuant to the LTIP are paid to the grantee at the same time as dividends are paid on all other shares of our common stock, regardless of whether awards have vested. Cash dividends paid with respect to shares of stock allocated to the participant’s account in the ESOP, whether or not vested, may be paid to the participant at the same time as dividends are paid on all other shares of our common stock or may be reinvested in additional shares of common stock, at the participant’s election.

Stock and option awards made to named executive officers in 2013 will vest as described below:

Source of Grant (Plan Name)	Grant Date(s)	Vesting Schedule
Long-Term Incentive Plan	Feb. 21, 2013	33 1/3% on Mar. 1 following each of the first three anniversaries of grant date

A participant in the ESOP becomes fully vested once he or she has completed five years of credited service, as defined in the plan. All of the named executive officers except Mr. Tengel are fully vested in shares allocated to their accounts under this plan.

For purposes of this table, the grant date fair value of stock awards is generally equal to the number of shares awarded multiplied by the fair value of the shares as determined pursuant to the applicable plan. For stock allocated pursuant to the ESOP, the fair value is assumed to be equal to the closing price of the common stock on the date the shares were allocated to participants’ accounts. The grant date fair value of options is determined using the Black-Scholes option pricing model with the assumptions set forth in the text following the Summary Compensation Table for specified grant dates.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
John P. Barnes	14,650	—		$16.08	Jan. 16, 2018	3,695	(a)	$55,868
	284,659	—		15.66	Jan. 17, 2018	6,000	(b)	90,720
	22,000	—		16.94	Feb. 21, 2018	7,921	(c)	119,766
	32,674	—		16.58	Jan. 22, 2019	21,380	(d)	323,266
	24,345	8,116	(a)	15.80	Jan. 28, 2020	33,334	(e)	504,010
	63,771	21,257	(c)	13.05	Sept. 16, 2020	47,557	(f)	719,062
	54,295	54,296	(d)	13.42	Feb. 17, 2021	54,669	(g)	826,595
	—	136,809	(f)	12.65	Feb. 16, 2022
	—	306,006	(g)	12.94	Feb. 21, 2023

Robert R. D’Amore	32,130	—		$12.02	Feb. 17, 2015	3,856	(a)	$58,303
	49,308	—		14.91	Feb. 16, 2016	9,829	(d)	148,614
	23,121	—		21.63	Feb. 15, 2017	21,231	(f)	321,013
	554,911	—		18.10	Oct. 25, 2017	20,910	(g)	316,159
	31,040	—		16.94	Feb. 21, 2018
	34,095	—		16.58	Jan. 22, 2019
	25,404	8,469	(a)	15.80	Jan. 28, 2020
	24,961	24,962	(d)	13.42	Feb. 17, 2021
	—	61,075	(f)	12.65	Feb. 16, 2022
	—	117,042	(g)	12.94	Feb. 21, 2023

Lee C. Powlus	5,715	—		$16.94	Feb. 21, 2018	1,004	(a)	$15,180
	48,200	—		17.45	Oct. 9, 2018	913	(c)	13,805
	8,966	—		16.58	Jan. 22, 2019	5,816	(d)	87,938
	6,615	2,206	(a)	15.80	Jan. 28, 2020	1,333	(h)	20,155
	7,344	2,448	(c)	13.05	Sept. 16, 2020	18,383	(f)	277,951
	14,768	14,769	(d)	13.42	Feb. 17, 2021	18,106	(g)	273,763
	3,626	3,627	(h)	13.55	July 21, 2021
	—	52,884	(f)	12.65	Feb. 16, 2022
	—	101,344	(g)	12.94	Feb. 21, 2023

Jeffrey J. Tengel	24,009	8,003	(i)	$15.56	Mar. 8, 2020	3,538	(i)	$53,495
	47,304	31,537	(j)	15.56	Mar. 8, 2020	10,546	(j)	159,456
	29,338	29,339	(d)	13.42	Feb. 17, 2021	11,553	(d)	174,681
	—	61,075	(f)	12.65	Feb. 16, 2022	21,231	(f)	321,013
	—	117,042	(g)	12.94	Feb. 21, 2023	20,910	(g)	316,159
						471	(k)	7,123

Kirk W. Walters	40,000	40,000	(d)	$12.30	Mar. 17, 2021	14,617	(d)	$221,009
	235,988	117,994	(l)	12.30	Mar. 17, 2021	32,480	(l)	491,098
	—	86,433	(f)	12.65	Feb. 16, 2022	30,046	(f)	454,296
	—	165,637	(g)	12.94	Feb. 21, 2023	29,592	(g)	447,431

Vesting schedules for the footnoted items in the table above are as follows:

(a)	100% on Jan. 25, 2014
(b)	50% on Jul. 22, 2014; 50% on Jul. 22, 2015
(c)	100% on Sept. 16, 2014
(d)	50% on Mar. 1, 2014; 50% on Mar. 1, 2015
(e)	50% on Feb. 16, 2014; 50% on Feb. 16, 2015
(f)	50% on Mar. 1, 2014; 25% on Mar. 1, 2015; 25% on Mar. 1, 2016

(g)	One-third on Mar. 1, 2014; one-third on Mar. 1, 2015; one-third on Mar. 1, 2016
(h)	50% on July 21, 2014; 50% on July 21, 2015
(i)	100% on Mar. 8, 2014
(j)	50% on Mar. 8, 2014; 50% on Mar. 8, 2015
(k)	50% on Feb. 3, 2014; 50% on Feb. 3, 2015 (shares held in ESOP)
(l)	100% on Mar. 17, 2014

The market value of unvested stock awards was calculated for purposes of this table using a per-share value of $15.12, which was the closing price of our common stock on December 31, 2013.

The columns disclosing awards under equity incentive compensation plans have been omitted from the table because no named executive officer earned any compensation during 2013 or in prior years of a type required to be disclosed in those columns.

The following table presents information about the exercise of stock options and the vesting of stock awards during 2013 for the named executive officers.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John P. Barnes	—	$—	29,744	$377,154
			3,695	46,141
			5	67
			3,517	43,734
			16,666	215,491
			21,379	280,386
			3,000	46,607
			7,921	115,409
			310	4,690

Robert R. D’Amore	—	$—	3,855	$48,139
			5	67
			3,669	45,624
			9,829	128,907
			310	4,690

Lee C. Powlus	—	$—	1,004	$12,537
			5	67
			965	12,000
			5,815	76,264
			1,332	20,495
			912	13,288
			2,500	35,711
			310	4,690

Jeffrey J. Tengel	—	$—	1	$17
			158	1,977
			11,552	151,504
			8,810	116,710
			155	2,345

Kirk W. Walters	—	$—	5	$67
			14,616	191,689
			32,480	438,318
			310	4,690

Cash dividends paid with respect to shares of restricted stock granted pursuant to the Long-Term Incentive Plan and the 2007 Recognition and Retention Plan are paid to the grantee at the same time as dividends are paid on all other shares of our common stock, regardless of whether awards have vested. During 2013, the named executive officers received dividend payments on unvested shares of stock awards made under these plans in the following amounts: Mr. Barnes, $115,738; Mr. D’Amore, $34,961; Mr. Powlus, $29,769; Mr. Tengel, $43,799; and Mr. Walters, $71,912.

Shares allocated pursuant to the ESOP during 2013 to the account of each named executive officer are shown in the following table and in the table entitled “Grant of Plan-Based Awards”. Activity shown for January 28, 2013 reflects the reallocation to ESOP participants’ accounts of unvested shares forfeited by former ESOP participants. Activity shown for December 31, 2013 reflects the normal year-end allocation of shares to ESOP participants’ accounts.

	ESOP Shares Allocated in 2013
	January 28	December 31
Mr. Barnes	5	310
Mr. D’Amore	5	310
Mr. Powlus	5	310
Mr. Tengel	5	310
Mr. Walters	5	310

Employees must complete at least one full year of credited service for participation in the ESOP. Share allocations on January 28, 2013 were based on eligible compensation earned during 2012. As of February 3, 2014 Mr. Tengel is vested in 75% of the shares allocated to his account in 2013. The values shown in the “Option Exercises and Stock Vested” table for the shares allocated to the named executive officers’ ESOP accounts are also included in the “Stock Awards” column of the Summary Compensation Table.

Pension Benefits

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
John P. Barnes	Chittenden Corporation Pension Account Plan(2)	22.2	$310,100	$—

Robert R. D’Amore	People’s United Bank Employees’ Retirement Plan(2)	29.0	$1,059,600	$—
	People’s United Bank Cap Excess Plan		2,304,900	—
	People’s United Bank Enhanced Senior Pension Plan		149,300	—

Lee C. Powlus	Chittenden Corporation Pension Account Plan(2)	13.0	$69,700	$—

(1)	Values are as of December 31, 2013, which is the pension plan measurement date we use for financial reporting purposes.
(2)	Tax-qualified defined benefit plan.

We closed our defined benefit pension plans to new participants in 2006. Only individuals who were employees prior to August 14, 2006 are eligible to participate in these plans. Messrs. Tengel and Walters are not eligible to participate in our defined benefit pension plans. Mr. Barnes and Mr. Powlus are participants in the Chittenden Corporation Pension Account Plan but are not eligible to participate in any of our other defined benefit pension plans.

Benefits under each of our defined benefit pension plans were frozen as of December 31, 2011. Consequently, the maximum number of years of credited service used in calculating benefits under these plans is equal to the number of years of service credited to each plan participant as of that date. The present values of accumulated benefits shown in the table for Mr. D’Amore are presented using a discount rate of 5.10% and appropriate mortality tables, and assume that benefits are payable to him in the form of a single life annuity with payments beginning at age 65 in the case of the qualified plan, and in a lump sum in the case of the non-qualified plans. The values shown do not assume any pre-retirement decrements.

Benefits under the Chittenden Corporation Pension Account Plan were frozen as of December 31, 2005. Consequently, the maximum number of years of credited service used in calculating benefits under that plan is equal to the number of years of service credited to each plan participant as of that date. This plan is a cash balance plan. Consequently, values shown in the table for Mr. Barnes and Mr. Powlus represent the actual value of their respective accumulated benefits, without actuarial adjustments.

Retirement Plans

Employees’ Retirement Plan. The People’s United Bank Employees’ Retirement Plan is a tax-qualified noncontributory defined benefit plan. The People’s United Bank Cap Excess Plan and the People’s United Bank Enhanced Senior Pension Plan (described below) are non-qualified supplemental defined benefit plans which together are referred to as the Supplemental Retirement Plans.

Employees who began employment with the Bank on or after August 14, 2006 are not eligible to participate in the Employees’ Retirement Plan or in the Supplemental Retirement Plans. Mr. D’Amore is the only named executive officer who is a participant in the Employees’ Retirement Plan and the two Supplemental Retirement Plans.

The Employees’ Retirement Plan provides retirement benefits for eligible employees. Subject to the limitations imposed under the Internal Revenue Code, benefit payments are based on the employee’s years of credited service and the higher of (a) the employee’s average annual compensation paid during the five consecutive calendar years during the last ten years of participation that produce the highest average, or (b) 12 times the employee’s average monthly compensation paid during the last 60 consecutive months during which the employee received a salary while a participant in the Employees’ Retirement Plan.

For purposes of the benefit calculation for Mr. D’Amore, compensation is the sum of salary and bonus, subject, for purposes of the Employees’ Retirement Plan benefit calculations, to the limits specified in the Internal Revenue Code. Under the Internal Revenue Code, compensation in excess of specified limits cannot be considered for purposes of determining benefits under the Employees’ Retirement Plan. The basic pension benefit is a lifetime annual pension payable to employees retiring at age 65 equal to 1.1% of average annual compensation up to average Social Security covered compensation (which is an average of Social Security wage bases), plus 1.7% of average annual compensation in excess of the retiree’s average Social Security covered compensation, all multiplied by the employee’s years of credited service up to 30 years.

Cap Excess Plan. The Cap Excess Plan covers employees who are participants in the Employees’ Retirement Plan, who are otherwise eligible under the Cap Excess Plan and whose benefits under the Employees’ Retirement Plan are affected by limitations on compensation described above and limitations on benefit amounts payable by tax-qualified plans under the Internal Revenue Code. The Cap Excess Plan benefit is equal to the monthly benefit the participant would have received under the Employees’ Retirement Plan if those limitations did not apply, less the amount he or she would actually receive under that plan.

Enhanced Senior Pension Plan. The Enhanced Senior Pension Plan provides for the payment of supplemental pension benefits for employees who are otherwise eligible under the Enhanced Senior Pension Plan and have attained age 50. The Enhanced Senior Pension Plan provides for an annual target retirement benefit equal to the excess of (1) 50% of the average compensation that would be used in calculating Employees’ Retirement Plan benefits if the limitations on compensation imposed by the Internal Revenue Code did not apply, over (2) the benefits payable to the covered employee under any other qualified defined benefit plans maintained by the employee’s former employers, subject to certain exceptions. Mr. D’Amore is not entitled to receive benefits of this type from any former employer. The target benefit is then reduced by 1/15th for each year of credited service with the Bank less than 15. Target benefits under the Enhanced Senior Pension Plan are offset by benefits payable under the Employees’ Retirement Plan and the Cap Excess Plan. A participant in the Enhanced Senior Pension Plan becomes vested upon attaining age 55 or upon completing five years of service (whichever is later), and in any event upon reaching his or her normal retirement date. In addition, all participants in the Enhanced Senior Pension Plan become fully vested upon a change in control of the Bank or on the date the Bank enters into an agreement which would result in a change in control if consummated.

The Supplemental Retirement Plans generally provide for payment of benefits in a lump sum on the later of (A) the first payroll date of the seventh month following the participant’s termination of service, or (B) the first payroll date of the month following the participant’s attainment of age 55. The lump sum amount is equal to the present value of the applicable plan benefit determined as set forth above, and is calculated using interest assumptions, mortality tables and all other actuarial factors applied under the Employees’ Retirement Plan for purposes of determining present values of benefits payable under that plan.

Effective December 31, 2011, the benefits earned under the three plans described above were frozen. Continued service with People’s United (and our affiliates) and all compensation earned for periods beginning after that date will be disregarded for purposes of calculating the benefits payable under these plans.

Chittenden Corporation Pension Account Plan. The Chittenden Corporation Pension Account Plan is a tax-qualified noncontributory defined benefit plan. Substantially all former full-time employees of Chittenden who were age 21 with one year of service prior to 2006 participate in the Pension Account Plan. Messrs. Barnes and Powlus are the only named executive officers who are participants in this plan. This plan is a cash balance plan under which each participant’s benefit is determined based on annual pay credits and interest credits made to each participant’s notional account. Effective December 31, 2005, the benefits earned under the Pension Account Plan were frozen. As a result, no additional pay credits have been made to accounts since that date. Interest credits will continue to be made until benefits are paid.

Under the Pension Account Plan, interest credits are based on the notional account balance on the last day of the prior plan year and the plan’s interest credit rate. The plan’s interest credit rate for a given year, which is specified by the plan documents, equals the average 12-month Treasury Bill rate during December of the preceding plan year plus 0.5%, subject to an 8.0% maximum rate. The interest credit rate for this plan during 2013 was 0.66%.

Participants may choose among several forms of annuity for payment of their benefits, or may elect to receive their benefit in a lump sum. The annual single life annuity value is equal to the cash balance account at retirement age divided by a plan-specified annuity conversion factor. All annuity forms of payment are actuarially equivalent to the single life annuity. The lump sum payment amount is the greater of the participant’s cash balance account and the present value of the participant’s single life annuity benefit.

401(k) Employee Savings Plan. We maintain a tax-qualified defined contribution plan for substantially all employees, with eligibility beginning as of the first day of the calendar month following their hire date. Eligible employees may contribute from 1% to 50% of their annual compensation to the plan on a pre-tax basis each year, subject to limitations imposed by the Internal Revenue Code (for 2013 the limit was $17,500 exclusive of any catch-up contributions). Each year, we match 100% of a participant’s contributions up to 4% of earnings (as defined in the plan). All of the named executive officers are eligible to participate in the 401(k) Employee Savings Plan.

Employees receive an “employer retirement contribution” to their accounts under the plan, in an annual amount equal to 3% of the employee’s eligible earnings. Employees must satisfy certain eligibility requirements in order to qualify for this benefit. All of the named executive officers were eligible to receive the employer retirement contribution under the 401(k) Employee Savings Plan for 2013.

Non-Qualified Savings and Retirement Plan. We maintain a Non-Qualified Savings and Retirement Plan which covers certain eligible employees who are also eligible to participate in the 401(k) Employee Savings Plan. Eligible employees (including all named executive officers) may contribute from 1% to 50% of their annual salary and STIP Bonus on a pre-tax basis each year without regard to Internal Revenue Code limits. The plan allows a participant to defer amounts on a non-tax-qualified basis whether or not he or she is eligible (or elects) to contribute to the 401(k) Employee Savings Plan.

The Non-Qualified Savings and Retirement Plan includes an employer match feature that is substantially similar to the match feature in the 401(k) Employee Savings Plan. Matching contributions are made in the form of credits to the Non-Qualified Savings and Retirement Plan participant’s account under the plan. The match is equal to the lesser of 4% of the participant’s eligible compensation, or the amount of the participant’s actual contribution to the Non-Qualified Savings and Retirement Plan for the applicable year. The amount of our matching contributions for a participant in the Non-Qualified Savings and Retirement Plan is offset by the maximum amount of matching contributions the participant could have received under the 401(k) Employee Savings Plan.

Employees who are eligible to participate in the Non-Qualified Savings and Retirement Plan receive a “restoration contribution” to their account under the Non-Qualified Savings and Retirement Plan, in an annual amount equal to 3% of the employee’s eligible earnings in excess of applicable Internal Revenue Code limits. Each of the named executive officers was eligible to receive this contribution with respect to 2013.

Chittenden Corporation Supplemental Executive Savings Plan. The Chittenden Corporation Supplemental Executive Savings Plan is a non-qualified defined contribution plan which has been frozen to future contributions. Senior executives of Chittenden Corporation were eligible to make salary deferral elections pursuant to this plan.

During 2013, balances credited to a participant’s account under the Chittenden Corporation Supplemental Executive Savings Plan were credited with annual earnings at a rate of 3.752% which is equal to the average of the yield for each of the 12 months ended September 30, 2012 for debt obligations having a 10-year maturity issued by A-rated U.S. Banks, as published by Bloomberg (screen reference key C07010Y). Plan balances are distributable in a lump sum or in approximately equal annual installments over a period not to exceed 11 years, as elected by the executive. The participant may elect to have payments commence on one of the following dates: the first day of the month following six months after his severance date; the later of six months after his severance date or the beginning of the following calendar year; or at the participant’s attainment of the age specified in his distribution election form. A participant may change his payout election from time to time in accordance with the provisions of the plan, but may not accelerate the payment date.

No named executive officer other than Messrs. Barnes and Powlus has any balances credited to this plan.

The following table sets forth information regarding the Non-Qualified Savings and Retirement Plan and (in the case of Messrs. Barnes and Powlus) the Chittenden Corporation Supplemental Executive Savings Plan:

Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
John P. Barnes	$383,942	$134,820	$87,542	$—	$2,602,854
Robert R. D’Amore	$47,316	$41,680	$42,164	$—	$1,196,824
Lee C. Powlus	$217,301	$37,675	$31,763	$—	$970,291
Jeffrey J. Tengel	$39,648	$40,803	$5,967	$—	$201,468
Kirk W. Walters	$45,659	$70,869	$7,665	$—	$265,042

Balances credited to a participant’s account under the Non-Qualified Savings and Retirement Plan are credited with interest at a fixed rate set by the Treasury and Finance Committee. During 2013, this rate was 3.752% which is equal to the average of the yield for each of the 12 months ended September 30, 2012 for debt obligations having a 10-year maturity issued by A-rated U.S. Banks, as published by Bloomberg (screen reference key C07010Y). This rate is subject to review and revision by the Treasury and Finance Committee on an annual basis.

Non-Qualified Savings and Retirement Plan balances are distributable at the executive’s election (a) in a lump sum, or (b) in annual installments over a five- or ten- year period. The lump sum payment or the first installment payment will be made no earlier than the first payroll period in the seventh month following the executive’s termination of employment unless a later payment or commencement date is required for compliance with Section 409A of the Internal Revenue Code. Participants may choose different payout options for balances attributable to salary deferrals and retirement credits prior to 2013 and for balances attributable to salary deferrals and retirement credits in each year thereafter.

Information about earnings calculations and distribution options under the Chittenden Corporation Supplemental Executive Savings Plan appears in the general description of that plan appearing above the table. No contributions were made to this plan by any named executive officer for 2013.

A portion of the amounts shown in this table in the column headed “Executive Contributions in Last FY” are also included in the “Salary” column of the Summary Compensation Table. Amounts shown in this table in the column headed “Registrant Contributions in Last FY” are also included in the “All Other Compensation” column of the Summary Compensation Table to the extent they constitute employer matching credits made pursuant to the plan in 2013, but are not included in the Summary Compensation Table to the extent they constitute retirement credits made in 2013 with respect to services rendered in 2012 for those named executive officers who were eligible to receive such credits under this plan. A portion of the amounts shown in this table in the column headed “Aggregate Earnings in Last FY” are also included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table to the extent they constitute above-market earnings.

Employee Stock Ownership Plan. In 2007, we established the People’s United Financial, Inc. Employee Stock Ownership Plan, or ESOP. The ESOP is a tax-qualified, broad based employee benefit program. The ESOP purchased 10,453,575 shares of our common stock in the open market in April 2007, using the proceeds of a loan we made to the ESOP. All of the purchased shares were initially pledged as security for the repayment of that loan. As the loan is paid down, a portion of these shares are released for allocation to participants in the ESOP. Approximately 348,450 shares were released for allocation to participants’ accounts on December 31, 2013, with an equal number of shares scheduled to be released for allocation on an annual basis until all shares have been released.

The number of shares allocated to each ESOP participant at year-end is determined by comparing the participant’s annual earnings (up to $255,000 for 2013) to the annual earnings of all other eligible participants. Each named executive officer received an allocation of approximately 310 shares under the ESOP on December 31, 2013.

Shares allocated to the accounts of ESOP participants are forfeited to the extent those shares are not vested at the time the participant’s employment is terminated. Forfeited shares may be used to defray expenses of operating the ESOP or, at management’s discretion, may be reallocated to the accounts of the remaining participants in the plan. In January 2013, each named executive officer received an allocation of approximately 5 shares as a result of forfeitures in 2011. The allocation of forfeited shares is based on the recipient’s annual earnings (as limited by IRS rules) for the preceding calendar year, once the individual has become eligible to participate in the ESOP.

Shares allocated to the named executive officers’ accounts are shown in the table entitled “Grant of Plan-Based Awards”, and the value of those shares as of the date they were allocated is included in the “Stock Awards” column in the Summary Compensation Table.

Potential Payments upon Termination or Change in Control

The following summaries set forth potential amounts payable to the named executive officers upon termination of employment or in the event we undergo a change in control. The term “change in control” or “change of control” is defined in each of the agreements or plans discussed below. While there are some slight differences in the wording, a change in control will generally result in the case of (1) certain mergers, consolidations and recapitalizations in which a majority of our shares or voting power is not held in the same proportion as prior to the transaction, (2) sale of all or substantially all of our assets, and the liquidation or dissolution of People’s United; (3) any person (with certain exceptions) acquiring beneficial ownership of securities having 25% or more of the voting power of our outstanding securities; and (4) a change (with certain exceptions) in a majority of the members of our board of directors.

Employment Agreement. None of the named executive officers is a party to an employment agreement with us.

Split-Dollar Cash Value Restoration Plan. Mr. D’Amore is a participants in the People’s United Bank Split-Dollar Cash Value Restoration Plan. No other named executive officer is covered by this plan. The Split-Dollar Cash Value Restoration Plan is designed to replace a portion of the benefits previously provided to the covered officers under our split-dollar life insurance program for senior officers. Executive officers no longer participate in the split-dollar program to avoid potential violations of certain provisions of the Sarbanes-Oxley Act of 2002, under which our payment of insurance premiums to be reimbursed by the executive at a later date might be characterized as an impermissible loan to the executive.

Terminating the covered officers’ participation in the split-dollar program resulted in a loss of future cash value under individual whole life insurance policies maintained for each named executive officer who participated in the program. This future cash value represented a portion of the long-term benefits provided to these officers in prior years. The Split-Dollar Cash Value Restoration Plan was adopted to offset that loss of value. The plan is intended to provide each participant with a benefit approximately equal to the difference between the projected cash value (calculated at various ages) of the split-dollar life insurance policy previously maintained for his or her benefit, compared to the reduced cash value of a fully paid-up life insurance policy currently maintained for his or her benefit, net of reimbursement for insurance premiums paid by us under the split-dollar program for each covered officer’s benefit prior to adoption of the Split-Dollar Cash Value Restoration Plan. The projected cash value of each participant’s original split-dollar policy is a fixed amount determined as of the date the plan was adopted; the projected cash value of the replacement policies is updated no less often than annually.

Payment of all cash values previously available to the covered officers from the life insurance policies maintained under the split-dollar program would have been made by third-party insurers, with little cost to us because of the executives’ obligation to reimburse us for annual premiums paid over time. All amounts now payable under the Split-Dollar Cash Value Restoration Plan will be paid by us.

Benefits under the Split-Dollar Cash Value Restoration Plan are generally payable after the executive’s employment ends. The amount of the benefit is determined by first comparing the projected cash surrender value of the original policy at age 65 to the projected cash value of the replacement policy, net of premium reimbursements due to the Bank as noted above. Since benefits paid under the Split-Dollar Cash Value Restoration Plan are fully taxable, this preliminary value is adjusted, or grossed up, by an additional amount approximating the sum of all taxes payable by the executive on account of the benefit payment. The tax gross-up feature is included because, under the split-dollar program, the executive could have used the split-dollar life insurance policy to provide his or her beneficiaries with a tax-free death benefit.

No benefits are payable under the Split-Dollar Cash Value Restoration Plan if an executive dies while still employed. In that case, the executive’s beneficiaries or estate will receive death benefits under both the replacement policy, and a term life insurance policy purchased for that executive. No benefits are payable under the Split-Dollar Cash Value Restoration Plan if the executive’s employment is terminated for cause. For purposes of the Split-Dollar Cash Value Restoration Plan, “cause” means an act of dishonesty, moral turpitude, insubordination, or an intentional or grossly negligent act detrimental to our interests.

Change in Control Agreements. We have agreements with each named executive officer providing certain benefits in the event the executive’s employment is terminated under specified circumstances and within a specified period of time following a change in control. Each such agreement (a “Change in Control Agreement”) remains in effect until the executive’s employment is terminated prior to the occurrence of a change in control, or termination of the executive’s employment following the “protection period” following a change in control.

If an executive’s employment is terminated without “cause”, or the executive resigns for “good reason” (each as defined in the Change in Control Agreement), within three years following the occurrence of a change in control at a time when the Change in Control Agreement is in effect, we will make payments and provide benefits to the covered officer as follows:

•

Cash severance equal to three times the sum of (a) the covered officer’s annual base salary as in effect immediately prior to termination of employment, plus (b) the target amount of the covered officer’s annual cash bonus for the year prior to the year in which the change in control occurs;

•	A pro-rated portion of the covered officer’s target annual cash bonus for the year in which the termination occurs;

•

An amount equal to the retirement benefits the covered officer would have earned if he had remained employed for two additional years following the date his employment is terminated, under our qualified and non-qualified retirement plans in which he participates; and

•

Continued participation for two years by the executive, his spouse and his dependents in our group health plans in which he participates, or substantially equivalent medical coverage if the covered officer can not continue participation in our plans.

As a condition to receiving any of the payments or benefits described above, the covered officer must first sign and deliver a release of claims to us.

The Change in Control Agreements are not employment agreements. We may terminate any covered officer’s employment at any time, without triggering any payment obligations under these agreements.

In March 2010, the board of directors indicated that it does not intend to approve inclusion of excise tax gross-up provisions in any future change in control agreements or employment agreements that include change in control provisions. The Change in Control Agreements to which each of the named executive officers is a party do not include excise tax gross-up provisions.

Long-Term Incentive Plan. The Long-Term Incentive Plan provides for discretionary awards of options to purchase common stock, stock appreciation rights, restricted stock awards, and performance-based awards of cash or stock to eligible officers and employees as determined by a committee of the board of directors consisting of two or more outside directors. The Long-Term Incentive Plan is not subject to ERISA and is not a tax-qualified plan.

Upon the occurrence of a change in control, all awards previously made pursuant to the plan (whether cash-based or equity-based) will immediately vest, if not already vested in accordance with their terms.

2007 Recognition and Retention Plan. This plan provides for discretionary awards in the form of restricted stock to our eligible directors, officers and employees. The Recognition and Retention Plan is not subject to ERISA and is not a tax-qualified plan.

Upon the occurrence of a change in control, all awards of restricted stock previously made pursuant to the plan will immediately vest, if not already vested in accordance with their terms.

2007 Stock Option Plan. This plan provides for discretionary awards in the form of stock options to our eligible directors, officers and employees. The Stock Option Plan is not subject to ERISA and is not a tax-qualified plan.

Upon the occurrence of a change in control, all awards of stock options previously made pursuant to the plan will immediately vest, if not already vested in accordance with their terms.

Employee Stock Ownership Plan. This plan, which is described earlier in this proxy statement, is a tax-qualified plan subject to ERISA. Upon the occurrence of a change in control, all shares of our common stock previously credited to participants’ accounts will immediately vest, if not already vested in accordance with the normal vesting schedule provided in the plan.

The following tables set forth the estimated value of the payments and benefits that would have been paid to the named executive officers under the terms of the Long-Term Incentive Plan, the 2007 Recognition and Retention Plan, the 2007 Stock Option Plan, the Split-Dollar Cash Value Restoration Plan, and the change in control agreements for each named executive officer, in each case assuming the event giving rise to the payment occurred on December 31, 2013. Amounts shown in these tables for the change-in-control value of restricted stock awards and unexercisable options may differ slightly from amounts calculated by reference to the table entitled “Outstanding Equity Awards at Fiscal Year-End” due to rounding.

	John P. Barnes
Benefit	Voluntary	For Cause	Death(1)	Disability	Without Cause	Change in Control
Cash Severance	$—	$—	$—	$—	$—	$5,775,000
Cash LTIP Award	$—	$—	$—	$—	$—	$197,917

Equity(2)
Restricted Stock	$—	$—	$2,548,582	$2,548,582	$—	$2,639,302
Unexercisable Options	$—	$—	$1,141,698	$1,141,698	$—	$1,141,698

Total Equity	$—	$—	$3,690,280	$3,690,280	$—	$3,781,000

Retirement Benefits
Defined Benefit Plans(3)	$—	$—	$—	$—	$—	$—
Defined Contribution Plans	$—	$—	$—	$—	$—	$134,750

Total Retirement Benefits	$—	$—	$—	$—	$—	$134,750

Other Benefits
Split-Dollar Cash Value Restoration Plan(4)	$—	$—	$—	$—	$—	$—
Health & Welfare(5)	$—	$—	$—	$—	$—	$32,508
Outplacement	$—	$—	$—	$—	$—	$17,000
Tax Gross-Ups	$—	$—	$—	$—	$—	$—

Total Other Benefits	$—	$—	$—	$—	$—	$49,508

Total Benefits	$—	$—	$3,690,280	$3,690,280	$—	$9,938,175

(1)	Does not include proceeds from any employer-paid life insurance policies.
(2)	Based on the closing price of our common stock on December 31, 2013 ($15.12).
(3)	Mr. Barnes is a participant in the Chittenden Corporation Pension Account Plan, but does not participate in any of our other defined benefit retirement plans.
(4)	Mr. Barnes does not participate in this plan.
(5)	Health benefits continue for two additional years in the event of a change in control.

	Robert R. D’Amore
Benefit	Voluntary	For Cause	Death(1)	Disability	Without Cause	Change in Control
Cash Severance	$—	$—	$—	$—	$—	$2,412,092
Cash LTIP Award	$—	$—	$—	$—	$—	$88,355

Equity(2)
Restricted Stock	$—	$—	$844,089	$844,089	$—	$844,089
Unexercisable Options	$—	$—	$448,567	$448,567	$—	$448,567

Total Equity	$—	$—	$1,292,656	$1,292,656	$—	$1,292,656

Retirement Benefits
Defined Benefit Plans(3)	$—	$—	$—	$—	$—	$47,498
Defined Contribution Plans	$—	$—	$—	$—	$—	$56,282

Total Retirement Benefits	$—	$—	$—	$—	$—	$103,780

Other Benefits
Split-Dollar Cash Value Restoration Plan	$220,426	$—	$—	$220,426	$220,426	$220,426
Health & Welfare(4)	$—	$—	$—	$—	$—	$11,039
Outplacement	$—	$—	$—	$—	$—	$17,000
Tax Gross-Ups	$157,696	$—	$—	$157,696	$157,696	$157,696

Total Other Benefits	$378,122	$—	$—	$378,122	$378,122	$406,161

Total Benefits	$378,122	$—	$1,292,656	$1,670,778	$378,122	$4,303,044

(1)	Does not include proceeds from any employer-paid life insurance policies.
(2)	Based on the closing price of our common stock on December 31, 2013 ($15.12).
(3)	Amounts shown in this table represent the present value of amounts payable in addition to the present value of Mr. D’Amore’s accumulated benefit at December 31, 2013 under the Employees’ Retirement Plan, the Cap Excess Plan and the Enhanced Senior Pension Plan. The amount shown is based on the annual accrued benefit for a single life annuity at age 65 calculated as of December 31, 2013 and assuming payments would have commenced on January 1, 2014.
(4)	Health benefits continue for two additional years in the event of a change in control.

	Lee C. Powlus
Benefit	Voluntary	For Cause	Death(1)	Disability	Without Cause	Change in Control
Cash Severance	$—	$—	$—	$—	$—	$2,278,458
Cash LTIP Award	$—	$—	$—	$—	$—	$76,505

Equity(2)
Restricted Stock	$—	$—	$688,792	$688,792	$—	$688,792
Unexercisable Options	$—	$—	$387,509	$387,509	$—	$387,509

Total Equity	$—	$—	$1,076,300	$1,076,300	$—	$1,076,300

Retirement Benefits
Defined Benefit Plans(3)	$—	$—	$—	$—	$—	$—
Defined Contribution Plans	$—	$—	$—	$—	$—	$53,164

Total Retirement Benefits	$—	$—	$—	$—	$—	$53,164

Other Benefits
Split-Dollar Cash Value Restoration Plan(4)	$—	$—	$—	$—	$—	$—
Health & Welfare(5)	$—	$—	$—	$—	$—	$32,508
Outplacement	$—	$—	$—	$—	$—	$17,000
Tax Gross-Ups	$—	$—	$—	$—	$—	$—

Total Other Benefits	$—	$—	$—	$—	$—	$49,508

Total Benefits	$—	$—	$1,076,300	$1,076,300	$—	$3,533,935

(1)	Does not include proceeds from any employer-paid life insurance policies.
(2)	Based on the closing price of our common stock on December 31, 2013 ($15.12).
(3)	Mr. Powlus is a participant in the Chittenden Corporation Pension Account Plan, but does not participate in any of our other defined benefit retirement plans.
(4)	Mr. Powlus does not participate in this plan.
(5)	Health benefits continue for two additional years in the event of a change in control.

	Jeffrey J. Tengel
Benefit	Voluntary	For Cause	Death(1)	Disability	Without Cause	Change in Control
Cash Severance	$—	$—	$—	$—	$—	$1,972,124
Cash LTIP Award	$—	$—	$—	$—	$—	$88,355

Equity(2)
Restricted Stock	$—	$—	$865,363	$865,363	$—	$1,024,818
Unexercisable Options	$—	$—	$456,030	$456,030	$—	$456,030

Total Equity	$—	$—	$1,321,393	$1,321,393	$—	$1,480,848

Retirement Benefits
Defined Benefit Plans(3)	$—	$—	$—	$—	$—	$—
Defined Contribution Plans	$—	$—	$—	$—	$—	$56,282

Total Retirement Benefits	$—	$—	$—	$—	$—	$56,282

Other Benefits
Split-Dollar Cash Value Restoration Plan(4)	$—	$—	$—	$—	$—	$—
Health & Welfare(5)	$—	$—	$—	$—	$—	$32,508
Outplacement	$—	$—	$—	$—	$—	$17,000
Tax Gross-Ups	$—	$—	$—	$—	$—	$—

Total Other Benefits	$—	$—	$—	$—	$—	$49,508

Total Benefits	$—	$—	$1,321,393	$1,321,393	$—	$3,647,118

(1)	Does not include proceeds from any employer-paid life insurance policies.
(2)	Based on the closing price of our common stock on December 31, 2013 ($15.12).
(3)	Mr. Tengel does not participate in any of our defined benefit retirement plans.
(4)	Mr. Tengel does not participate in this plan.
(5)	Health benefits continue for two additional years in the event of a change in control.

	Kirk W. Walters
Benefit	Voluntary	For Cause	Death(1)	Disability	Without Cause	Change in Control
Cash Severance	$—	$—	$—	$—	$—	$3,601,152
Cash LTIP Award	$—	$—	$—	$—	$—	$125,040

Equity(2)
Restricted Stock	$—	$—	$1,122,736	$1,122,736	$—	$1,613,848
Unexercisable Options	$—	$—	$687,378	$687,378	$—	$1,020,121

Total Equity	$—	$—	$1,810,114	$1,810,114	$—	$2,633,970

Retirement Benefits
Defined Benefit Plans(3)	$—	$—	$—	$—	$—	$—
Defined Contribution Plans	$—	$—	$—	$—	$—	$84,027

Total Retirement Benefits	$—	$—	$—	$—	$—	$84,027

Other Benefits
Split-Dollar Cash Value Restoration Plan(4)	$—	$—	$—	$—	$—	$—
Health & Welfare(5)	$113,418	$—	$—	$113,418	$113,418	$113,418
Outplacement	$—	$—	$—	$—	$—	$17,000
Tax Gross-Ups	$—	$—	$—	$—	$—	$—

Total Other Benefits	$113,418	$—	$—	$113,418	$113,418	$130,418

Total Benefits	$113,418	$—	$1,810,114	$1,923,531	$113,418	$6,574,606

(1)	Does not include proceeds from any employer-paid life insurance policies.
(2)	Based on the closing price of our common stock on December 31, 2013 ($15.12).
(3)	Mr. Walters does not participate in any of our defined benefit retirement plans.
(4)	Mr. Walters does not participate in this plan.
(5)	Health benefits continue until Mr. Walters is eligible for Medicare, under the terms of his initial offer of employment.

Director Compensation

The following table sets forth information relating to the compensation of our directors during 2013. Amounts shown in the table include compensation paid to the named individuals as directors of the Bank.

Director Compensation(1)

	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)	Total ($)
Collin P. Baron	$66,950	$93,939	$—	$160,889
Kevin T. Bottomley(4)	55,628	93,939	100,000	249,567
George P. Carter	264,950	93,939	—	358,889
John K. Dwight	64,029	93,939	—	157,968
Jerry Franklin	80,650	93,939	—	174,589
Janet M. Hansen	74,500	93,939	—	168,439
Richard M. Hoyt	74,450	93,939	—	168,389
Nancy McAllister(5)	13,600	—	—	13,600
Mark W. Richards	72,188	93,939	—	166,127

(1)	The columns disclosing option awards, non-equity incentive plan compensation, and changes in pension value and nonqualified deferred compensation earnings have been omitted from the table because no director earned any compensation during 2013 of a type required to be disclosed in those columns.
(2)	Includes annual cash retainer, Committee chair retainer (if any) and per meeting fees. For Ms. Hansen and Mr. Carter, includes fees paid for non-meeting related services as a member of the Audit Committee.
(3)	Reflects grant-date value ($12.76 per share) of 7,362 shares awarded to each director (other than Ms. McAllister) on April 18, 2013 pursuant to the Directors’ Equity Compensation Plan.
(4)	The amount shown for Mr. Bottomley in the column headed “All Other Compensation” represents consulting fees payable pursuant to a consulting agreement dated January 20, 2011.
(5)	Appointed to the board of directors on September 19, 2013.

Information about shares awarded under equity compensation plans in 2013 or in prior years that either remained subject to transfer restrictions or had not vested as of December 31, 2013 is as follows:

Directors’ Equity Compensation Plan

	Restricted and Unvested Shares Outstanding at Dec. 31, 2013
	Vested; Transfer Restrictions Apply		Unvested
	Number	Aggregate Value	Number	Aggregate Value
Mr. Bottomley	—	$—	7,362	$111,313
Ms. McAllister	—	—	—	—
Each other director	7,401	$111,903	7,362	$111,313

The aggregate values shown were determined by reference to the $15.12 closing price of our common stock on December 31, 2013.

Shares of common stock issued under this Plan prior to 2012 are fully vested but are generally not transferable by a director until the third anniversary of the grant date or, if earlier, at the time he or she ceases to be a director. In the event of a director’s death, shares of common stock held in his or her name will be issued to his or her beneficiary. All transfer restrictions will lapse upon a change in control, as that term is defined in the plan. At February 28, 2014, a total of 51,807 shares issued pursuant to the Directors’ Equity Compensation Plan remained subject to transfer restrictions.

Beginning in 2012, shares issued under this Plan become vested on the earliest to occur of (a) the first anniversary of the grant date, (b) the date of the annual meeting of shareholders in the year following the grant date, (c) the date a director’s board service terminates due to death or disability, or (d) a change in control of People’s United. These shares are not subject to any post-vesting transfer restriction period. At February 28, 2014, a total of 58,896 shares issued pursuant to the Directors’ Equity Compensation Plan remained unvested.

2007 Recognition and Retention Plan

	Unvested Shares Outstanding at Dec. 31, 2013
	Number	Aggregate Value
Mr. Carter	6,000	$90,720
Each other director	—	—

The aggregate values shown were determined by reference to the $15.12 closing price of our common stock on December 31, 2013. No shares were awarded to directors in 2013 pursuant to the Recognition and Retention Plan.

Information about options previously awarded under the 2007 Stock Option Plan that were unexercised as of December 31, 2013 is as follows:

2007 Stock Option Plan

Name	Grant Date	Exercise Price	Unexercised Options Outstanding At Dec. 31, 2013
			Vested	Unvested
Mr. Bottomley and Ms. McAllister	—	$—	—	—
Messrs. Dwight and Richards	Jan. 17, 2008	$15.66	106,928	—
Mr. Carter	Dec. 7, 2007	$17.09	236,679	—
Each other director	Dec. 7, 2007	$17.09	194,415	—

No options were granted to directors in 2013 pursuant to this plan.

Compensation of the board of directors is established by the board, upon recommendation of the Compensation, Nominating and Governance Committee. Directors who are employed by us or any of our affiliates are not entitled to additional compensation for board or committee service. Non-employee directors receive compensation according to the following table:

Annual Fees:
Cash Retainer (all members)	$24,000
Equity Compensation (all members)	95,000
Chairman of the Board	165,000
Committee Chairman:
Audit Committee	10,500
Loan Review Committee(1)	8,000
All Other Committees	4,000

Per-Meeting Attendance Fees:
Board meetings (all members)	$950
Committee meetings
Audit Committee:
Chairman	1,450
Other Audit Committee members	1,200
Chairman, Loan Review Committee (1)	1,150
Members of all Committees (except Audit)	950

(1)	Committee of the Bank’s board of directors.

Members of the board of directors of the Bank receive additional compensation for service as members of that board and its committees. However, no separate compensation is paid to a director of the Bank who attends a board meeting that is held jointly with a board meeting of People’s United and who is compensated for that meeting.

A director who, by invitation, attends a meeting of a committee of which he or she is not a regular member will be paid the same attendance fee as is payable to members of that committee. From time to time, Mr. Carter performs certain additional services in his capacity as chairman of the Audit Committee without a meeting of the Audit Committee (for example, meetings with representatives of our independent registered public accountants). In such cases, he receives an amount equal to the chairman’s regular Audit Committee meeting attendance fee. In addition, one or more other members of the Audit Committee periodically participate in the review of regulatory filings, and receive an amount equal to the regular Audit Committee meeting attendance fee for participation in each such review.

In addition to cash fees, non-employee directors also receive compensation in the form of our common stock under the People’s United Financial, Inc. Directors’ Equity Compensation Plan. Each director who is not an employee is granted an annual award of shares of our common stock based on a target dollar value of $95,000. These grants are made immediately following each annual meeting of shareholders. A person appointed as a director between annual meetings is eligible for a full or partial grant of an annual award at the time of his or her appointment, in the discretion of the Compensation, Nominating and Governance Committee. No stock options may be granted pursuant to the Directors’ Equity Compensation Plan. A total of 71,091 shares remained available for issuance as stock grants pursuant to this plan at February 28, 2014. Information about transfer restrictions and vesting requirements applicable to shares awarded pursuant to this Plan appear in the text following the table headed “Directors’ Equity Compensation Plan” appearing above.

Non-employee directors may also receive compensation in the form of stock awards under the 2007 Recognition and Retention Plan, and in the form of stock options under the 2007 Stock Option Plan. The board of directors does not intend to make recurring grants under these plans to members of the board, or otherwise to use these plans as a routine source of equity compensation for directors. No grants were made to directors in 2013 under either of these plans.

Shares of common stock issued to directors under the 2007 Recognition and Retention Plan vest in 20% annual increments over the five-year period beginning on the date of grant. All awards will become vested upon a director’s death or disability, or at the time we undergo a change in control, as that term is defined in the plans. At February 28, 2014, a total of 6,000 shares previously issued to directors pursuant to the 2007 Recognition and Retention Plan remained unvested.

Cash dividends payable with respect to shares of common stock issued to directors under the Directors’ Equity Compensation Plan and under the 2007 Recognition and Retention Plan are paid in the same amount and at the same time as dividends are paid to shareholders generally. Stock dividends, stock splits and similar transactions will have the same effect on shares of stock issued pursuant to the Directors’ Equity Compensation Plan and under the 2007 Recognition and Retention Plan as on all other outstanding shares of our common stock.

Prior to 2008, Messrs. Dwight and Richards deferred a portion of their director compensation pursuant to a non-qualified deferred compensation plan maintained by Chittenden for the benefit of its directors. We assumed responsibility for this plan in 2008. Account balances for Messrs. Dwight and Richards under this plan are deemed invested in shares of our common stock, and future distributions from the plan will be made to Messrs. Dwight and Richards in the form of shares of our common stock rather than in cash. For the period from January 1, 2013 through December 31, 2013, the value of Mr. Dwight’s and Mr. Richards’ accounts under this plan increased by $347,832 and $544,424, respectively. The change in value during the year reflects changes in the market price of our stock and the effect of the deemed reinvestment of dividends paid on an equivalent number of shares of our stock.

Stock Ownership Guidelines. The board of directors has adopted guidelines for stock ownership by directors in order to encourage members of the board to increase their ownership of our stock over time. Under these guidelines, directors with at least five years of board service are expected to own shares of the Company’s common stock with a value equal to five times the value of the then-current annual cash retainer and stock award, or $595,000. The guidelines also provide that directors who have less than five years of board service are expected to own shares of our common stock with a value equal to three times the then-current value of the annual cash retainer and stock award by the annual meeting following the director’s third anniversary of board service, and are expected to own shares of common stock with a value equal to five times the then-current value of the annual cash retainer and stock award by the annual meeting following the fifth anniversary of board service. Mr. Bottomley, who joined the board in July 2011, and Ms. McAllister, who joined the board in September 2013, were subject to these transitional guidelines during 2013. The stock ownership of all members of the board of directors was in compliance with applicable guidelines as of December 31, 2013.

Certain Transactions with Members of Our Board of Directors and Executive Officers

We engage in banking transactions (including loans and other extensions of credit) in the ordinary course of business with various business organizations with which certain of our directors or executive officers are affiliated as officers, partners, members and shareholders. We also extend credit to our directors and executive officers and to members of their immediate families to the extent permitted under applicable laws and regulations. Such transactions are made in the ordinary course of business; are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not affiliated with us; and do not involve more than the normal risk of collectability or present other unfavorable features.

From time to time, we may engage in transactions other than those described in the preceding paragraph and in which a director, executive officer or family member has or may have a direct or indirect material interest. We maintain a written related party transaction policy that specifies the standards for review and approval of these types of transactions. The policy requires the affected director or executive officer and the business unit or department leader responsible for a proposed transaction of this type to notify our general counsel as soon as possible after becoming aware that such a transaction is being proposed. If our general counsel determines that the proposed transaction is a reportable related party transaction for purposes of the policy, he will bring it to the attention of the Compensation, Nominating and Governance Committee for its review and consideration. The Committee will evaluate the transaction based on all of the relevant facts and circumstances, including: the potential benefits to us; the potential impact on a director’s independence (where applicable); the availability of other sources for comparable products or services; the terms of the proposed transaction and the terms that would be available to unrelated third parties; and whether the proposed transaction would pose an improper conflict of interest for the affected director or executive officer. The Committee may decide to refer the matter for consideration by the full board. No member of the Committee, or of the board in the case of a referral, may participate in the review or consideration of any transaction in which he or she may have an interest.

In the event a related party transaction has occurred but has not been previously approved in accordance with the policy, the transaction will also be submitted by the Compensation, Nominating and Governance Committee for its review. If the transaction is ongoing, the Committee will evaluate all available options, including ratification, amendment or termination of the transaction. If the transaction has been completed, the Committee will determine whether additional action is necessary and will request our general counsel to investigate the reasons why the transaction was not previously reported to the general counsel for possible submission to the Committee for approval.

Our related party transaction policy supplements our other policies such as those designed to ensure compliance with Federal Reserve Regulation O which governs lending to directors, executive officers and other insiders.

Except as described in the first paragraph of this section, during 2013 we did not engage in any transactions with any person or entity under circumstances where the director, executive officer or family member had a direct or indirect material interest in the transaction.

ITEM II. ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

We are seeking a non-binding advisory vote to approve the compensation of our named executive officers as described under the heading “Compensation Discussion and Analysis” and the accompanying tables and text regarding named executive officer compensation in this proxy statement.

This proposal gives you an opportunity to express your views on the compensation of our named executive officers. Your vote is advisory, and it will not be binding upon the board of directors. However, the Compensation, Nominating and Governance Committee expects to take the outcome of the vote into account when making future executive officer compensation decisions.

The objectives of our executive compensation programs are described in detail in the Compensation Discussion and Analysis. We believe that our compensation policies and decisions are designed to implement a performance-based pay philosophy, are aligned with the long-term interests of our shareholders and are competitive.

We are presenting this proposal, which gives you as a shareholder the opportunity to approve (on a non-binding, advisory basis) the compensation of our named executive officers as disclosed in this proxy statement by voting for or against the following resolution:

RESOLVED, that the shareholders approve the compensation of the named executive officers of People’s United, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in People’s United’s proxy statement for its 2014 annual meeting.

The board of directors recommends that shareholders vote “for” approval of the named executive officers’ compensation in accordance with the foregoing resolution.

ITEM III. APPROVAL OF THE PEOPLE’S UNITED FINANCIAL, INC. 2014 LONG-TERM INCENTIVE PLAN

We are seeking your approval of the People’s United Financial, Inc. 2014 Long-Term Incentive Plan (the “2014 Plan”), including the authority to issue 34,000,000 shares of our common stock under the 2014 Plan. As we describe in the Compensation Discussion and Analysis earlier in this proxy statement, performance-based pay elements, including long-term performance incentives and equity-based awards, are important components of our overall compensation program.

We believe that awarding stock options and restricted stock reflects our executive compensation philosophy and the principle of pay for performance. By awarding stock options and restricted stock, we link long-term incentives directly to stock price. If our stock price decreases, so does the value of the award holder’s compensation. Stock options and restricted stock also help us maintain competitive compensation levels in the market and retain high-performing employees through multi-year vesting requirements.

We have not included cash-based long term incentive awards in our executive compensation packages since 2013, but may decide to resume doing so in future years. The 2014 Plan would give us the ability to utilize these types of awards. We believe that cash-based long-term incentive performance plan awards, if granted, should be tied to our long-term overall performance to ensure that this element of an executive’s pay will be directly linked to the achievement of strong, sustained long-term operating performance.

All of these pay elements are currently delivered (or in the case of cash-based incentives, are permitted) under shareholder-approved plans that govern the awards’ terms and conditions. If shareholders approve the 2014 Plan, in the future we intend to deliver these or similar pay elements under the 2014 Plan.

We believe that awards under the 2014 Plan will support the creation of long-term value and business returns for our shareholders. We further believe that the 2014 Plan strikes a proper balance between rewarding performance and limiting shareholder dilution. The two complementary purposes of the 2014 Plan are (1) to attract and retain outstanding individuals to serve as directors, officers and employees and (2) to increase shareholder value.

Key Terms

Participation:	• Eligible directors, officers or other employees
• Approximately 5,400 individuals are eligible to participate in the 2014 Plan

Shares authorized:	34,000,000 shares

Full-value awards:	Shares authorized will be depleted by 5.32 shares for each share subject to a full-value award such as restricted stock, restricted stock units and performance shares

No liberal share counting:	• Shares authorized are depleted by number of granted awards of any type • Shares used to pay exercise price of options or withholding taxes do not replenish shares authorized

Award types:

•    Stock options

•    Stock appreciation rights

•    Performance shares

•    Performance units

•    Restricted stock

•    Restricted stock units

•    Deferred stock rights

•    Dividend equivalent units

•    Long-term incentive award

•    Other stock-based awards

Individual award limits:

Annual limits on awards of:

•    options and stock appreciation rights of 1,000,000 shares

•    restricted stock, restricted stock units and/or deferred stock rights of 500,000 shares

•    performance shares and/or awards of performance units based on the fair market value of common stock of 500,000 shares

•    performance units not based on the fair market value of common stock of $5,000,000

•    other stock-based awards of 500,000 shares

•    long-term incentive awards of $5,000,000

Key prohibitions:	• No backdating of options or stock appreciation rights • No repricing or substitution of options or stock appreciation rights • No discounted options or stock appreciation rights

Amendments:	Material amendments require shareholder approval

Administration:	By the Compensation, Nominating and Governance Committee

Burn Rate:	Our three-year average burn rate is approximately 1.29% when calculated by dividing the total number of equity awards granted in any given year under all equity-based compensation plans by the number of common shares outstanding. The number of equity awards used in the burn rate calculation is not discounted by cancelled or forfeited options or shares acquired or retained by us.

Change in Control:	“Single trigger” causes accelerated vesting of awards, meaning that the individual’s employment or service as a director need not be terminated following occurrence of the change in control in order for his or her unvested awards to become vested on an accelerated basis.

Effect of Proposal on Existing Incentive Compensation Plans

Our 2007 Stock Option Plan, 2007 Recognition and Retention Plan, and 2008 Long-Term Incentive Plan (the “Existing Incentive Plans”), under which we may grant equity awards to directors and employees, had an aggregate of approximately 11,936,436 shares of common stock available for future equity grants as of December 31, 2013. In addition, there were 71,091 shares of common stock available for future grant under our Directors’ Equity Compensation Plan on that date.

If our shareholders approve the 2014 Plan, then the Existing Incentive Plans will terminate on the date of approval, no new awards will be granted under the Existing Incentive Plans, and the authority to issue the remaining shares of common stock available under the Existing Incentive Plans will terminate. All awards that we granted under the Existing Incentive Plans that are outstanding as of the date that shareholders approve the 2014 Plan, including cash-based incentive awards granted under the 2008 Long-Term Incentive Plan, will remain outstanding and will continue to be governed by the Existing Incentive Plans. In addition, all awards that we granted under the People’s United Bank 1998 Long-Term Incentive Plan that are outstanding as of the date that shareholders approve the 2014 Plan will remain outstanding and will continue to be governed by the 1998 Long-Term Incentive Plan. As of February 20, 2014, there were 18,420,982 shares of common stock subject to outstanding options under the Existing Incentive Plans and the 1998 Long-Term Incentive Plan, and 1,946,616 shares of restricted stock that had not vested under the Existing Incentive Plans and the Directors’ Equity Compensation Plan. The options had a weighted average exercise or strike price of $15.09 and a weighted average term of 6.61 years.

The information above includes restricted stock awards and stock option awards granted on February 20, 2014 as part of our normal annual compensation cycle. These awards were made under the 2007 Recognition and Retention Plan and the 2007 Stock Option Plan, respectively. None of these awards were made to directors. No other awards were granted under any of our Existing Incentive Plans during 2014. However, we may grant additional awards under the Existing Incentive Plans in connection with promotions and new hires prior to the date shareholders approve the 2014 Plan.

The Directors’ Equity Compensation Plan will not be affected by shareholder approval of the 2014 Plan. We intend to make grants under this plan to non-employee directors on the date of the 2014 annual meeting. For proposed amendments to this plan, please see Item IV, Approval of Amendments to the People’s United Financial, Inc. Directors’ Equity Compensation Plan.

If shareholders do not approve the 2014 Plan, then the Existing Incentive Plans will remain in effect in accordance with their respective terms. However, there will be insufficient shares available under the Existing Incentive Plans to make annual awards and to provide grants in connection with promotions and new hires in the coming years. In this event, the Compensation, Nominating and Governance Committee of our board would be required to revise its compensation philosophy and devise other programs to attract, retain and compensate its management employees.

Authorized Shares and Stock Price

Our certificate of incorporation authorizes the issuance of 1,950,000,000 shares of common stock. There were 310,102,948 shares of our common stock issued and outstanding as of December 31, 2013, and the closing market price of a share of our common stock as of that date was $15.12.

Summary of the Terms of the 2014 Plan

The following is a summary of the material provisions of the 2014 Plan, a copy of which is attached hereto as Appendix A and is incorporated by reference herein. This summary and the highlights above are qualified in their entirety by reference to the full and complete text of the 2014 Plan. Any inconsistencies between this summary or the highlights above and the text of the 2014 Plan will be governed by the text of the 2014 Plan.

Administration and Eligibility

The 2014 Plan is administered by the Compensation, Nominating and Governance Committee of our board (which we refer to as the “administrator”), which has the authority to interpret the provisions of the 2014 Plan and any award; make, change and rescind rules and regulations relating to the 2014 Plan; and change or reconcile any inconsistency in any award or agreement covering an award.

The administrator may not increase the amount of compensation payable under an award that is intended to be performance-based compensation under Section 162(m) of the Code, although the administrator may decrease the amount of compensation that a participant may earn under the award.

The administrator (to the extent of its authority) may designate any of the following as a participant under the 2014 Plan: any director, officer or other employee of our company or its affiliates or any individual that our company or one of its affiliates have engaged to become a director, officer or employee. We currently have nine directors and approximately 5,400 employees who are eligible to participate in the 2014 Plan.

The board may delegate some or all of its authority under the 2014 Plan to a committee of the board or to one or more officers of the Company, and the Compensation, Nominating and Governance Committee may delegate some or all of its authority under the 2014 Plan to a sub-committee or one or more of our officers. Delegation is not permitted, however, with respect to stock-based awards made to individuals subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) or “covered employees” subject to Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), unless the delegation is to a committee of the board that consists only of non-employee, outside directors. Also, any authority delegated to an officer is limited to the authority to approve the grant of an award.

Types of Awards

Awards under the 2014 Plan may consist of stock options, stock appreciation rights, performance shares, performance units, restricted stock, restricted stock units, deferred stock rights, dividend equivalent units, other stock-based awards, or long-term incentive awards. The administrator may grant any type of award to any participant it selects, but only our and our subsidiaries’ employees may receive grants of incentive stock options. Awards may be granted alone or in addition to, in tandem with, or (subject to the 2014 Plan’s prohibition on repricing) in substitution for any other award (or any other award granted under another plan of ours or of any of our affiliates).

Shares Reserved under the 2014 Plan

The 2014 Plan provides that 34,000,000 shares of common stock are reserved for issuance under the plan.

The number of shares of common stock reserved under the 2014 Plan is depleted by one share for each option or stock appreciation right, and by 5.32 shares for every share that is subject to an award other than an option or stock appreciation right.

In general, if an award granted under the 2014 Plan expires, is canceled or terminates without the issuance of shares under the award, if it is determined during or at the conclusion of the term of an award that all or some portion of the shares under the award will not be issuable on the basis that the conditions for such issuance will not be satisfied, if shares are forfeited under an award or if shares are issued under any award and we reacquire them pursuant to rights we reserved upon the issuance of the shares, then such shares will again be available for issuance under the 2014 Plan in the same number as they depleted the reserve, except that shares reacquired pursuant to reserved rights may not be issued pursuant to incentive stock options. Shares tendered in payment of the exercise price of an option, shares withheld to satisfy tax withholding obligations and shares purchased by us using proceeds from option exercises may not be recredited to the reserve.

Options

The administrator has the authority to grant stock options and to determine all terms and conditions of each stock option, including the number of options granted; whether an option is to be an incentive stock option or non-qualified stock option; the date of grant, which is not prior to the date of the administrator’s approval of the grant; a grant price that is not less than the fair market value of the common stock subject to the option on the date of grant; and the terms and conditions of exercise. Fair market value is defined as the average of the high and low sales price of a share of our common stock for the date in question, or if no sales of our common stock occur on such date, on the last preceding date on which such sales occurred. The administrator determines terms and conditions of exercise as well as the expiration date of each option, but the expiration date will not be later than 10 years after the grant date. If the aggregate fair market value of the shares subject to the portion of an incentive stock option that becomes exercisable during a calendar year exceeds $100,000, then the option is treated as a nonqualified stock option to the extent the $100,000 limitation is exceeded.

Each incentive stock option that the administrator grants to an eligible employee who owns more than ten percent of the total combined voting power of all classes of stock then issued by our company or a subsidiary must have an exercise price at least equal to 110% of the fair market value of the common stock on the date of grant and must terminate no later than five years after the date of grant.

Stock Appreciation Rights

The administrator has the authority to grant stock appreciation rights. A stock appreciation right is the right of a participant to receive cash in an amount, and/or common stock with a fair market value, equal to the appreciation of the fair market value of a share of common stock during a specified period of time. The 2014 Plan provides that the administrator determines all terms and conditions of each stock appreciation right, including: whether the stock appreciation right is granted independently of a stock option or relates to a stock option; the number of shares of common stock to which the stock appreciation right relates; the date of grant, which is not prior to the date of the administrator’s approval of the grant; a grant price that is not less than the fair market value of the common stock subject to the stock appreciation right on the date of grant; the terms and conditions of exercise or maturity; a term that must be no later than 10 years after the date of grant; and whether the stock appreciation right will settle in cash, common stock or a combination of the two.

Performance and Stock Awards

The administrator has the authority to grant awards of restricted stock, restricted stock units, deferred stock rights, performance shares or performance units. Restricted stock means shares of common stock that are subject to a risk of forfeiture, restrictions on transfer or both a risk of forfeiture and restrictions on transfer. Restricted stock unit means the right to receive a payment equal to the fair market value of one share of common stock. Deferred stock right means the right to receive shares of common stock or shares of restricted stock at some future time. Performance share means the right to receive shares of common stock, including restricted stock, to the extent performance goals are achieved. Performance unit means the right to receive a payment valued in relation to a unit that has a designated dollar value or the value of which is equal to the fair market value of one or more shares of common stock, to the extent performance goals are achieved.

The administrator determines all terms and conditions of the awards, including: the number of shares of common stock and/or units to which such award relates; whether performance goals need to be achieved for the participant to realize any portion of the benefit provided under the award; the period of restriction with respect to restricted stock or restricted stock units and the period of deferral for deferred stock rights; the performance period for performance awards; with respect to performance units, whether to measure the value of each unit in relation to a designated dollar value or the fair market value of one or more shares of common stock; and, with respect to performance units, whether the awards will settle in cash, in shares of common stock, or in a combination of the two.

Incentive Awards

The administrator has the authority to grant long-term incentive awards. Incentive awards are the right to receive a cash payment to the extent performance goals are achieved. The administrator will determine all of the terms and conditions of each incentive award, including the performance goals, the performance period, the potential amount payable and the timing of payment, provided that the administrator must require that payment of all or any portion of the amount subject to the award is contingent on the achievement of one or more performance goals during the period the administrator specifies, although the administrator may specify that all or a portion of the goals are deemed achieved upon a participant’s death, disability or (for awards not intended to qualify as performance-based compensation within the meaning of Code Section 162(m)) retirement, or such other circumstances as the administrator may specify. The performance period must relate to a period of more than one calendar year.

Dividend Equivalent Units

The administrator has the authority to grant dividend equivalent units in connection with “full value” awards, defined to include restricted stock, restricted stock units, performance shares, performance units (valued in relation to a share), deferred stock rights and any other similar award under which the value of the award is measured as the full value of a share, rather than the increase in the value of a share. A dividend equivalent unit is the right to receive a payment, in cash or shares of common stock, equal to the cash dividends or other distributions that we pay with respect to a share of common stock. The administrator determines all terms and conditions of a dividend equivalent unit award, except that dividend equivalent units that relate to performance awards that are contingent on the achievement of a performance goal at the time the cash dividend or other distribution is paid with respect to a share must also be contingent on the achievement of such performance goal and may not be paid until the performance goal is achieved.

Other Awards

The administrator has the authority to grant other types of awards, which may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, shares of common stock, either alone or in addition to or in conjunction with other awards, and payable in shares of common stock or cash. Such awards may include shares of unrestricted common stock, which may be awarded, without limitation, as a bonus, in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, or upon the attainment of performance goals or otherwise, or rights to acquire shares of our common stock from us. The administrator determines all terms and conditions of the award, including the time or times at which such award is made and the number of shares of common stock to be granted pursuant to such award or to which such award will relate. Any award that provides for purchase rights must be priced at 100% of the fair market value of our common stock on the date of the award.

Performance Goals

For purposes of the 2014 Plan, performance goals means the following categories, including in each case any measure based on such category: earnings per share; core earnings per share; return on assets; return on equity; price earnings ratio; total shareholder return; book value; stock price performance; net income; operating income; efficiency ratio; loan growth; deposit growth; core deposit growth; asset quality; net interest margin; non-interest income; non-interest expense; and expenses as a percentage of assets. The performance goals, other than, in general, the per-share or share-based goals, may be measured for us on a consolidated basis, for any one or more of our affiliates or divisions and/or for any other business unit or units of ours or an affiliate as defined by the administrator at the time of selection.

In addition, the administrator may designate other categories, including categories involving individual performance and subjective targets, not listed above with respect to awards that are not intended to qualify as performance-based compensation within the meaning of Code Section 162(m) or to the extent that the application of such categories results in a reduction of the maximum amount otherwise payable under the award.

To qualify as “performance-based compensation” under Section 162(m) of the Code, we are required to establish limits on the number of awards that we may grant to a particular participant. The award limits in the 2014 Plan were established in order to provide us with maximum flexibility, and are not necessarily indicative of the size of award that we expect to make to any particular participant. Under the 2014 Plan, no participant may be granted awards that could result in such participant receiving:

•	options for, or stock appreciation rights with respect to, more than 1,000,000 shares of common stock during any fiscal year;

•	awards of restricted stock, restricted stock units and/or deferred stock rights relating to more than 500,000 shares of common stock during any fiscal year;

•

awards of performance shares and/or awards of performance units, the value of which is based on the fair market value of common stock, for more than 500,000 shares of common stock during any fiscal year;

•	awards of performance units, the value of which is not based on the fair market value of shares of common stock, that would pay more than $5,000,000 in any fiscal year;

•

other stock-based awards not described above and that are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code with respect to more than 500,000 shares of common stock during any fiscal year; or

•	a long-term incentive award in any fiscal year that would pay more than $5,000,000.

Each of these limitations is subject to adjustment as described below.

Performance goals will generally be determined after excluding any gains or losses from the sale of assets outside the ordinary course of business; any gains or losses from discontinued operations; any extraordinary gains or losses; the effects of accounting changes; any unusual, nonrecurring, transition, one-time or similar items or charges; the diluted impact of goodwill on acquisitions; and any other items specified by the administrator. For awards intended to qualify as performance-based compensation under Code Section 162(m), the administrator will specify the excluded items in writing at the time the award is made unless, after application of the excluded items, the amount payable under the award is reduced.

Effect of Termination of Employment or Service on Awards

The administrator will have the discretion to determine, at the time an award is made to a participant or any time thereafter, the effect of the participant’s termination of employment or service with our company or our affiliates on the award.

Transferability and Restrictions on Exercise

No award (other than unrestricted shares), and no right under any such award, is assignable, alienable, saleable, or transferable by a participant except by will or by the laws of descent and distribution, unless and to the extent the administrator allows a participant to designate in writing a beneficiary to exercise the award or receive payment under an award after the participant’s death, or transfer an award.

Each award, and each right under any award, will be exercisable during the lifetime of the participant only by the participant or, if permissible under applicable law, by such individual’s guardian or legal representative.

Adjustments

If any of the following occurs:

•	we are involved in a merger or other transaction in which our common stock is changed or exchanged;

•	we subdivide or combine our common stock or we declare a dividend payable in our common stock, other securities or other property;

•

we effect a cash dividend, the amount of which, on a per share basis, exceeds 10% of the fair market value of a share of common stock at the time the dividend is declared, or we effect any other dividend or other distribution on our common stock in the form of cash, or a repurchase of shares of common stock, that the board determines is special or extraordinary in nature or that is in connection with a transaction that we characterize publicly as a recapitalization or reorganization involving our common stock; or

•

any other event occurs, which, in the judgment of the board or Compensation, Nominating and Governance Committee necessitates an adjustment to prevent an increase or decrease in the benefits or potential benefits intended to be made available under the 2014 Plan;

then the administrator will, in a manner it deems equitable to prevent an increase or decrease in the benefits or potential benefits intended to be made available under the 2014 Plan and subject to certain provisions of the Internal Revenue Code, adjust the number and type of shares of common stock subject to the 2014 Plan and which may, after the event, be made the subject of awards; the number and type of shares of common stock subject to outstanding awards; the grant, purchase or exercise price with respect to any award; and performance goals of an award.

In any such case, the administrator may also provide for a cash payment to the holder of an outstanding award in exchange for the cancellation of all or a portion of the award (without the consent of the holder) in an amount and at a time determined by the administrator.

No such adjustments may be authorized in the case of incentive stock options to the extent that such authority would cause the 2014 Plan to violate Code Section 422(b).

Without limitation, if there is a reorganization, merger, consolidation, combination or other similar corporate transaction or event, whether or not constituting a change in control (other than any such transaction in which we are the continuing corporation and in which the outstanding shares are not being converted into or exchanged for different securities, cash or other property, or any combination thereof), the administrator may substitute for each share then subject to an award and the shares subject to the 2014 Plan the number and kind of shares of stock, other securities, cash or other property to which holders of common stock will be entitled in respect of each share pursuant to the transaction.

In the case of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend) or subdivision or combination of the shares (including a reverse stock split), if no action is taken by the administrator, the adjustments described above will automatically be made.

In connection with any merger, consolidation, acquisition of property or stock, or reorganization, the administrator may authorize the issuance or assumption of awards under the 2014 Plan, subject to the listing requirements of any principal securities exchange or market on which the shares are then traded.

Change in Control

Unless otherwise provided in an applicable employment, retention, change in control, severance, award or similar agreement, or by the administrator prior to the event, in the event we undergo a change in control, then immediately prior to the date of the change in control:

•

each stock option or stock appreciation right that is then held by a participant who is employed by or in the service of us or one of our affiliates will become fully vested, and, unless otherwise determined by the board or the Compensation, Nominating and Governance Committee, all stock options and stock appreciation rights will be cancelled in exchange for a cash payment equal to the excess of the change in control price (as determined by the administrator) of the shares of common stock covered by the stock option or stock appreciation right over the purchase or grant price of such shares of common stock under the award;

•	restricted stock, restricted stock units and deferred stock rights (that are not performance awards) that are not vested will vest;

•

all performance and incentive awards that are earned but not yet paid will be paid, and all performance and incentive awards for which the performance period has not expired will be cancelled in exchange for a cash payment to be made within 30 days of the change in control equal to a pro rated portion of the target value of the award reflecting the portion of the performance period that had elapsed prior to the change in control;

•	all dividend equivalent units that are not vested will vest and be paid in cash; and

•	all other awards that are not vested will vest and if an amount is payable under such vested award, then such amount will be paid in cash based on the value of the award.

If the participant has a deferral election in effect with respect to any amount payable under these change in control provisions, that amount will be deferred pursuant to such election and will not be paid in a lump sum, except that, with respect to amounts payable to a participant (or the participant’s beneficiary or estate) who is entitled to a payment hereunder because the participant’s employment terminated as a result of death or disability, or payable to a participant who has met the requirements for retirement (without regard to whether the participant has terminated employment), no payment will be made unless the change in control also constitutes a change in control within the meaning of Code Section 409A.

Except as otherwise expressly provided in any agreement between a participant and us or an affiliate, if the receipt of any payment by a participant under the circumstances described above would result in the payment by the participant of any excise tax provided for in Section 280G and Section 4999 of the Code, then the amount of such payment shall be reduced to the extent required to prevent the imposition of such excise tax.

A “change in control” is generally defined by the 2014 Plan as the first to occur of the following:

•

Consummation of (A) a merger or consolidation involving us or People’s United Bank, other than a merger or consolidation if our voting stock outstanding immediately prior to completion of the merger or consolidation would continue to represent, directly or on a fully converted basis, more than 51% of the combined voting power of our stock (or surviving entity) outstanding immediately after completion of the merger or consolidation, or (B) a sale or other disposition of all or substantially all of our assets or the assets of the Bank, or (C) a plan or proposal for the liquidation or dissolution of our company or of the Bank;

•	A majority change in our board over any two-year period that is not approved by at least two-thirds of our incumbent board (or their board-approved successors); or

•

any person (excluding specified persons) beneficially owns, directly or indirectly, 25% or more of the combined voting power of our then-outstanding voting securities ordinarily entitled to vote in the election of directors.

Term of 2014 Plan

Unless earlier terminated by our board, the 2014 Plan will remain in effect until all common stock reserved for issuance under the 2014 Plan has been issued. If the term of the 2014 Plan extends beyond ten years, no further incentive stock options may be granted unless the shareholders have approved an extension of the 2014 Plan for that purpose.

Termination and Amendment

The board or the Compensation, Nominating and Governance Committee may amend, alter, suspend, discontinue or terminate the 2014 Plan at any time, except:

•	the board must approve any amendment to the 2014 Plan if we determine such approval is required by prior action of the board, applicable corporate law or any other applicable law;

•

shareholders must approve any amendment to the 2014 Plan if we determine that such approval is required by Section 16 of the Exchange Act, the listing requirements of any principal securities exchange or market on which our common stock is then traded, or any other applicable law; and

•

shareholders must approve any amendment to the 2014 Plan that materially increases the number of shares of common stock reserved under the 2014 Plan, the incentive stock option award limits or the per participant award limitations set forth in the 2014 Plan, that materially expands the group of individuals that may become participants under the 2014 Plan or that diminishes the provisions on repricing or backdating stock options and stock appreciation rights.

The administrator may modify, amend or cancel any award or waive any restrictions or conditions applicable to any award or the exercise of the award. Any modification or amendment that materially diminishes the rights of the participant or any other person that may have an interest in the award, or that cancels any award, will be effective only if agreed to by that participant or other person. The administrator does not need to obtain participant or other interested party consent, however, for the adjustment or cancellation of an award pursuant to the adjustment provisions of the 2014 Plan or the modification of an award to the extent deemed necessary to comply with any applicable law or the listing requirements of any principal securities exchange or market on which our common stock is then traded, to the extent the administrator deems necessary to preserve favorable accounting or tax treatment of any award for us, or to the extent the administrator determines that the action does not materially and adversely affect the value of an award or that such action is in the best interest of the affected participant or any other person(s) with an interest in the award.

The authority of the administrator to terminate or modify the 2014 Plan or awards will extend beyond the termination date of the 2014 Plan. In addition, termination of the 2014 Plan will not affect the rights of participants with respect to awards previously granted to them, and all unexpired awards will continue in force after termination of the 2014 Plan except as they may lapse or be terminated by their own terms and conditions.

Awards Subject to Recoupment; Compliance with Award Agreement and Plan Required

Awards and any stock issued or cash paid under an award are subject to any recoupment, clawback, equity holding, stock ownership or similar policies that we adopt from time to time and any recoupment, clawback, equity holding, stock ownership or similar requirements made applicable by law, regulation or listing standards to us from time to time. We will continue to monitor developments under the Dodd-Frank Act to stay compliant with regulations. Unless an award agreement specifies otherwise, the administrator may cancel any award at any time if the participant is not in compliance with all applicable provisions of the award agreement and the 2014 Plan.

Repricing Prohibited

Neither the administrator nor any other person may: (1) amend the terms of outstanding stock options or stock appreciation rights to reduce the exercise price of such outstanding stock options or stock appreciation rights; (2) cancel outstanding stock options or stock appreciation rights in exchange for stock options or stock appreciation rights with an exercise price that is less than the exercise price of the original stock options or stock appreciation rights; or (3) cancel outstanding stock options or stock appreciation rights with an exercise price above the current share price in exchange for cash or other securities.

Backdating Prohibited

The administrator may not grant a stock option or stock appreciation right with a grant date that is effective prior to the date the administrator takes action to approve such award.

Certain Federal Income Tax Consequences

The following summarizes certain federal income tax consequences relating to the 2014 Plan. The summary is based upon the laws and regulations in effect as of the date of this proxy statement and does not purport to be a complete statement of the law in this area. Furthermore, the discussion below does not address the tax consequences of the receipt or exercise of awards under state or local tax laws, and such tax laws may not correspond to the federal income tax treatment described herein. The exact federal income tax treatment of transactions under the 2014 Plan will vary depending upon the specific facts and circumstances involved and participants are advised to consult their personal tax advisors with regard to all consequences arising from the grant or exercise of awards and the disposition of any acquired shares.

Stock Options

The grant of a stock option under the 2014 Plan will create no income tax consequences to us or to the recipient. A participant who is granted a non-qualified stock option will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of the common stock at such time over the exercise price. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. Upon the participant’s subsequent disposition of the shares of common stock received with respect to such stock option, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the common stock on the exercise date).

In general, a participant will recognize no income or gain as a result of the exercise of an incentive stock option, except that the alternative minimum tax may apply. Except as described below, the participant will recognize a long-term capital gain or loss on the disposition of the common stock acquired pursuant to the exercise of an incentive stock option and we will not be allowed a deduction. If the participant fails to hold the shares of common stock acquired pursuant to the exercise of an incentive stock option for at least two years from the grant date of the incentive stock option and one year from the exercise date, then the participant will recognize ordinary compensation income at the time of the disposition equal to the lesser of the gain realized on the disposition and the excess of the fair market value of the shares of common stock on the exercise date over the exercise price. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. Any additional gain realized by the participant over the fair market value at the time of exercise will be treated as a capital gain.

Stock Appreciation Rights

The grant of a stock appreciation right under the 2014 Plan will create no income tax consequences to us or to the recipient. A participant who is granted a stock appreciation right will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of the common stock at such time over the grant price. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. If the stock appreciation right is settled in shares of our common stock, upon the participant’s subsequent disposition of such shares, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the common stock on the exercise date).

Restricted Stock

Generally, a participant will not recognize income and we will not be entitled to a deduction at the time an award of restricted stock is made under the 2014 Plan, unless the participant makes the election described below. A participant who has not made such an election will recognize ordinary income at the time the restrictions on the stock lapse in an amount equal to the fair market value of the restricted stock at such time. We will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. Any otherwise taxable disposition of the restricted stock after the time the restrictions lapse will result in a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the common stock on the date the restrictions lapse). Dividends paid in cash and received by a participant prior to the time the restrictions lapse will constitute ordinary income to the participant in the year paid and we will generally be entitled to a corresponding deduction for such dividends. Any dividends paid in stock will be treated as an award of additional restricted stock subject to the tax treatment described herein.

A participant may, within 30 days after the date of the award of restricted stock, elect to recognize ordinary income as of the date of the award in an amount equal to the fair market value of such restricted stock on the date of the award (less the amount, if any, the participant paid for such restricted stock). If the participant makes such an election, then we will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If the participant makes the election, then any cash dividends the participant receives with respect to the restricted stock will be treated as dividend income to the participant in the year of payment and will not be deductible by us. Any otherwise taxable disposition of the restricted stock (other than by forfeiture) will result in a capital gain or loss. If the participant who has made an election subsequently forfeits the restricted stock, then the participant will not be entitled to claim a credit for the tax previously paid. In addition, we would then be required to include as ordinary income the amount of any deduction we originally claimed with respect to such shares.

Restricted Stock Units

A participant will not recognize income and we will not be entitled to a deduction at the time an award of a restricted stock unit is made under the 2014 Plan. Upon the participant’s receipt of shares (or cash) at the end of the restriction period, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received, and we will be entitled to a corresponding deduction in the same amount and at the same time. If the restricted stock units are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).

Performance Shares

The grant of performance shares will create no income tax consequences for us or the participant. Upon the participant’s receipt of shares at the end of the applicable performance period, the participant will recognize ordinary income equal to the fair market value of the shares received, except that if the participant receives shares of restricted stock in payment of performance shares, recognition of income may be deferred in accordance with the rules applicable to restricted stock as described above. In addition, the participant will recognize ordinary compensation income equal to the dividend equivalents paid on performance shares prior to or at the end of the performance period. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes income. Upon the participant’s subsequent disposition of the shares, the participant will recognize a capital gain or loss (long-term or short-term depending on the holding period) to the extent the amount realized from the disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).

Performance Units

The grant of a performance unit will create no income tax consequences to us or the participant. Upon the participant’s receipt of cash and/or shares at the end of the applicable performance period, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received, and we will be entitled to a corresponding deduction in the same amount and at the same time. If performance units are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).

Incentive Awards

A participant who is paid an incentive award will recognize ordinary income equal to the amount of cash paid, and we will generally be entitled to a corresponding income tax deduction.

Dividend Equivalent Units

A participant who is paid a dividend equivalent with respect to an award will recognize ordinary income equal to the value of cash or common stock paid, and we will be entitled to a corresponding deduction in the same amount and at the same time.

Section 162(m) Limit on Deductibility of Compensation

Section 162(m) of the Code limits the deduction we can take for compensation we pay to our chief executive officer and our four other highest paid officers (determined as of the end of each year) to $1,000,000 per year per individual. However, performance-based compensation that meets the requirements of Code Section 162(m) does not have to be included as part of the $1,000,000 limit. The 2014 Plan is designed so that awards granted to the covered individuals may meet the Code Section 162(m) requirements for performance-based compensation. In the case of awards that are performance-based compensation because they are contingent on the achievement of performance goals, the regulations under Code Section 162(m) require, among other things, that shareholders approve the performance goals every five years to enable awards under the 2014 Plan to continue to qualify as performance-based compensation.

Code Section 409A

Awards under the 2014 Plan may constitute, or provide for, a deferral of compensation under Section 409A of the Code. If the requirements of Code Section 409A are not complied with, then holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax and, potentially, interest and penalties. We have sought to structure the 2014 Plan, and we expect to seek to structure awards under the 2014 Plan, to comply with Code Section 409A and the Department of Treasury regulations and other interpretive guidance that may be issued pursuant to Code Section 409A. To the extent that we determine that any award granted under the 2014 Plan is subject to Code Section 409A, the award agreement evidencing such award will generally incorporate the terms and conditions required by Code Section 409A. The 2014 Plan and any applicable awards may be modified to exempt the awards from Code Section 409A or comply with the requirements of Code Section 409A.

New Plan Benefits

The 2014 Plan is intended to replace the Existing Incentive Plans in their entirety on a prospective basis. No awards were made pursuant to the Existing Incentive Plans in 2014 except for awards made to the named executive officers and to other eligible employees pursuant to the 2007 Recognition and Retention Plan and the 2007 Stock Option Plan in February 2014 as part of the company’s normal annual compensation cycle. No additional awards are expected to be made to these individuals in 2014 pursuant to the 2014 Plan if it is approved by shareholders. However, if the 2014 Plan is approved, awards may be made pursuant to that plan to individuals who are hired as senior officers or are promoted during the year. We cannot currently determine the awards that may be granted under the 2014 Plan in the future to the executive officers named in this proxy statement or to other directors, officers, employees, or other persons. The administrator will make such determinations from time to time.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information about our equity compensation plans as of December 31, 2013:

Plan Category	(a) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders	14,217,074	$15.43	12,007,527
Equity compensation plans not approved by shareholders	—	—	—
Total	14,217,074	$15.43	12,007,527

The securities listed in column (a) are attributable to the following plans:

1998 Long-Term Incentive Plan	1,225,986
2008 Long-Term Incentive Plan	6,526,665
2007 Stock Option Plan	6,464,423

None of the securities listed in column (a) are attributable to the 2007 Recognition and Retention Plan or the Directors’ Equity Compensation Plan.

The securities listed in column (c) are attributable to the following plans:

2008 Long-Term Incentive Plan	1,030,161
2007 Recognition and Retention Plan	2,900,826
2007 Stock Option Plan	8,005,449
Directors’ Equity Compensation Plan	71,091

None of the shares listed in column (c) are attributable to the 1998 Long-Term Incentive Plan. All of the shares listed in column (c) are available for future issuance otherwise than upon the exercise of an option, warrant or right, except for those attributable to the 2007 Stock Option Plan which are issuable only upon the exercise of options that may be awarded in the future.

The board of directors recommends that shareholders vote “for” approval of the People’s United Financial, Inc. 2014 Long-Term Incentive Plan.

ITEM IV. APPROVAL OF AMENDMENTS TO THE PEOPLE’S UNITED FINANCIAL, INC.

DIRECTORS’ EQUITY COMPENSATION PLAN

We are seeking your approval of amendments to the People’s United Financial, Inc. Directors’ Equity Compensation Plan (the “Directors’ Plan”). These amendments will:

•	increase the number of shares of our common stock that can be issued under the Directors’ Plan, from 892,500 to 1,192,500 (an increase of 300,000 shares);

•	revise the definition of “change in control” in the Directors’ Plan to make it more consistent with similar provisions in our other equity-based compensation plans; and

•	extend the expiration date of the Directors’ Plan from April 16, 2017 to April 17, 2024.

A total of 71,091 shares of our common stock remain available for issuance under the Directors’ Plan. We expect this will be sufficient for the normal annual grants to be made to plan participants immediately following the 2014 annual meeting. We do not expect to have a sufficient number of shares available for grants under this plan in future years.

As we describe in the Director Compensation section earlier in this proxy statement, we pay a substantial portion of annual compensation to our non-employee directors in the form of common stock. The Directors’ Plan provides us with a means of delivering this compensation. By awarding restricted stock, we link long-term incentives directly to stock price. If our stock price decreases, so does the value of the directors’ compensation. We believe that continuing to pay a portion of our directors’ compensation in the form of restricted stock awards under the Directors’ Plan will support the creation of long-term value and business returns for our shareholders. We further believe that the Directors’ Plan strikes a proper balance between rewarding performance and limiting shareholder dilution. The two complementary purposes of the Directors’ Plan are (1) to attract and retain outstanding individuals to serve as directors, and (2) to more closely align the interests of our directors with those of our shareholders.

We are also proposing to change the definition of “change in control” in the Directors’ Plan to make it more consistent with comparable provisions in our other equity-based compensation plans, including the 2014 LTIP. Under the plan’s current definition, a change in control occurs when our board approves a plan of complete liquidation, or approves a merger or similar transaction which will result in our shareholders no longer owning at least 80% of the voting securities of the resulting entity. Under the amended definition, a change in control will not occur until a plan of liquidation or a merger or similar transaction is actually consummated and, in the case of a merger or similar transaction, results in our shareholders no longer owning at least 51% of the voting securities of the resulting entity.

Changing the definition as proposed would mean that shares granted to directors under the Directors’ Plan would not become vested on an accelerated basis until a liquidation, merger or similar transaction actually occurs, rather than when the board first approves the transaction. It would also mean that a merger or similar transaction would have to result in a larger shift in ownership in order to trigger accelerated vesting. We believe that adoption of this more stringent standard is appropriate, both to avoid prematurely triggering accelerated vesting of plan benefits and to ensure consistency with our other equity-based compensation plans.

Key Terms

Participation:	• Non-employee directors only • Nine individuals are eligible to participate in the Directors’ Plan

Shares authorized:	1,192,500 shares (including 892,500 previously authorized), of which 371,091 would be available for future grants

Full-value awards:	All awards under the Directors’ Plan are full-value awards. Shares authorized will be depleted by the number of shares granted on a one-for-one basis

Award types:	Restricted stock

Individual award limits:	• Annual limits on value of awards of approximately $95,000 • Number of shares awarded based on target dollar value of award

Amendments:	By the board; certain amendments require participant or shareholder approval

Administration:	By the Compensation, Nominating and Governance Committee

Burn Rate:	Our three-year average burn rate is approximately 1.29% when calculated by dividing the total number of equity awards granted in any given year under all equity-based compensation plans by the number of common shares outstanding. The number of equity awards used in the burn rate calculation is not discounted by cancelled or forfeited options or shares acquired or retained by us.

Change in Control:	“Single trigger” causes accelerated vesting of restricted stock awards, meaning that the director’s service as a member of the board need not be terminated following occurrence of the change in control in order for his or her unvested restricted stock awards to become vested on an accelerated basis.

Effect of Proposal on Existing Incentive Compensation Plans

The 2007 Stock Option Plan, the 2007 Recognition and Retention Plan, and the 2008 Long-Term Incentive Plan will not be affected by shareholder approval of the amendments to the Directors’ Plan.

If our shareholders approve the amendments to the Directors’ Plan, then the expiration date of the plan will be extended to April 17, 2024 and we will continue using the Directors’ Plan in future years as a means of enabling us to pay a portion of the annual compensation of non-employee directors in the form of our common stock. As of December 31, 2013, there were 58,896 shares of restricted stock that had not vested under the Directors’ Plan and an additional 51,807 shares of stock that have vested but remain subject to transfer restrictions.

Whether or not shareholders approve amendments to the Directors’ Plan, we intend to make grants under the Directors’ Plan to non-employee directors immediately following the 2014 annual meeting. Based on the $13.99 closing price of our stock on February 20, 2014, a total of 61,119 shares would be granted pursuant to the Directors’ Plan, or 6,791 shares to each of our nine non-employee directors. The actual number of shares that will be granted will be determined by dividing the $95,000 individual target value of each award by the fair market value of our common stock on the last business day immediately prior to the 2014 annual meeting.

If shareholders do not approve the amendments to the Directors’ Plan, there will be insufficient shares available to make annual awards under the Directors’ Plan in future years, and the plan will expire on April 16, 2017. In this event, the Compensation, Nominating and Governance Committee of our board would be required to revise its compensation philosophy and devise other programs to attract, retain and compensate board members.

Authorized Shares and Stock Price

Our certificate of incorporation authorizes the issuance of 1,950,000,000 shares of common stock. There were 310,102,948 shares of our common stock issued and outstanding as of December 31, 2013, and the closing market price of a share of our common stock as of that date was $15.12.

Summary of the Terms of the Directors’ Plan

The following is a summary of the material provisions of the Directors’ Plan, as proposed to be amended. A copy of the Second Amended and Restated People’s United Financial, Inc. Directors’ Equity Compensation Plan, reflecting the proposed amendments to the plan, is attached hereto as Appendix B and is incorporated by reference herein. This summary and the highlights above are qualified in their entirety by reference to the full and complete text of the Directors’ Plan. Any inconsistencies between this summary or the highlights above and the text of the Directors’ Plan will be governed by the text of the Directors’ Plan.

Administration and Eligibility

The Directors’ Plan is administered by the Compensation, Nominating and Governance Committee of our board (which we refer as the “administrator”), which has the authority to interpret the provisions of the Directors’ Plan; make, change and rescind rules for the administration of the Directors’ Plan; and settle any disputes as to rights or benefits arising from the Directors’ Plan.

Eligibility for participation in the Directors’ Plan is limited to individuals who are members of our board and are not employed by us or any of our subsidiaries or affiliates. Individuals designated as honorary, advisory or emeritus directors are not eligible to participate. We currently have nine directors who are eligible to participate in the Directors’ Plan.

Types of Awards

Awards under the Directors’ Plan may only be made in the form of shares of restricted stock.

Shares Reserved under the Directors’ Plan

The Directors’ Plan provides that 1,192,500 shares of common stock are reserved for issuance under the plan. Of this amount, 371,091 shares of common stock will be available for future issuance under the plan, net of 821,409 shares previously issued.

The number of shares of common stock reserved under the Directors’ Plan is depleted by one share for each share of restricted stock awarded. If an award granted under the Directors’ Plan is forfeited, then the number of shares made the subject of that award will again be available for issuance under the Directors’ Plan.

Annual and Interim Awards; Vesting

Annual awards of common stock under the Directors’ Plan are made based on a target dollar value of $95,000. These grants are made immediately following each annual meeting. A person appointed as a director between annual meetings is eligible for a full or partial grant of an annual award at the time of his or her appointment, in the discretion of the administrator.

Grants made under this plan become vested on the earliest to occur of (a) the first anniversary of the grant date, (b) the date of the annual meeting of shareholders in the year following the grant date, or (c) the date a director’s board service terminates due to death or disability. Awards may also vest on an accelerated basis as described under “Change in Control.”

Effect of Termination of Service on Awards

Awards become vested when a director’s service terminates due to death or disability. Awards are forfeited if a director’s service terminates for any other reason prior to the scheduled vesting date.

Transferability

No award is assignable, alienable, saleable, or transferable by a participant except upon the participant’s death to a beneficiary or beneficiaries designated in writing by the participant, or by will or by the laws of descent and distribution.

Adjustments

The total number of shares of common stock reserved for issuance under the Directors’ Plan will be automatically adjusted to reflect any stock split, stock dividend, recapitalization, merger, consolidation, corporate reorganization, combination, share exchange or other similar events affecting the common stock generally.

Awards consist solely of shares of our common stock. Awards are therefore subject to adjustment in the same manner as would be applicable to all other outstanding shares of our common stock.

Change in Control

All unvested awards made under the Directors’ Plan will become vested on the date a change in control occurs regardless of whether the participant’s service as a director of the company continues or is terminated. A “change of control” is generally defined by the Directors’ Plan as the occurrence of one of the following events:

•

Consummation of (A) a merger or consolidation involving us or People’s United Bank, other than (1) a merger or consolidation if our voting stock outstanding immediately prior to completion of the merger or consolidation would continue to represent, directly or on a fully converted basis, more than 51% of the combined voting power of our stock (or surviving entity) outstanding immediately after completion of the merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of us or the Bank in which no person acquires more than 49% of the combined voting power of our then-outstanding securities or those of the Bank, or (B) a sale or other disposition of all or substantially all of our assets or the assets of the Bank, or (C) a plan or proposal for the liquidation or dissolution of our company or of the Bank;

•	A majority change in our board over any two-year period that is not approved by at least two-thirds of our incumbent board (or their board-approved successors); or

•

any person (excluding specified persons) beneficially owns, directly or indirectly, 25% or more of the combined voting power of our then-outstanding voting securities ordinarily entitled to vote in the election of directors.

Term of Directors’ Plan

Unless earlier terminated by our board, the Directors’ Plan will remain in effect until April 17, 2024.

Termination and Amendment

The board may amend or terminate the Directors’ Plan at any time, except:

•	no amendment of the Directors’ Plan may affect the rights of participants with respect to awards previously granted to them;

•	any amendment of the change in control provisions of the Directors’ Plan must be approved by 65% of the holders of then-unvested awards; and

•

shareholders must approve any amendment to the Directors’ Plan if we determine that such approval is required by Section 16 of the Exchange Act, the listing requirements of any principal securities exchange or market on which our common stock is then traded, or any other applicable law, including any amendment to the Directors’ Plan that materially increases the number of shares of common stock reserved under the Directors’ Plan.

Termination of the Directors’ Plan will not affect the rights of participants with respect to awards previously granted to them, and all unvested awards will continue in force after termination of the Directors’ Plan except as they may lapse or be terminated by their own terms and conditions.

Certain Federal Income Tax Consequences

The following summarizes certain federal income tax consequences relating to the Directors’ Plan. The summary is based upon the laws and regulations in effect as of the date of this proxy statement and does not purport to be a complete statement of the law in this area. Furthermore, the discussion below does not address the tax consequences of the receipt or vesting of awards under state or local tax laws, and such tax laws may not correspond to the federal income tax treatment described herein. The exact federal income tax treatment of transactions under the Directors’ Plan will vary depending upon the specific facts and circumstances involved and participants are advised to consult their personal tax advisors with regard to all consequences arising from the grant or vesting of awards and the disposition of any acquired shares.

All awards consist of shares of restricted stock. Generally, a participant will not recognize income and we will not be entitled to a deduction at the time an award of restricted stock is made under the Directors’ Plan, unless the participant makes the election described below. A participant who has not made such an election will recognize ordinary income at the time the restrictions on the stock lapse in an amount equal to the fair market value of the restricted stock at such time. We will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. Any otherwise taxable disposition of the restricted stock after the time the restrictions lapse will result in a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the common stock on the date the restrictions lapse). Dividends paid in cash and received by a participant prior to the time the restrictions lapse will constitute ordinary income to the participant in the year paid and we will generally be entitled to a corresponding deduction for such dividends. Any dividends paid in stock will be treated as an award of additional restricted stock subject to the tax treatment described herein.

A participant may, within 30 days after the date of the award of restricted stock, elect to recognize ordinary income as of the date of the award in an amount equal to the fair market value of such restricted stock on the date of the award (less the amount, if any, the participant paid for such restricted stock). If the participant makes such an election, then we will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If the participant makes the election, then any cash dividends the participant receives with respect to the restricted stock will be treated as dividend income to the participant in the year of payment and will not be deductible by us. Any otherwise taxable disposition of the restricted stock (other than by forfeiture) will result in a capital gain or loss. If the participant who has made an election subsequently forfeits the restricted stock, then the participant will not be entitled to claim a credit for the tax previously paid. In addition, we would then be required to include as ordinary income the amount of any deduction we originally claimed with respect to such shares.

New Plan Benefits

The Directors’ Plan is not a new plan. Shareholder approval of the proposed amendments to the Directors’ Plan will not result in the payment or award of any new benefits under the plan during 2014.

Whether or not the amendments are approved, we intend to make grants under the Directors’ Plan to non-employee directors immediately following the 2014 annual meeting. Based on the $13.99 closing price of our stock on February 20, 2014, a total of 61,119 shares would be granted pursuant to the Directors’ Plan, or 6,791 shares to each of our nine non-employee directors. The actual number of shares that will be granted will be determined by dividing the $95,000 individual target value of each award by the fair market value of our common stock on the last business day immediately prior to the 2014 annual meeting.

Shareholder approval of the proposed amendments to the Directors’ Plan will enable us to continue using the plan in future years as a means of compensating our non-employee directors, and will result in the application of a more stringent test to determine whether a change in control has occurred for purposes of accelerated vesting of benefits under the plan.

Securities Authorized for Issuance Under Equity Compensation Plans

Please see the table appearing at the end of Item III, Approval of the People’s United Financial, Inc. 2014 Long-Term Incentive Plan for information about all of our equity-based compensation plans as of December 31, 2013.

The board of directors recommends that shareholders vote “for” approval of the proposed amendments to the People’s United Financial, Inc. Directors’ Equity Compensation Plan.

ITEM V. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of KPMG LLP, certified public accountants, as our independent registered public accounting firm for the year ending December 31, 2014. KPMG LLP has served as our independent registered public accounting firm since 2007, and as the independent registered public accounting firm for the Bank since 1986. In taking this action, the Audit Committee reviewed the firm’s professional competence, proposed audit scope and related fees, and the types of non-audit services rendered by the firm and related fees. Fees billed to us by KPMG LLP (which includes fees billed to its affiliates) for professional services rendered during each of the two most recent fiscal years were as follows:

Audit Fees

Fees for the integrated audit of our annual consolidated financial statements and internal control over financial reporting, reviews of interim consolidated financial statements included in our Form 10-Q filings, and other audit services totaled $2,148,000 and $2,230,000 for the years ended December 31, 2013 and 2012, respectively.

Audit-Related Fees

Fees for assurance and related services reasonably related to the audit or review of our financial statements and those of our subsidiaries (to the extent not classified as “Audit Fees”) totaled $62,305 in 2013 and $182,000 in 2012. For each of those years, these services consisted of preparation of a report on certain internal control policies and procedures of the Bank’s Wealth Management and Trust Department. For 2012, these services also included financial statement audits of various employee benefit plans.

Tax Fees

We did not pay any fees for tax compliance, tax advice or tax planning services to KPMG LLP either in 2013 or 2012.

All Other Fees

KPMG LLP did not provide or bill for any products and professional services other than those included in the three categories listed above either in 2013 or 2012.

The Audit Committee has sole authority to appoint our independent registered public accounting firm. In making this appointment, the Audit Committee carefully considered the firm’s qualifications as our auditors. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Committee has expressed its satisfaction with KPMG LLP in all of these respects. In addition, the Audit Committee considered the matters discussed above under the heading “Audit Committee Report”. The Audit Committee also considered factors relating to the independence of KPMG LLP, including whether KPMG LLP’s provision of non-audit services (i.e., services giving rise to fees other than the audit fees disclosed above) is compatible with maintaining KPMG LLP’s independence.

By resolution adopted on July 19, 2007, the Audit Committee has delegated to George P. Carter (Chairman of the Audit Committee and an independent director under applicable listing standards) the authority to pre-approve the rendering of audit services and permissible non-audit services by our independent registered public accounting firm. Mr. Carter is required to report any exercise of this authority to the full Audit Committee at its next scheduled meeting, and to seek the Audit Committee’s ratification of any action so taken.

In recognition of the important role of the independent registered public accounting firm, the board of directors has determined that the appointment of KPMG LLP should be submitted to the shareholders for ratification.

Representatives of KPMG LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions from shareholders present at the annual meeting.

The board of directors recommends that shareholders vote “for” ratification of the appointment of KPMG LLP as the independent registered public accounting firm for People’s United for the year ending December 31, 2014.

OTHER MATTERS

The board of directors knows of no other business to be presented at the annual meeting. In the event that matters not known at this time should come before the meeting, the form of proxy confers certain discretionary authority with respect to these matters and, unless such authority is withdrawn on the form of proxy, it is the intention of the persons named in the proxy to vote in accordance with their judgment on these matters.

SUBMISSION OF SHAREHOLDER PROPOSALS

In order to be considered for inclusion in our proxy materials for the annual meeting of shareholders in 2015, we must receive shareholder proposals at our principal executive offices no later than November 7, 2014. Under Securities and Exchange Commission rules relating to the exercise of discretionary voting authority when a shareholder commences his or her own proxy solicitation or intends to present a proposal from the floor of the shareholders meeting, shareholders are advised that under the advance notice provisions of our bylaws a shareholder proposal will be considered untimely, with respect to the annual meeting in 2014, if received by us after January 18, 2014, which is ninety days in advance of the anniversary of the 2013 annual meeting. Shareholder proposals and other advance notices must be submitted to People’s United Financial, Inc., 850 Main Street, Bridgeport, Connecticut 06604, Attention: Corporate Secretary.

AVAILABILITY OF FORM 10-K

Our Annual Report on Form 10-K for the year ended December 31, 2013 is available through the Securities and Exchange Commission’s website on the internet at www.sec.gov. You may obtain a copy of this report without charge by sending a written request to: Peter C. Goulding, Investor Relations, People’s United Financial, Inc., 850 Main Street, 15th Floor, Bridgeport, CT 06604. This report will also be available on our website, www.peoples.com, without charge.

By Order of the Board of Directors

Robert E. Trautmann, Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be Held on April 17, 2014

The proxy statement and Annual Report on Form 10-K are available at:

www.proxyvote.com

Meeting information:

•	When: 10:00 a.m. Eastern time on April 17, 2014

•	Where: 850 Main Street, Bridgeport, Connecticut

•	Why: To vote on the following five items:

•	Election of directors.

•	Non-binding advisory vote to approve compensation of named executive officers.

•	Approval of People’s United Financial, Inc. 2014 Long-Term Incentive Plan.

•	Approval of amendments to People’s United Financial, Inc. Directors’ Equity Compensation Plan.

•	Ratification of appointment of KPMG LLP as independent registered public accounting firm for People’s United Financial, Inc.

Management recommends a vote for each of the nominees for election named in the proxy statement, for approval of the compensation of the named executive officers, for approval of the 2014 Long-Term Incentive Plan, for approval of the amendments to the Directors’ Equity Compensation Plan, and for approval of KPMG. Please read the proxy statement for more information about each of these items.

If you wish to vote electronically or by telephone, the control/identification number and other information you will need is printed on the proxy card that is enclosed with this proxy statement.

You may attend the meeting and vote in person if you choose to do so. If you need directions, please call Investor Relations at 203-338-7228.

Appendix A

PEOPLE’S UNITED FINANCIAL, INC.

2014 LONG-TERM INCENTIVE PLAN

1. Purpose and Effective Date.

(a) Purpose. The People’s United Financial, Inc. 2014 Long-Term Incentive Plan has two complementary purposes: (i) to attract and retain outstanding individuals to serve as directors, officers and employees and (ii) to increase shareholder value. This Plan will provide participants incentives to increase shareholder value by offering the opportunity to acquire shares of the Company’s common stock, or receive monetary payments, on the terms that this Plan provides.

(b) Effective Date. This Plan will become effective on [1] (the “Effective Date”). Awards may be granted under this Plan on and after the Effective Date.

(c) Prior Plans. If the Company’s shareholders approve this Plan, then the People’s United Financial, Inc. 2008 Long-Term Incentive Plan, the People’s United Financial, Inc. 2007 Recognition and Retention Plan, and the 2007 People’s United Financial, Inc. Stock Option Plan (collectively, the “Prior Plans”) will terminate on the date of such shareholder approval, and no new awards will be granted under the Prior Plans after their termination date; provided that the Prior Plans will continue to govern awards outstanding as of the date of the Prior Plans’ termination and such awards shall continue in force and effect until fully distributed or terminated pursuant to their terms.

2. Definitions. Capitalized terms used in this Plan have the meanings given below. Additional defined terms are set forth in other sections of this Plan.

(a) “10% Shareholder” means an Eligible Employee who, as of the date an ISO is granted to such individual, owns more than ten percent (10%) of the total combined voting power of all classes of Stock then issued by the Company or a Subsidiary corporation.

(b) “Administrator” means the Committee.

(c) “Affiliate” means any entity that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with the Company within the meaning of Code Sections 414(b) or (c), provided that, in applying such provisions, the phrase “at least 50 percent” shall be used in place of “at least 80 percent” each place it appears therein.

(d) “Affiliated Company” or “Affiliated Companies” shall include any company or companies controlled by, controlling or under common control with the Company; provided that when determining when a Participant has experienced a separation from service for purposes of the Plan, control shall be determined pursuant to Code Sections 414(b) or (c), except that the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” in each place it appears in the regulations thereunder.

(e) “Award” means a grant of Options, Stock Appreciation Rights, Performance Shares, Performance Units, Restricted Stock, Restricted Stock Units, Deferred Stock Rights, Dividend Equivalent Units, a Long-Term Incentive Award, or any other type of award permitted under the Plan.

(f) “Bank” means People’s United Bank, a federally chartered savings bank, or any successor thereto.

(g) “Beneficial Ownership” (or derivatives thereof) shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

[1]	The date of shareholder approval of the Plan.

(h) “Board” means the Board of Directors of the Company.

(i) “Cause” means (1) if the Participant is subject to an employment agreement with the Company or an Affiliate that contains a definition of “cause”, such definition, or (2) otherwise, except as otherwise determined by the Administrator and set forth in an Award agreement, any of the following as determined by the Administrator: (A) violation of the provisions of any employment agreement, non-competition agreement, confidentiality agreement, or similar agreement with the Company or an Affiliate, or the Company’s or an Affiliate’s code of ethics, as then in effect, (B) conduct rising to the level of gross negligence or willful misconduct in the course of employment with the Company or an Affiliate, (C) commission of an act of dishonesty or disloyalty involving the Company or an Affiliate, (D) violation of any federal, state or local law in connection with the Participant’s employment or service, or (E) breach of any fiduciary duty to the Company or an Affiliate.

(j) “Change in Control” means the first to occur of the following events:

(1) the consummation of a reorganization, merger or consolidation of the Company with one or more other Persons, other than a transaction following which:

(A) at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by Persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Company; and

(B) at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by Persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Company;

(2) the acquisition of all or substantially all of the assets of the Company or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the outstanding securities of the Company entitled to vote generally in the election of directors by any Person or by any Persons acting in concert;

(3) a complete liquidation or dissolution of the Company;

(4) the occurrence of any event if, immediately following such event, at least 50% of the members of the Board do not belong to any of the following groups:

(A) individuals who were members of the Board on the Effective Date; or

(B) individuals who first became members of the Board after the Effective Date either:

(i) upon election to serve as a member of the Board by affirmative vote of at least two-thirds of the members of such board, or of a nominating committee thereof, in office at the time of such first election; or

(ii) upon election by the shareholders of the Company to serve as a member of such board, but only if nominated for election by affirmative vote of at least two-thirds of the members of the Board, or of a nominating committee thereof, in office at the time of such first nomination;

provided, however, that such individual’s election or nomination did not result from an actual or threatened election contest or other actual or threatened solicitation of proxies or consents other than by or on behalf of the board;

(5) any event which would be described in section 2(j)(1), (2), (3), or (4) if the term “Bank” were substituted for the term “Company” and the term “board of directors of the Bank” were substituted for the term “Board” therein.

In no event, however, shall a Change in Control be deemed to have occurred as a result of any acquisition of securities or assets of the Company, the Bank, or a subsidiary of either of them, by the Company, the Bank, or any subsidiary of either of them, or by any employee benefit plan maintained by any of them.

Notwithstanding the foregoing, for purposes of an Award (1) that provides for the payment of deferred compensation that is subject to Code Section 409A or (2) with respect to which the Company permits a deferral election, the definition of Change in Control herein shall be deemed amended to conform to the requirements of Code Section 409A to the extent necessary for the Award and deferral election to comply with Code Section 409A.

(k) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.

(l) “Commission” means the United States Securities and Exchange Commission or any successor agency.

(m) “Committee” means the Compensation, Nominating and Governance Committee of the Board (or a successor committee with the same or similar authority with respect to the Plan), or such other committee of the Board designated by the Board to administer the Plan and composed of no fewer than two directors, each of whom is a “non-employee director” within the meaning of Rule 16b-3 and an “outside director” within the meaning of Code Section 162(m)(4)(C); provided that if no such committee shall be in existence at any time, the functions of the Committee shall be carried out by the Board.

(n) “Common Stock” means the Company’s common stock, par value $0.01 per share.

(o) “Company” means People’s United Financial, Inc., a Delaware corporation, or any successor thereto.

(p) “Deferred Stock Right” means the right to receive Stock or Restricted Stock at some future time.

(q) “Director” means a member of the Board, and “Non-Employee Director” means a Director who is not also an officer or an employee of the Company or an Affiliate.

(r) “Disability” means, except as otherwise determined by the Administrator and set forth in an Award agreement, any physical or mental impairment which qualifies Participant for disability benefits under the applicable long-term disability plan maintained by the Company or, if no such plan applies, which would qualify Participant for disability benefits under the Federal Social Security System.

(s) “Dividend Equivalent Unit” means the right to receive a payment, in cash or property, equal to the cash dividends or other distributions paid with respect to a Share.

(t) “Eligible Director” means a Non-Employee Director.

(u) “Eligible Employee” means any officer or other employee of the Company or of any Affiliate, or any individual that the Company or an Affiliate has engaged to become an officer or employee.

(v) “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act includes any successor provision and the regulations and rules promulgated under such provision.

(w) “Excluded Items” means any gains or losses from the sale of assets outside the ordinary course of business; any gains or losses from discontinued operations; any extraordinary gains or losses; the effects of accounting changes; any unusual, nonrecurring, transition, one-time or similar items or charges; the diluted impact of goodwill on acquisitions; and any other items specified by the Administrator; provided that, for Awards intended to qualify as performance-based compensation under Code Section 162(m), the Administrator shall specify the Excluded Items in writing at the time the Award is made unless, after application of the Excluded Items, the amount payable under the Award is reduced.

(x) “Fair Market Value” means, per Share on a particular date: (i) the mean between the high and low selling prices at which Shares are traded on the principal securities exchange (as that term is used in Section 6 of the Exchange Act) on which the Shares are traded on such date or, if Shares are not traded on such exchange on that date, the mean between the high and low selling prices at which Shares were traded on such exchange on the most recent day on which Shares were so traded; (ii) if the Shares are not listed or admitted to trading on any such exchange, and prices of trades in Shares are regularly reported by the National Association of Securities Dealers Automated Quotations System, the mean between the high and low selling prices for Shares on such date as reported by such system, or, if no high or low selling prices for Shares are reported by such system for such date, then the mean between the high and low selling prices for Shares reported by such system for the most recent day in respect of which both high and low selling prices are quoted; or (iii) if neither subsection (i) or (ii) is applicable, the price determined by the Administrator. The Administrator also shall establish the Fair Market Value of any other property. If an actual sale of a Share occurs on the market, then the Company may consider the sale price to be the Fair Market Value of such Share.

(y) “Incentive Award” means the right to receive a cash payment to the extent Performance Goals are achieved, and shall include “Long-Term Incentive Awards” as described in Section 10.

(z) “Incentive Stock Option” or “ISO” mean an Option that meets the requirements of Code Section 422.

(aa) “Option” means the right to purchase Shares at a stated price for a specified period of time.

(bb) “Participant” means an individual selected by the Administrator to receive an Award.

(cc) “Performance Awards” means a Performance Share and Performance Unit, and any Award of Restricted Stock, Restricted Stock Units or Deferred Stock Rights the payment or vesting of which is contingent on the attainment of one or more Performance Goals.

(dd) “Performance Goals” means the following categories (in all cases after taking into account any Excluded Items, as applicable), including in each case any measure based on such category:

(i) Earnings per share.

(ii) Core earnings per share.

(iii) Return on assets.

(iv) Return on equity.

(v) Price earnings ratio.

(vi) Total shareholder return.

(vii) Book value.

(viii) Stock price performance.

(ix) Net income.

(x) Operating income.

(xi) Efficiency ratio.

(xii) Loan growth.

(xiii) Deposit growth.

(xiv) Core deposit growth.

(xv) Asset quality.

(xvi) Net interest margin.

(xvii) Non-interest income.

(xviii) Non-interest expense.

(xix) Expenses as a percentage of assets.

The Performance Goals may be measured (A) for the Company on a consolidated basis, (B) for any one or more Affiliates or divisions of the Company and/or (C) for any other business unit or units of the Company or an Affiliate as defined by the Administrator at the time of selection.

In addition, the Administrator may designate other categories, including categories involving individual performance and subjective targets, not listed above (A) with respect to Awards that are not intended to qualify as performance-based compensation within the meaning of Code Section 162(m) or (B) to the extent that the application of such categories results in a reduction of the maximum amount otherwise payable under the Award.

Where applicable, the Performance Goals may be expressed, without limitation, in terms of attaining a specified level of the particular criterion or the attainment of an increase or decrease (expressed as absolute numbers, averages and/or percentages) in the particular criterion or achievement in relation to a peer group or other index. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be paid (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).

(ee) “Performance Shares” means the right to receive Shares (including Restricted Stock) to the extent Performance Goals are achieved.

(ff) “Performance Unit” means the right to receive a payment valued in relation to a unit that has a designated dollar value or the value of which is equal to the Fair Market Value of one or more Shares, to the extent Performance Goals are achieved.

(gg) “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

(hh) “Plan” means this People’s United Financial, Inc. 2014 Long-Term Incentive Plan, as may be amended from time to time.

(ii) “Restriction Period” means the length of time established relative to an Award during which the Participant cannot sell, assign, transfer, pledge or otherwise encumber the Stock or Stock Units subject to such Award and at the end of which the Participant obtains an unrestricted right to such Stock or Stock Units.

(jj) “Restricted Stock” means a Share that is subject to a risk of forfeiture or a Restriction Period, or both a risk of forfeiture and a Restriction Period.

(kk) “Restricted Stock Unit” means the right to receive a payment equal to the Fair Market Value of one Share that is subject to a risk of forfeiture or restrictions on transfer, or both a risk of forfeiture and restrictions on transfer.

(ll) “Retirement” means, except as otherwise determined by the Administrator and set forth in an Award agreement, (1) in the case of an Eligible Employee, termination of all service for the Company and its Affiliates as an employee at or after age 65, and (b) in the case of an Eligible Director, termination of all service for the Company and its Affiliates as a voting member of the Board after the attainment of the latest age at which such Eligible Director is eligible for election or appointment as a voting member of the Board under the Company’s Certificate of Incorporation or Bylaws. In the case of any individual who comes within the scope of both subsections (1) and (2) of the foregoing sentence, Retirement will be deemed to have occurred at the earliest possible date.

(mm) “Rule 16b-3” means Rule 16b-3 promulgated by the Commission under the Exchange Act, or any successor rule or regulation thereto.

(nn) “Section 16 Participants” means Participants who are subject to the provisions of Section 16 of the Exchange Act.

(oo) “Share” means a share of Stock.

(pp) “Stock” means the Common Stock of the Company.

(qq) “Stock Appreciation Right” or “SAR” means the right to receive a payment equal to the appreciation of the Fair Market Value of a Share during a specified period of time.

(rr) “Stock Unit” means a right to receive a payment equal to the Fair Market Value of one Share.

(ss) “Subsidiary” means any corporation, limited liability company or other limited liability entity in an unbroken chain of entities beginning with the Company if each of the entities (other than the last entity in the chain) owns the stock or equity interest possessing more than fifty percent (50%) of the total combined voting power of all classes of stock or other equity interests in one of the other entities in the chain.

(tt) “Unrestricted Shares” means Shares issued under the Plan that are not subject to either a risk of forfeiture or a Restriction Period.

3. Administration.

(a) Administration. The Administrator shall administer this Plan. In addition to the authority specifically granted to the Administrator in this Plan, the Administrator has full discretionary authority to administer this Plan and all Awards, including but not limited to the authority to: (i) interpret the provisions of this Plan and any Award agreement; (ii) prescribe, amend and rescind rules and regulations relating to this Plan; (iii) correct any defect, supply any omission, or reconcile any inconsistency in this Plan, any Award or agreement covering an Award in the manner and to the extent it deems desirable to carry this Plan or such Award into effect; and (iv) make all other determinations necessary or advisable for the administration of this Plan. All Administrator determinations shall be made in the sole discretion of the Administrator and are final and binding on all interested parties.

Notwithstanding the above statement or any other provision of the Plan, the Committee shall have no discretion to increase the amount, once established, of compensation payable under an Award that is intended to be performance-based compensation under Code Section 162(m), although the Committee may decrease the amount of compensation a Participant may earn under such an Award.

(b) Delegation to Other Committees or Officers. To the extent applicable law permits, the Board may delegate to another committee of the Board or to one or more officers of the Company, or the Committee may delegate to one or more officers of the Company, any or all of their respective authority and responsibility as an Administrator of the Plan; provided that no such delegation is permitted with respect to Stock-based Awards made to Section 16 Participants or Awards made to Participants subject to Code Section 162(m) at the time any such delegated authority or responsibility is exercised unless the delegation is to another committee of the Board consisting entirely of directors who are “non-employee directors” within the meaning of Rule 16b-3 and “outside directors” within the meaning of Code Section 162(m)(4)(C); and provided further that any authority delegated to an officer of the Company shall be limited to the authority to approve the grant of an Award. If the Board or the Committee has made such a delegation, then all references to the Administrator in this Plan include such other committee or one or more officers to the extent of such delegation.

(c) Indemnification. The Company will indemnify and hold harmless each member of the Board and the Committee, and each officer or member of any other committee to whom a delegation under Section 3(b) has been made, as to any acts or omissions with respect to this Plan or any Award to the maximum extent that the law and the Company’s certificate of incorporation and by-laws permit.

4. Eligibility. The Administrator (to the extent of its authority) may designate any of the following as a Participant from time to time: any officer or other employee of the Company or its Affiliates or any individual that the Company or an Affiliate has engaged to become an officer or employee; and any Eligible Director. The Administrator’s designation of a Participant in any year will not require the Administrator to designate such person to receive an Award in any other year. No individual shall have any right to be granted an Award, even if an Award was granted to such individual at any prior time, or if a similarly-situated individual is or was granted an Award under similar circumstances.

5. Types of Awards. Subject to the terms of this Plan, the Administrator may grant any type of Award to any Participant it selects, but only employees of the Company or a Subsidiary may receive grants of Incentive Stock Options. Awards may be granted alone or in addition to, in tandem with, or (subject to the prohibition on repricing set forth in Section 16(e)) in substitution for any other Award (or any other award granted under another plan of the Company or any Affiliate).

6. Shares Reserved under this Plan.

(a) Plan Reserve. Subject to adjustment as provided in Section 17, an aggregate of 34,000,000 Shares are reserved for issuance under this Plan. The Shares reserved for issuance may be either authorized and unissued Shares or Shares reacquired at any time and now or hereafter held as treasury stock. The aggregate number of Shares reserved under this Section 6(a) shall be depleted by one Share for each Share subject to an Option or SAR (that will be settled in Shares), and the aggregate number of Shares reserved under this Section 6(a) shall be depleted by 5.32 Shares for each Share subject to an Award other than an Option or SAR. For purposes of determining the aggregate number of Shares reserved for issuance under this Plan, any fractional Share shall be rounded to the next highest full Share.

(b) [RESERVED].

(c) Replenishment of Shares Under this Plan. If (i) an Award lapses, expires, terminates or is cancelled without the issuance of Shares (or payment of cash in lieu of the issuance of Shares, in the case of SARs) under the Award (whether due currently or on a deferred basis), (ii) it is determined during or at the conclusion of the term of an Award that all or some portion of the Shares with respect to which the Award was granted will not be issuable on the basis that the conditions for such issuance will not be satisfied, (iii) Shares are forfeited under an Award or (iv) Shares are issued under any Award and the Company subsequently reacquires them pursuant to rights reserved upon the issuance of the Shares, then such Shares shall be recredited to the Plan’s reserve (in the same number as they depleted the reserve) and may again be used for new Awards under this Plan, but Shares recredited to the Plan’s reserve pursuant to clause (iv) may not be issued pursuant to Incentive Stock Options. Notwithstanding the foregoing, in no event shall the following Shares be recredited to the Plan’s reserve: Shares tendered in payment of the exercise price of an Option; Shares withheld to satisfy federal, state or local tax withholding obligations; Shares purchased by the Company using proceeds from Option exercises; in the case of Stock Appreciation Rights that are settled in Shares, the total number of Shares on which the SARs are based regardless of the number of Shares actually issued in settlement thereof; and in the case of Stock Appreciation Rights that were settled in cash, Shares that would (but for the payment of cash) have been issued in settlement of such Stock Appreciation Rights.

(d) Participant Limitations. Subject to adjustment as provided in Section 17, no Participant may be granted Awards that could result in such Participant:

(i) receiving Options for, and/or Stock Appreciation Rights with respect to, more than 1,000,000 Shares during any fiscal year of the Company;

(ii) receiving Awards of Restricted Stock (including any dividends paid thereon) and/or Restricted Stock Units (including any associated Dividend Equivalent Units) and/or Deferred Stock Rights (including any associated Dividend Equivalent Units) relating to more than 500,000 Shares during any fiscal year of the Company;

(iii) receiving Awards of Performance Shares, and/or Awards of Performance Units the value of which is based on the Fair Market Value of Shares, for more than 500,000 Shares during any fiscal year of the Company;

(iv) receiving Awards of Performance Units the value of which is not based on the Fair Market Value of Shares that would pay more than $5,000,000 during any fiscal year of the Company;

(v) receiving other Stock-based Awards pursuant to Section 12 relating to more than 500,000 Shares during any fiscal year of the Company; or

(vi) receiving a Long-Term Incentive Award in any fiscal year of the Company that would pay more than $5,000,000.

In all cases, determinations under this Section 6(d) should be made in a manner that is consistent with the exemption for performance-based compensation that Code Section 162(m) provides.

7. Options. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each Option, including but not limited to:

(a) Whether the Option is an Incentive Stock Option or a “nonqualified stock option” which does not meet the requirements of Code Section 422;

(b) The number of Shares subject to the Option;

(c) The date of grant, which may not be prior to the date of the Administrator’s approval of the grant;

(d) The exercise price, which may not be less than the Fair Market Value of the Shares subject to the Option as determined on the date of grant; provided that an Incentive Stock Option granted to a 10% Shareholder must have an exercise price at least equal to 110% of the Fair Market Value of the Shares subject to the Option as determined on the date of grant;

(e) The terms and conditions of exercise, including the manner and form of payment of the exercise price; provided that if the aggregate Fair Market Value of the Shares subject to all ISOs granted to a Participant (as determined on the date of grant of each such Option) that become exercisable during a calendar year exceeds the dollar limitation set forth in Code Section 422(d), then such ISOs shall be treated as nonqualified stock options to the extent such limitation is exceeded; and

(f) The term; provided that each Option must terminate no later than ten (10) years after the date of grant and each Incentive Stock Option granted to a 10% Shareholder must terminate no later than five (5) years after the date of grant.

In all other respects, the terms of any Incentive Stock Option should comply with the provisions of Code Section 422 except to the extent the Administrator determines otherwise. If an Option that is intended to be an Incentive Stock Option fails to meet the requirements thereof, the Option shall automatically be treated as a nonqualified stock option to the extent of such failure.

8. Stock Appreciation Rights. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each SAR, including but not limited to:

(a) Whether the SAR is granted independently of an Option or relates to an Option;

(b) The number of Shares to which the SAR relates;

(c) The date of grant, which may not be prior to the date of the Administrator’s approval of the grant;

(d) The grant price, provided that the grant price shall not be less than the Fair Market Value of the Shares subject to the SAR as determined on the date of grant;

(e) The terms and conditions of exercise or maturity;

(f) The term, provided that each SAR must terminate no later than ten (10) years after the date of grant; and

(g) Whether the SAR will be settled in cash, Shares or a combination thereof.

If an SAR is granted in relation to an Option, then, unless otherwise determined by the Administrator, the SAR shall be exercisable or shall mature at the same time or times, on the same conditions and to the extent and in the proportion, that the related Option is exercisable and may be exercised or mature for all or part of the Shares subject to the related Option. Upon exercise of any number of SARs, the number of Shares subject to the related Option shall be reduced accordingly and such Option may not be exercised with respect to that number of Shares. The exercise of any number of Options that relate to an SAR shall likewise result in an equivalent reduction in the number of Shares covered by the related SAR.

9. Performance and Stock Awards. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each award of Restricted Stock, Restricted Stock Units, Deferred Stock Rights, Performance Shares or Performance Units, including but not limited to:

(a) The number of Shares and/or units to which such Award relates;

(b) Whether, as a condition for the Participant to realize all or a portion of the benefit provided under the Award, one or more Performance Goals must be achieved during such period as the Administrator specifies;

(c) The Restriction Period with respect to Restricted Stock or Restricted Stock Units and the period of deferral for Deferred Stock Rights;

(d) The performance period for Performance Awards;

(e) With respect to Performance Units, whether to measure the value of each unit in relation to a designated dollar value or the Fair Market Value of one or more Shares; and

(f) With respect to Restricted Stock Units and Performance Units, whether to settle such Awards in cash, in Shares, or a combination thereof.

Except as otherwise provided in the Plan, at such time as all restrictions applicable to an Award of Restricted Stock, Deferred Stock Rights or Restricted Stock Units are met and the Restriction Period expires, ownership of the Stock subject to such restrictions shall be transferred to the Participant free of all restrictions except those that may be imposed by applicable law; provided that if Restricted Stock Units are paid in cash, then the payment shall be made to the Participant after all applicable restrictions lapse and the Restriction Period expires.

10. Long-Term Incentive Awards. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of a Long-Term Incentive Award, including but not limited to the Performance Goals, performance period, the potential amount payable, and the timing of payment, subject to the following: (a) the Administrator must require that payment of all or any portion of the amount subject to the Long-Term Incentive Award is contingent on the achievement of one or more Performance Goals during the period the Administrator specifies, although the Administrator may specify that all or a portion of the Performance Goals subject to an Award are deemed achieved upon a Participant’s death, Disability or (for Awards not intended to qualify as performance-based compensation within the meaning of Code Section 162(m)) Retirement, or such other circumstances as the Administrator may specify; and (b) the performance period must relate to a period of more than one fiscal year of the Company.

11. Dividend Equivalent Units. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each award of Dividend Equivalent Units, including but not limited to whether: (a) such Award will be granted in tandem with another Award; (b) payment of the Award be made currently or credited to an account for the Participant that provides for the deferral of such amounts until a stated time; provided that Dividend Equivalent Units that relate to Performance Awards that are contingent on the achievement of a Performance Goal at the time the cash dividend or other distribution is paid with respect to a Share shall also be contingent on the achievement of such Performance Goal and shall not be paid until such Performance Goal is achieved; and (c) the Award will be settled in cash or Shares; provided that Dividend Equivalent Units may be granted only in connection with a “full-value Award.” For this purpose, a “full-value Award” includes Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units (valued in relation to a Share), Deferred Stock Rights and any other similar Award under which the value of the Award is measured as the full value of a Share, rather than the increase in the value of a Share (i.e., Awards other than Options or SARs).

12. Other Stock-Based Awards. Subject to the terms of this Plan, the Administrator may grant to Participants other types of Awards, which shall be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, Shares, either alone or in addition to or in conjunction with other Awards, and payable in Stock or cash. Without limitation, such Award may include the issuance of Unrestricted Shares (which may be awarded in lieu of cash compensation to which a Participant is otherwise entitled, in exchange for cancellation of a compensation right, as a bonus, upon the attainment of Performance Goals or otherwise) or rights to acquire Stock from the Company. The Administrator shall determine all terms and conditions of the Award, including but not limited to, the time or times at which such Awards shall be made, and the number of Shares to be granted pursuant to such Awards or to which such Award shall relate; provided that any Award that provides for purchase rights shall be priced at 100% of Fair Market Value on the date of grant of the Award; and provided further that the date of grant cannot be prior to the date the Administrator takes action to approve the Award.

13. Effect of Termination on Awards. The Administrator shall have the discretion to determine, at the time an Award is made to a Participant or any time thereafter, the effect of the Participant’s termination of employment or service with the Company and its Affiliates on the Award.

14. Transferability.

(a) Restrictions on Transfer. No Award (other than Unrestricted Shares), and no right under any such Award, shall be assignable, alienable, saleable, or transferable by a Participant otherwise than by will or by the laws of descent and distribution, unless and to the extent the Administrator allows a Participant to: (i) designate in writing a beneficiary to exercise the Award after the Participant’s death; or (ii) transfer an Award.

(b) Restrictions on Exercisability. Each Award, and each right under any Award, shall be exercisable during the lifetime of the Participant only by such individual or, if permissible under applicable law, by such individual’s guardian or legal representative.

15. Termination and Amendment of Plan; Amendment, Modification or Cancellation of Awards.

(a) Term of Plan. Unless the Board or Committee earlier terminates this Plan pursuant to Section 15(b), this Plan will terminate on the date all Shares reserved for issuance have been issued. If the term of this Plan extends beyond ten (10) years from the Effective Date, no Incentive Stock Options may be granted after such time unless the shareholders of the Company have approved an extension of this Plan for such purpose.

(b) Termination and Amendment. The Board or the Committee may amend, alter, suspend, discontinue or terminate this Plan at any time, subject to the following limitations:

(i) the Board must approve any amendment of this Plan to the extent the Company determines such approval is required by: (A) prior action of the Board, (B) applicable corporate law, or (C) any other applicable law;

(ii) shareholders must approve any amendment of this Plan to the extent the Company determines such approval is required by: (A) Section 16 of the Exchange Act, (B) the Code, (C) the listing requirements of any principal securities exchange or market on which the Shares are then traded, or (D) any other applicable law; and

(iii) shareholders must approve any of the following Plan amendments: (A) an amendment to materially increase any number of Shares specified in Section 6(a) or 6(b) or the limits set forth in Section 6(d) (except as permitted by Section 17), (B) an amendment to materially expand the group of individuals that may become Participants, or (C) an amendment that would diminish the protections afforded by Section 15(e).

(c) Amendment, Modification, Cancellation and Disgorgement of Awards.

(i) Subject to the requirements of the Plan, including the limitations of Section 15(e), the Administrator may modify, amend or cancel any Award or waive any restrictions or conditions applicable to any Award or the exercise of the Award, provided that any modification or amendment that materially diminishes the rights of the Participant, or the cancellation of the Award, shall be effective only if agreed to by the Participant or any other person(s) as may then have an interest in the Award, but the Administrator need not obtain Participant (or other interested party) consent for the modification, amendment or cancellation of an Award pursuant to the provisions of Section 17 or as follows: (A) to the extent the Administrator deems such action necessary to comply with any applicable law or the listing requirements of any principal securities exchange or market on which the Shares are then traded; (B) to the extent the Administrator deems necessary to preserve favorable accounting or tax treatment of any Award for the Company; or (C) to the extent the Administrator determines that such action does not materially and adversely affect the value of an Award or that such action is in the best interest of the affected Participant or any other person(s) as may then have an interest in the Award. Notwithstanding the foregoing, unless determined otherwise by the Administrator, any such amendment shall be made in a manner that will enable an Award intended to be exempt from Code Section 409A to continue to be so exempt, or to enable an Award intended to comply with Code Section 409A to continue to so comply.

(ii) Any Awards granted pursuant to this Plan, and any Stock issued or cash paid pursuant to an Award, shall be subject to (A) any recoupment, clawback, equity holding, stock ownership or similar policies adopted by the Company from time to time and (B) any recoupment, clawback, equity holding, stock ownership or similar requirements made applicable by law, regulation or listing standards to the Company from time to time.

(iii) Unless the Award agreement specifies otherwise, the Administrator may cancel any Award at any time if the Participant is not in compliance with all applicable provisions of the Award agreement and the Plan.

(d) Survival of Authority and Awards. Notwithstanding the foregoing, the authority of the Board and the Administrator under this Section 15 and to otherwise administer the Plan will extend beyond the date of this Plan’s termination. In addition, termination of this Plan will not affect the rights of Participants with respect to

Awards previously granted to them, and all unexpired Awards will continue in force and effect after termination of this Plan except as they may lapse or be terminated by their own terms and conditions.

(e) Repricing, Substitution and Backdating Prohibited. Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided in Section 17, neither the Administrator nor any other person may (i) amend the terms of outstanding Options or SARs to reduce the exercise price of such outstanding Options or SARs; (ii) cancel outstanding Options or SARs in exchange for Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs, or otherwise substitute Options or SARs for outstanding Options or SARs if the substitute Options or SARs would have an exercise price that is less than the exercise price of the original Options or SARs; or (iii) cancel outstanding Options or SARs with an exercise price above the current Share price in exchange for cash or other securities. In addition, the Administrator may not make a grant of an Option or SAR with a grant date that is effective prior to the date the Administrator takes action to approve such Award.

(f) Code Section 409A. The provisions of Code Section 409A are incorporated herein by reference to the extent necessary for any Award that is subject to Code Section 409A to comply therewith.

16. Taxes.

(a) Withholding. In the event the Company or an Affiliate of the Company is required to withhold any Federal, state or local taxes or other amounts in respect of any income recognized by a Participant as a result of the grant, vesting, payment or settlement of an Award or disposition of any Shares acquired under an Award, the Company may deduct (or require an Affiliate to deduct) from any payments of any kind otherwise due the Participant cash, or with the consent of the Committee, Shares otherwise deliverable or vesting under an Award, to satisfy such tax obligations. Alternatively, the Company may require such Participant to pay to the Company, in cash, promptly on demand, or make other arrangements satisfactory to the Company regarding the payment to the Company of the aggregate amount of any such taxes and other amounts. If Shares are deliverable upon exercise or payment of an Award, the Committee may permit a Participant to satisfy all or a portion of the Federal, state and local withholding tax obligations arising in connection with such Award by electing to (a) have the Company withhold Shares otherwise issuable under the Award, (b) tender back Shares received in connection with such Award or (c) deliver other previously owned Shares; provided that the amount to be withheld may not exceed the total minimum federal, state and local tax withholding obligations associated with the transaction to the extent needed for the Company to avoid an accounting charge. If an election is provided, the election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Committee requires. In any case, the Company may defer making payment or delivery under any Award if any such tax may be pending unless and until indemnified to its satisfaction.

(b) No Guarantee of Tax Treatment. Notwithstanding any provisions of the Plan, the Company does not guarantee to any Participant or any other Person with an interest in an Award that (i) any Award intended to be exempt from Code Section 409A shall be so exempt, (ii) any Award intended to comply with Code Section 409A or Code Section 422 shall so comply, (iii) any Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any Affiliate indemnify, defend or hold harmless any individual with respect to the tax consequences of any Award.

(c) Participant Responsibilities. If a Participant shall dispose of Stock acquired through exercise of an ISO within either (i) two (2) years after the date the Option is granted or (ii) one (1) year after the date the Option is exercised (i.e., in a disqualifying disposition), such Participant shall notify the Company within seven (7) days of the date of such disqualifying disposition. In addition, if a Participant elects, under Code Section 83, to be taxed at the time an Award of Restricted Stock (or other property subject to such Code section) is made, rather than at the time the Award vests, such Participant shall notify the Company within seven (7) days of the date the Participant makes such an election.

17. Adjustment Provisions; Change in Control.

(a) Adjustment of Shares. If: (i) the Company shall at any time be involved in a merger or other transaction in which the Shares are changed or exchanged; (ii) the Company shall subdivide or combine the Shares or the Company shall declare a dividend payable in Shares, other securities or other property; (iii) the Company shall effect a cash dividend the amount of which, on a per Share basis, exceeds ten percent (10%) of the Fair Market Value of a Share at the time the dividend is declared, or the Company shall effect any other dividend or other distribution on the Shares in the form of cash, or a repurchase of Shares, that the Board determines by resolution is special or extraordinary in nature or that is in connection with a transaction that the Company characterizes publicly as a recapitalization or reorganization involving the Shares; or (iv) any other event shall occur, which, in the case of this clause (iv), in the judgment of the Board or Committee necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Administrator shall, in such manner as it may deem equitable to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, adjust as applicable: (A) the number and type of Shares subject to this Plan (including the number and type of Shares described in Section 6) and which may after the event be made the subject of Awards; (B) the number and type of Shares subject to outstanding Awards; (C) the grant, purchase, or exercise price with respect to any Award; and (D) to the extent such discretion does not cause an Award that is intended to qualify as performance-based compensation under Code Section 162(m) to lose its status as such, the Performance Goals of an Award. In any such case, the Administrator may also (or in lieu of the foregoing) make provision for a cash payment to the holder of an outstanding Award in exchange for the cancellation of all or a portion of the Award (without the consent of the holder of an Award) in an amount determined by the Administrator effective at such time as the Administrator specifies (which may be the time such transaction or event is effective). However, in each case, with respect to Awards of Incentive Stock Options, no such adjustment may be authorized to the extent that such authority would cause this Plan to violate Code Section 422(b). Further, the number of Shares subject to any Award payable or denominated in Shares must always be a whole number. In any event, previously granted Options or SARs are subject only to such adjustments as are necessary to maintain the relative proportionate interest the Options and SARs represented immediately prior to any such event and to preserve, without exceeding, the value of such Options or SARs.

Without limitation, in the event of any reorganization, merger, consolidation, combination or other similar corporate transaction or event, whether or not constituting a Change in Control (other than any such transaction in which the Company is the continuing corporation and in which the outstanding Stock is not being converted into or exchanged for different securities, cash or other property, or any combination thereof), the Administrator may substitute, on an equitable basis as the Administrator determines, for each Share then subject to an Award and the Shares subject to this Plan (if the Plan will continue in effect), the number and kind of shares of stock, other securities, cash or other property to which holders of Stock are or will be entitled in respect of each Share pursuant to the transaction.

Notwithstanding the foregoing, in the case of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend) or subdivision or combination of the Shares (including a reverse stock split), if no action is taken by the Administrator, adjustments contemplated by this subsection that are proportionate shall nevertheless automatically be made as of the date of such stock dividend or subdivision or combination of the Shares.

(b) Change in Control. If the Participant has in effect an employment, retention, change in control, severance or similar agreement with the Company or any Affiliate that discusses the effect of a Change in Control on the Participant’s Awards, then such agreement shall control. In all other cases, unless provided otherwise in an Award agreement or by the Administrator prior to the date of the Change in Control, in the event of a Change in Control, then immediately prior to the date of the Change in Control:

(i) Each Option or SAR that is then held by a Participant who is employed by or in the service of the Company or an Affiliate shall become immediately and fully vested, and, unless otherwise determined by the Board or Committee, all Options and SARs shall be cancelled on the date of the Change in Control in exchange for a cash payment equal to the excess of the Change in Control price of the Shares covered by the Option or SAR that is so cancelled over the purchase or grant price of such Shares under the Award.

(ii) Restricted Stock, Restricted Stock Units and Deferred Stock Rights (that are not Performance Awards) that are not then vested shall vest.

(iii) All Performance Awards and Annual and Long-Term Incentive Awards that are earned but not yet paid shall be paid upon the Change in Control, and all Performance Awards and Annual and Long-Term Incentive Awards for which the performance period has not expired shall be cancelled in exchange for a cash payment to be made within thirty (30) days after the Change in Control equal to the product of (1) the target value payable to the Participant under his Award and (2) a fraction, the numerator of which is the number of days after the first day of the performance period on which the Change in Control occurs and the denominator of which is the number of days in the performance period.

(iv) All Dividend Equivalent Units that are not vested shall vest and be paid in cash, and all other Awards that are not vested shall vest and if an amount is payable under such vested Award, such amount shall be paid in cash based on the value of the Award.

Notwithstanding anything to the contrary in the foregoing, the Participant has a deferral election in effect with respect to any amount payable under this Section 17(b), such amount shall be deferred pursuant to such election and shall not be paid in a lump sum as provided herein; provided that, with respect to amounts payable to a Participant (or the Participant’s beneficiary or estate) who is entitled to a payment hereunder because the Participant’s employment terminated as a result of death or Disability, or payable to a Participant who has met the requirements for Retirement (without regard to whether the Participant has terminated employment), no payment shall be made unless the Change in Control also constitutes a change of control within the meaning of Code Section 409A.

If the value of an Award is based on the Fair Market Value of a Share, Fair Market Value shall be deemed to mean the per share Change in Control price. The Administrator shall determine the per share Change in Control price paid or deemed paid in the Change in Control transaction.

(c) Application of Limits on Payments. Except as otherwise expressly provided in any agreement between a Participant and the Company or an Affiliate, if the receipt of any payment by a Participant under the circumstances described above would result in the payment by the Participant of any excise tax provided for in Section 280G and Section 4999 of the Code, then the amount of such payment shall be reduced to the extent required to prevent the imposition of such excise tax.

18. Miscellaneous.

(a) Other Terms and Conditions. The grant of any Award may also be subject to other provisions (whether or not applicable to the Award granted to any other Participant) as the Administrator determines appropriate, including, without limitation, provisions for:

(i) the payment of the purchase price of Options by delivery of cash or other Shares or other securities of the Company (including by attestation) having a then Fair Market Value equal to the purchase price of such Shares, or by delivery (including by fax) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the Shares and deliver the sale or margin loan proceeds directly to the Company to pay for the exercise price;

(ii) one or more means to enable Participants to defer the delivery of Shares or recognition of taxable income relating to Awards or cash payments derived from the Awards on such terms and conditions as the Administrator determines, including, by way of example, the form and manner of the deferral election, the treatment of dividends paid on the Shares during the deferral period or a means for providing a return to a Participant on amounts deferred, and the permitted distribution dates or events (provided that no such deferral means may result in an increase in the number of Shares issuable under this Plan);

(iii) restrictions on resale or other disposition of Shares; and

(iv) compliance with federal or state securities laws and stock exchange requirements.

(b) Employment and Service. The issuance of an Award shall not confer upon a Participant any right with respect to continued employment or service with the Company or any Affiliate. Unless determined otherwise by the Administrator, for purposes of the Plan and all Awards, the following rules shall apply:

(i) a Participant who transfers employment between the Company and its Affiliates, or between Affiliates, will not be considered to have terminated employment; and

(ii) a Participant employed by an Affiliate will be considered to have terminated employment when such entity ceases to be an Affiliate.

Notwithstanding the foregoing, for purposes of an Award that is subject to Code Section 409A, if a Participant’s termination of employment or service triggers the payment of compensation under such Award, then the Participant will be deemed to have terminated employment or service upon his or her “separation from service” within the meaning of Code Section 409A. Notwithstanding any other provision in this Plan or an Award to the contrary, if any Participant is a “specified employee” within the meaning of Code Section 409A as of the date of his or her “separation from service” within the meaning of Code Section 409A, then, to the extent required by Code Section 409A, any payment made to the Participant on account of such separation from service shall not be made before a date that is six months after the date of the separation from service.

(c) No Fractional Shares. No fractional Shares or other securities may be issued or delivered pursuant to this Plan, and the Administrator may determine whether cash, other securities or other property will be paid or transferred in lieu of any fractional Shares or other securities, or whether such fractional Shares or other securities or any rights to fractional Shares or other securities will be canceled, terminated or otherwise eliminated.

(d) Offset. The Company shall have the right to offset, from any amount payable or stock deliverable hereunder, any amount that the Participant owes to the Company or any Affiliate without the consent of the Participant or any individual with a right to the Participant’s Award.

(e) Unfunded Plan. This Plan is unfunded and does not create, and should not be construed to create, a trust or separate fund with respect to this Plan’s benefits. This Plan does not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of an Award granted under this Plan, such rights are no greater than the rights of the Company’s general unsecured creditors. Income recognized by a Participant pursuant to an Award shall not be included in the determination of benefits under any employee pension benefit plan (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) or group insurance or other benefit plans applicable to the Participant which are maintained by the Company or any Affiliate, except as may be provided under the terms of such plans or determined by resolution of the Board.

(f) Requirements of Law and Securities Exchange. The granting of Awards and the issuance of Shares in connection with an Award are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Plan or any Award agreement, the Company has no liability to deliver any Shares under this Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity, and unless and until the Participant has taken all actions required by the Company in connection therewith. The Company may impose such restrictions on any Shares issued under the Plan as the Company determines necessary or desirable to comply with all applicable laws, rules and regulations or the requirements of any national securities exchange.

(g) Restrictive Legends; Representations. All Shares delivered (whether in certificated or book entry form) pursuant to any Award or the exercise thereof shall bear such legends or be subject to such stop transfer orders as the Administrator may deem advisable under the Plan or under applicable laws, rules or regulations or the requirements of any national securities exchange. The Administrator may require each Participant or other Person who acquires Shares under the Plan by means of an Award to represent to the Company in writing that such Participant or other Person is acquiring the Shares without a view to the distribution thereof.

(h) Governing Law. This Plan, and all Awards hereunder, and all determinations made and actions taken pursuant to this Plan, shall be governed by the internal laws of the State of Connecticut (without reference to conflict of law principles thereof) and construed in accordance therewith, to the extent not otherwise governed by the laws of the United States or as otherwise provided hereinafter. Notwithstanding anything to the contrary herein, if any individual (other than the Company) brings a claim involving the Company or an Affiliate, regardless of the basis of the claim (including but not limited to claims relating to wrongful discharge, Title VII discrimination, the Participant’s employment or service with the Company or its Affiliates or the termination thereof, benefits under this Plan or other matters), such claim shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association (“AAA”) and the following provisions, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(i) Initiation of Action. Arbitration must be initiated by serving or mailing a written notice of the complaint to the other party. Normally, such written notice should be provided to the other party within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint. However, this time frame may be extended if the applicable statute of limitation provides for a longer period of time. If the complaint is not properly submitted within the appropriate time frame, all rights and claims that the complaining party has or may have against the other party shall be waived and void. Any notice sent to the Company shall be delivered to:

Office of General Counsel

People’s United Financial, Inc.

850 Main Street, 16th Floor

Bridgeport, CT 06604

The notice must identify and describe the nature of all complaints asserted and the facts upon which such complaints are based. Notice will be deemed given according to the date of any postmark or the date of time of any personal delivery.

(ii) Compliance with Personnel Policies. Before proceeding to arbitration on a complaint, the claimant must initiate and participate in any complaint resolution procedure identified in the personnel policies of the Company or an Affiliate, as applicable. If the claimant has not initiated the complaint resolution procedure before initiating arbitration on a complaint, the initiation of the arbitration shall be deemed to begin the complaint resolution procedure. No arbitration hearing shall be held on a complaint until any complaint resolution procedure of the Company or an Affiliate, as applicable, has been completed.

(iii) Rules of Arbitration. All arbitration will be conducted by a single arbitrator according to the Employment Dispute Arbitration Rules of the AAA. The arbitrator will have authority to award any remedy or relief that a court of competent jurisdiction could order or grant including, without limitation, specific performance of any obligation created under the award or policy, the awarding of punitive damages, the issuance of any injunction, costs and attorney’s fees to the extent permitted by law, or the imposition of sanctions for abuse of the arbitration process. The arbitrator’s award must be rendered in a writing that sets forth the essential findings and conclusions on which the arbitrator’s award is based.

(iv) Representation and Costs. Each party may be represented in the arbitration by an attorney or other representative selected by the party. The Company or Affiliate shall be responsible for its own costs, the AAA filing fee and all other fees, costs and expenses of the arbitrator and AAA for administering the arbitration. The claimant shall be responsible for his attorney’s or representative’s fees, if any. However, if any party prevails on a statutory claim which allows the prevailing party costs and/or attorneys’ fees, the arbitrator may award costs and reasonable attorneys’ fees as provided by such statute.

(v) Discovery; Location; Rules of Evidence. Discovery will be allowed to the same extent afforded under the Federal Rules of Civil Procedure. Arbitration will be held at a location selected by the Company. AAA rules notwithstanding, the admissibility of evidence offered at the arbitration shall be determined by the arbitrator who shall be the judge of its materiality and relevance. Legal rules of evidence will not be controlling, and the standard for admissibility of evidence will generally be whether it is the type of information that responsible people rely upon in making important decisions.

(vi) Confidentiality. The existence, content or results of any arbitration may not be disclosed by a party or arbitrator without the prior written consent of both parties. Witnesses who are not a party to the arbitration shall be excluded from the hearing except to testify.

(i) Construction. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply. Titles of sections are for general information only, and this Plan is not to be construed with reference to such titles.

(j) Severability. If any provision of this Plan or any Award agreement or any Award (a) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or (b) would disqualify this Plan, any Award agreement or any Award under any law the Administrator deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Administrator, materially altering the intent of this Plan, Award agreement or Award, then such provision should be stricken as to such jurisdiction, person or Award, and the remainder of this Plan, such Award agreement and such Award will remain in full force and effect.

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Appendix B

PEOPLE’S UNITED FINANCIAL, INC.

SECOND AMENDED AND RESTATED

DIRECTORS’ EQUITY COMPENSATION PLAN

ARTICLE 1

Purposes and Definitions

1.1 Purposes. The purposes of the Plan are (a) to assist the Company in attracting and retaining qualified individuals to serve as Directors and (b) to more closely align the interests of Directors with the interests of the Company’s stockholders.

1.2 Definitions. Whenever used in the Plan, the following terms shall have the meaning set forth or referenced below:

(a)	“Award” has the meaning set forth in Section 2.2 hereof.

(b)	“Bank” means People’s United Bank, a federally chartered capital stock savings bank, and any successor thereto.

(c)	“Beneficiary” means any person (including corporations, unincorporated associations or trusts) entitled to receive certificates representing Compensation Shares pursuant to any provision of this Plan as a result of a Participant’s death.

(d)	“Board” means the board of directors of the Company.

(e)	“Business Day” means any day other than a Saturday, Sunday or legal holiday.

(f)	“Change in Control” means a Change in Control as defined in Section 3.1(d)(ii).

(g)	“Committee” means the Compensation, Nominating and Governance Committee of the Board or any successor committee of the Board.

(h)	“Company” means People’s United Financial, Inc., a Delaware corporation, and any successor thereto.

(i)	“Compensation Shares” means shares of Stock issued to a Participant pursuant to this Plan and, where appropriate, includes any securities distributable to the Participant by reason of his or her ownership of Compensation Shares; provided that any such securities shall, for purposes of Section 3.1, be treated as if they had been issued at the time the Compensation Shares giving rise to such distribution were first issued (or are deemed to have been issued) to the Participant.

(j)	“Director” means any individual serving on the Board who is not an employee of the Company, the Bank, or any Subsidiary, but does not include an honorary, advisory or emeritus director.

(k)	“Effective Date” means April 16, 2007, and “Supplemental Effective Date” means [ 1]

(l)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute thereto.

(m)	“Fair Market Value” means as of a particular date:

(i)	if the Stock is not then listed or admitted to trading on a national securities exchange (as that term is used in Section 6 of the Exchange Act), and prices of trades in Stock are regularly reported by the Nasdaq Stock Market, Inc. (“NASDAQ”), the mean between the high and low selling prices for Stock on such date as reported by NASDAQ or, in the event no high and low selling prices for Stock are reported by NASDAQ for such date, then the mean between the high and low selling

[1]	The date of shareholder approval of the proposed amendments to the Plan.

prices reported by NASDAQ for the most recent day for which both high and low selling prices are so reported; or

(ii)	if the Stock is then listed or admitted to trading on one or more national securities exchanges, the mean between the high and low selling prices at which Stock is traded on the principal securities exchange on which the Stock is so traded on such date or, if Stock is not so traded on such date, the mean between the high and low selling prices at which Stock was traded on such exchange on the most recent day on which Stock was so traded; or

(iii)	if neither (i) nor (ii) is applicable, such amount as the Committee shall determine on the basis of such factors as it deems relevant.

(n)	“Interim Award” has the meaning set forth in Section 6.3 hereof.

(o)	[Reserved]

(p)	“Participant” means a Director who is a participant in the Plan.

(q)	“Plan” means the People’s United Financial, Inc. Directors’ Equity Compensation Plan as set forth herein (as it may be amended from time to time).

(r)	“Plan Year” means the calendar year.

(s)	[Reserved]

(t)	“Stock” means the common stock of the Company, par value $0.01 per share, or in the case of a consolidation or merger of the Company with or into any other corporation, such equity securities for which shares of common stock of the Company shall have been exchanged.

(u)	“Subsidiary” means any corporation in which the Company owns, directly or indirectly through one or more other Subsidiaries, at least 50% of the total combined voting power of all classes of stock.

(v)	“Tax Election” means the written election filed at the option of a Director with the Internal Revenue Service, as described in Section 2.3.

ARTICLE 2

Participation in the Plan

2.1 Eligibility All Directors shall be Participants in the Plan.

2.2 Annual Grants. Immediately following each annual meeting of the Company’s stockholders, each Director shall receive a number of Compensation Shares (an “Award”) determined by (a) dividing $95,000 by the Fair Market Value of a share of Stock on the last business day immediately prior to the date the Award is made, and (b) rounding the result so obtained to the next-higher whole share.

2.3 Optional Tax Election. Each Director receiving an Award of Compensation Shares for a particular Plan Year may, at his or her option, execute an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in his or her taxable income for such Plan Year the value (as of the Award date) of the shares so awarded. The Tax Election must be filed with the Internal Revenue Service in accordance with applicable regulations as in effect from time to time.

2.4 Shares Reserved. The total number of shares of Stock reserved and available for issuance pursuant to this Plan shall be One Million One Hundred Ninety-Two Thousand Five Hundred (1,192,500) shares, subject to adjustment pursuant to Section 2.7.

2.5 Method of Issuance. Compensation Shares awarded to a Participant shall be represented by one or more certificates registered in the name of the Participant or if such shares are uncertificated, by appropriate entries made to a book-entry account maintained in such Participant’s name by the Company’s transfer agent.

Certificates representing Compensation Shares, if issued, shall be held in custody by the Company until delivered in accordance with Section 3.1.

2.6 Vesting and Holding Period. A Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of or encumber any Compensation Shares until (a) such shares have vested in accordance with the vesting schedule set forth in Section 2.7 of this Agreement, and (b) such time as the shares are delivered to him or her in accordance with Section 3.1.

2.7 Vesting Schedule; Forfeiture. (a) All Compensation Shares made the subject of an Award in any Plan Year prior to 2012 shall vest on the date the Award is made.

(b) All Compensation Shares made the subject of an Award in any Plan Year subsequent to 2011 shall vest on the earliest of (i) the first anniversary of the grant date, or (ii) the date on which the annual meeting of the Company’s stockholders is held in the year following the year in which the Award was made, or (iii) the date on which a Participant’s service as a Director ceases by reason of his or her death or disability, or (iv) the date on which a Change in Control occurs. Except as set forth in the preceding sentence, all unvested Compensation Shares shall be forfeited on the date a Participant’s service as a Director of the Company ceases, and all shares of Stock so forfeited shall become available for future issuance under the Plan.

2.8 Adjustments. The total number of shares of Stock reserved for issuance under the Plan shall be adjusted to reflect any stock split, stock dividend, recapitalization, merger, consolidation, corporate reorganization, combination, exchange of shares of Stock or other similar events affecting the Stock.

ARTICLE 3

Distributions

3.1	Distributions.

(a)(i) Certificates representing Compensation Shares made the subject of an Award in any Plan Year prior to 2012 shall be delivered to the Participant as of the earlier of (X) the third anniversary of the date of the annual Award giving rise to the issuance of the Compensation Shares (or, if not a Business Day, the first Business Day following such anniversary) or (Y) the first Business Day of the month following the month in which such Participant’s service as a Director ceases.

(ii) Certificates representing Compensation Shares made the subject of an Award in any Plan Year subsequent to 2011 shall be delivered to the Participant as promptly as practicable following the date on which such Compensation Shares become vested in accordance with the provisions of Section 2.7 hereof.

(b) Any distribution payable with respect to Compensation Shares shall be paid directly to the Participant, except any securities issuable as a distribution with respect to such shares shall be delivered to and held in custody by the Company as additional Compensation Shares.

(c) (i) Upon the death of a Participant, and except to the extent unvested Compensation Shares were previously forfeited pursuant to Section 2.7, the Committee shall deliver stock certificates representing all Compensation Shares issued to such Participant to such person or persons or the survivors thereof, including corporations, unincorporated associations or trusts, as the Participant may have designated. All such designations shall be made in writing and delivered to the Committee. A Participant may from time to time revoke or change any such designation by written notice to the Committee. In the event of the death of a Participant either prior to designating a Beneficiary pursuant to this subsection or concurrent with or after the death of such Beneficiary, or in the event of such Beneficiary’s death before delivery to him or her of certificates representing the Compensation Shares, such certificates shall be delivered to the estate of the later to die of the Participant or his Beneficiary provided that in the event in the designation of his Beneficiary the Participant specified any survival period, no certificates shall be delivered to such

Beneficiary’s estate unless he or she survives such survival period; and further provided that in the event the Participant provides for a contingent Beneficiary, and such contingent Beneficiary is surviving at the time of the later of the death of the Participant or the expiration of any survival period, but the primary Beneficiary is not then living, such certificates shall be delivered to such contingent Beneficiary.

(ii) Any distribution under this subsection (c) shall be made as soon as practicable following the end of the month in which the Committee is notified of the Participant’s death or is satisfied as to the identity of the appropriate distributee or payee, whichever is later.

(d) (i) In the event of a Change in Control, notwithstanding any other provision of this Plan, the Committee shall, as soon as practicable after such Change in Control but in no event later than five (5) Business Days thereafter, deliver certificates representing all Compensation Shares to the Participant in whose name such certificates are registered.

(ii) A Change in Control shall mean the occurrence of any of the following:

(1) Consummation of (A) a merger or consolidation (or series of mergers and consolidations) of the Bank or the Company with any other entity other than (1) a merger or consolidation (or series of mergers and consolidations) which would result in the voting stock (as described in paragraph (2) of this subsection) of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting stock of the surviving entity) more than 51% percent of the combined voting power of the voting stock of the Company (or such surviving entity) outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Bank or the Company (or similar transaction) in which no “person” (as defined in paragraph (2) of this subsection) acquires more than 49% of the combined voting power of the then outstanding securities of the Bank or the Company, or (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Bank or the Company, or (C) any plan or proposal for the liquidation or dissolution of the Bank or the Company;

(2) Any person (as such term is defined in Section 3(a)(9) and Section 13(d)(3) of the Exchange Act), corporation, or other entity (other than the Bank, the Company, or any benefit plan, including, but not limited to; any employee stock ownership plan, sponsored by the Bank, the Company, or any Subsidiary) shall become the “beneficial owner” (as such term is defined in Rule l3d-3 under the Exchange Act), directly or indirectly, of securities representing 25%or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in paragraph (d) of such Rule l3d-3 in the case of rights to acquire such securities); or

(3) During any period of two consecutive calendar years, individuals who at the beginning of such period constitute the entire board of directors of the Company, and any new director (excluding a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (1) or (2) of this subsection) whose election by the board or nomination for election by the stockholders of the Company was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, shall cease for any reason to constitute a majority thereof.

ARTICLE 4

The Committee

4.1 Authority. The Committee shall have full power and authority to administer the Plan, including the power to (i) promulgate forms to be used with respect to the Plan and authorize payments, (ii) promulgate rules of Plan administration, (iii) settle any disputes as to rights or benefits arising from the Plan, (iv) interpret the terms of the Plan, (v) make such decisions or take such action as the Committee, in its sole discretion, deems necessary or advisable to aid in the proper administration of the Plan; and (vi) engage counsel and consultants in order to fulfill its responsibilities and rely on advice of same.

4.2 Elections and Notices. All elections and notices required to be provided to the Committee under the Plan must be in such form or forms prescribed by, and contain such information as is required by, the Committee.

4.3 Allocation of Responsibilities. The Committee may, in its discretion, allocate responsibilities hereunder among one or more of its members and may delegate responsibilities to any person or persons being selected by it.

4.4 Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and binding upon all persons having any interest in the Plan.

ARTICLE 5

Miscellaneous

5.1 Non-alienation of Benefits. No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void. No such benefit, prior to receipt thereof pursuant to the provisions of the Plan, shall be in any manner liable for or subject to the debts, contracts liabilities, engagements or torts of the Participant or his Beneficiary.

5.2 Book-Entry Shares. In the event the Committee authorizes the issuance pursuant to this Plan of shares of Stock in book-entry (uncertificated) form, all references herein to the delivery of stock certificates shall be inapplicable. The Company’s transfer agent shall keep appropriate records indicating the number of shares of Stock owned by each person to whom shares are issued pursuant to this Plan, the restrictions applicable to such shares of Stock and the duration thereof, and other relevant information. Upon expiration of any applicable restrictions for any reason, the transfer agent shall effect delivery of such shares of Stock by adjusting its records to reflect the expiration of such restrictions, and by notifying the person in whose name such shares were issued (or his or her Beneficiaries, if applicable) that such restrictions have lapsed.

5.3 Interim Award. In the event an individual becomes a Director otherwise than by election at an annual meeting of the Company’s stockholders, the Committee may, in its discretion, grant to such individual an award (an “Interim Award”) pursuant to this Plan. For purposes of Sections 2.7 and 3.1(a) hereof, an Interim Award shall be treated as if it had been made on the date of the last annual meeting of the Company’s stockholders held prior to the date such individual became a Director. The Committee shall have the discretion to determine the number of Compensation Shares comprising an Interim Award, but in no event shall the number of Compensation Shares exceed the number of Compensation Shares that would have been awarded as an annual Award pursuant to Section 2.2 hereof follwing the most recent annual meeting of the Company’s stockholders. In making such determination, the Committee shall take into consideration the number of months elapsed between the date of the last annual meeting of the Company’s stockholders held prior to the date such individual became a Director and the date such individual became a Director, and such other factors as the Committee may deem appropriate.

5.4 Invalidity. If any term or provision contained herein is to any extent invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability will not affect any other provision or part hereof.

5.5 Governing Law. This Plan shall be governed by the laws of the State of Connecticut, without regard to the conflict of law provisions thereof, to the extent not preempted by federal law.

5.6 Amendment, Modification and Termination of the Plan.

(a) Subject to the terms of subsection (b) hereof, the Board at any time may terminate and in any respect amend or modify the Plan; provided, however, that no such termination, amendment or modification shall adversely affect the rights of any Participant or Beneficiary, including his rights with respect to Compensation Shares issued prior to such termination, amendment or without his or her consent. Upon termination of the Plan, the Committee, as soon as is practicable thereafter, shall deliver certificates representing all Compensation Shares issued to each Participant.

(b) Notwithstanding the terms of subsection (a) of this Section 5.6, an amendment to or modification of Section 3.1(d) hereof shall become effective only with the approval of 65% of the Participants and Beneficiaries of deceased Participants who have undistributed Compensation Shares hereunder, provided, however, that in the event there is more than one such Beneficiary with respect to any individual deceased Participant, such Beneficiaries shall have a single vote which shall be cast as determined by a majority in interest of all Beneficiaries of such deceased Participant.

5.7 Successors and Heirs. The Plan and any properly executed elections hereunder shall be binding upon the Company and Participants, and upon any assignee or successor in interest to the Company and upon the heirs, legal representatives and beneficiaries of any Participant.

5.8 Status as Stockholders. Compensation Shares (other than Compensation Shares forfeited pursuant to Section 2.7) are shares of Stock, and each Participant in whose name Compensation Shares have been issued shall have all of the rights of a stockholder, including voting rights, except to the extent specifically limited by this Plan.

5.9 Rights. Participation in this Plan shall not give any Director the right to continue to serve as a member of the Board or any rights or interests other than as herein provided.

5.10 Withholding Taxes. The Company shall deduct from all distributions under the Plan any taxes required to be withheld by federal, state, or local governments.

5.11 Compliance with Laws. This Plan and the payments hereunder are subject to compliance with all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith.

5.12 Plan Construction.

Anything in this Plan to the contrary notwithstanding, it is the intent of the Company that all transactions under the Plan satisfy the applicable requirements of Rule 16b-3 promulgated under the Exchange Act so that a Director will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Exchange Act, as amended, and will not be subjected to avoidable liability thereunder.

5.13 Headings; Use of Terms. Headings and subheadings in the Plan are inserted for reference only and are not to be considered in the construction of the Plan. The masculine includes the feminine and the plural includes the singular, unless the context clearly indicates otherwise.

5.14 Approval; Effective Date. This Plan was approved by the Board and by the stockholders of the Bank, and became effective on the Effective Date.

5.15 Expiration Date. No further Awards shall be made pursuant to this Plan after the tenth anniversary of the Supplemental Effective Date, unless on or prior to such tenth anniversary the stockholders of the Company have approved an extension of this Plan to a later date.

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PEOPLE’S UNITED FINANCIAL, INC. 850 MAIN STREET BRIDGEPORT, CT 06604-4913

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors Nominees	☐	☐	☐

01	John P. Barnes 02 Collin P. Baron 03 Kevin T. Bottomley 04 John K. Dwight 05 Janet M. Hansen
06	Richard M. Hoyt 07 Nancy McAllister 08 Mark W. Richards

The Board of Directors recommends you vote FOR proposals 2, 3, 4, and 5:						For	Against	Abstain
2.	Approve the advisory (non-binding) resolution relating to the compensation of named executive officers.					☐	☐	☐

3.	Approve the People’s United Financial, Inc. 2014 Long-Term Incentive Plan.					☐	☐	☐

4.	Approve amendments to the People’s United Financial, Inc. Directors’ Equity Compensation Plan.					☐	☐	☐

5.	Ratify KPMG LLP as our independent registered public accounting firm for 2014.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

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PEOPLE’S UNITED FINANCIAL, INC. Annual Meeting of Shareholders April 17, 2014 10:00 AM This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) George P. Carter, Richard M. Hoyt, and Mark W. Richards, or any two of them as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common stock of PEOPLE’S UNITED FINANCIAL, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, EDT on April 17, 2014, at 850 Main Street Bridgeport, CT 06604, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

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